UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Alltel Corporation

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ALLTEL CORPORATION

One Allied Drive • Little Rock, Arkansas 72202

Telephone (501) 905-8000

www.alltel.com

April 16, 2007

Dear Stockholder:

The 2007 Annual Meeting of Stockholders of Alltel Corporation will be held on Tuesday, May 15, 2007, for the purposes set forth in the accompanying notice. The matters to be voted upon are explained in the proxy statement included with the notice.

Please complete and return your proxy as promptly as possible or vote on the Internet or by telephone in accordance with the instructions set forth on the proxy card. Thank you for your assistance.

Sincerely,

Scott T. Ford
President and Chief Executive Officer

ALLTEL CORPORATION

Notice of Annual Meeting of Stockholders

May 15, 2007

To the Stockholders of

Alltel Corporation:

Notice Is Hereby Given That the 2007 Annual Meeting of Stockholders of Alltel Corporation (“Alltel”) will be held in the Alltel Arena, One Alltel Arena Way (Washington Street Box Office Entrance), North Little Rock, Arkansas 72114, on Tuesday, May 15, at 11:00 a.m. (local time), for the following purposes:

1.	To elect directors to the class whose term will expire in 2010.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Alltel’s independent auditors for 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Appendix A to this proxy statement contains audited financial statements and certain other financial information required by the rules and regulations of the Securities and Exchange Commission (“SEC”). A copy of Alltel’s Annual Review for the 2006 calendar year is available on Alltel’s web site at www.alltel.com/2007Annual or can be obtained by calling 1-877-446-3628 (option 1).

Only holders of Common Stock of record at the close of business on April 11, 2007, are entitled to notice of and to vote at the meeting or at any adjournment thereof; holders of unexchanged shares of companies previously acquired by Alltel are entitled to notice of the meeting and will be entitled to vote if they have exchanged those shares for Alltel shares by May 15, 2007.

By Order of the Board of Directors,

RICHARD N. MASSEY Secretary

Little Rock, Arkansas

April 16, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

Alltel Corporation

One Allied Drive

Little Rock, Arkansas 72202

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alltel Corporation (“Alltel”) to be used at its 2007 Annual Meeting of Stockholders to be held on May 15, 2007, and at any adjournment or adjournments thereof. Shares represented by properly executed proxies will be voted at the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. Any proxy may be revoked at any time if it has not already been exercised.

This proxy statement is being mailed to stockholders beginning on April 16, 2007.

The close of business on April 11, 2007, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 348,660,043 shares of Common Stock; up to 10,593 additional shares of Common Stock would be entitled to vote in the event unexchanged shares of companies previously acquired by Alltel were exchanged for Alltel shares by May 15, 2007.

On all matters to be acted upon at the meeting, each share of Common Stock is entitled to one vote per share. Under Delaware law and Alltel’s Restated Certificate of Incorporation, if a quorum is present at the meeting, the four nominees for election as directors for the term ending in 2010 who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors for the term ending in 2010, and any other matters submitted to a vote of the stockholders, must be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. With respect to any other matters submitted to a vote of the stockholders, abstention from voting will have the practical effect of voting against the matter because the abstention results in one less vote for approval. Broker nonvotes on one or more matters will have no impact because they are not considered “shares present” for voting purposes (although broker nonvotes are counted for purposes of establishing a quorum).

ELECTION OF DIRECTORS

The Alltel Board of Directors presently consists of twelve members divided into three classes, each of which consists of four members. Messrs. Scott T. Ford, Lawrence L. Gellerstedt, III, Emon A. Mahony, Jr. and Ronald Townsend, currently members of the class whose term expires in 2007, are nominees for election at the 2007 Annual Meeting for the term ending in 2010. Following the election of directors at the 2007 Annual Meeting, the Board of Directors will consist of twelve members divided into three classes, each of which will consist of four members.

Unless otherwise directed, the persons named in the accompanying form of proxy will vote that proxy for the election of the four persons named below, with each to hold office for a term of three years until the 2010 Annual Meeting or until his successor is elected and qualified. In case any nominee is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice. For each nominee and each director who will continue to serve after the Annual Meeting, there follows a brief listing of principal occupations for at least the past five years, other major affiliations, Alltel Board Committees, and age. The year in which each such person was initially elected as an Alltel director also is set forth below (which, in the case of each of Messrs. Joe T. Ford and Emon A. Mahony, is the year in which his directorship commenced with Alltel’s predecessor company, Allied Telephone Company). Mr. Scott T. Ford is the son of Mr. Joe T. Ford.

NOMINEES—TERM ENDING 2010

Scott T. Ford, President and Chief Executive Officer of Alltel; prior to July 1, 2002, President and Chief Operating Officer of Alltel. Director of Tyson Foods, Inc. Director of Alltel since 1996. Chairman of Executive Committee. Age 44.

Lawrence L. Gellerstedt, III, President of the Office/Multi-Family Division of Cousins Properties, Inc., Atlanta, Georgia (real estate investment firm and property management services provider); prior to July 1, 2005 Chairman and Chief Executive Officer of The Gellerstedt Group, LLC (real estate investment firm and construction and property management services provider); prior to June 1, 2003, President and Chief Operating Officer of The Integral Group. Director of Advisory Board of SunTrust Bank, Atlanta, and Rock Tenn Company. Director of Alltel since 1994. Chairman of Governance Committee and member of Executive Committee. Age 50.

Emon A. Mahony, Jr., President and Director of Mahony Corporation, El Dorado, Arkansas (family investment company); Managing Partner in EAM Company, LLC, El Dorado, Arkansas (family investment company). Director of Alltel since 1980. Member of Executive Committee. Age 65.

Ronald Townsend, Communications Consultant, Jacksonville, Florida. Director of Rayonier Inc. Director of Alltel since 1992. Member of Executive and Audit Committees. Age 65.

DIRECTORS—TERM ENDING 2008

John R. Belk, President and Chief Operating Officer of Belk, Inc., Charlotte, North Carolina (department store retailer). Director of Ruddick Corporation and Belk, Inc. Director of Alltel since 1996. Member of Compensation and Governance Committees. Age 48.

Peter A. Bridgman, Senior Vice President and Controller of PepsiCo, Inc., Purchase, New York (global snack and beverage company). Director of Alltel since 2006. Chairman of Audit Committee and member of Compensation Committee. Age 54.

John W. Stanton, Managing Director, Trilogy Equity Partners, Bellevue, Washington (private investment company); prior to August 1, 2005, Chairman of the Board and Chief Executive Officer of Western Wireless Corporation (telecommunications company). Director of Hutchison Telecommunications International and Columbia Sportswear. Trustee of Whitman College. Director of Alltel since 2006. Age 51.

Warren A. Stephens, President, Chief Executive Officer, and Director of Stephens Inc. and President and Manager of Stephens Investment Holdings, LLC, each of Little Rock, Arkansas (investment banking firm and diversified investment company, respectively). Director of Dillards Inc. and ACA Capital Holdings, Inc. Director of Alltel since 2002. Member of Executive Committee. Age 50.

DIRECTORS—TERM ENDING 2009

William H. Crown, President and Chief Executive Officer of CC Industries, Inc., Chicago, Illinois (diversified investment company); Vice President of Henry Crown and Company, Chicago, Illinois (diversified investment company); Vice President of Dane Acquisition Corp., Chicago, Illinois (semi-truck trailers and accessories manufacturer). Director of Alltel since 2004. Member of Audit and Governance Committees. Age 44.

Joe T. Ford, Chairman of the Board of Alltel; prior to July 1, 2002, Chairman and Chief Executive Officer of Alltel. Director of Textron Inc. and EnPro Industries, Inc. Director of Alltel since 1960. Age 69.

John P. McConnell, Chairman, Chief Executive Officer and Director of Worthington Industries, Inc., Columbus, Ohio (metal processor and manufacturer). Director of Alltel since 1994. Chairman of Compensation Committee and member of Audit Committee. Age 53.

Josie C. Natori, President and Chief Executive Officer of The Natori Company, New York, New York (upscale fashion house). Director of The Philippine American Foundation. Trustee of Asian Cultural Council. Director of Alltel since 1995. Member of Compensation and Governance Committees. Age 59.

BOARD AND BOARD COMMITTEE MATTERS

During 2006, there were seven meetings of Alltel’s Board of Directors. All of the directors attended 75% or more of the meetings of the Board and Board Committees on which they served. Directors are expected to attend each Annual Meeting of Stockholders. All of the directors attended the 2006 Annual Meeting.

The Board has determined that all of the directors, except Messrs. Joe T. Ford, Scott T. Ford, John W. Stanton, and Warren A. Stephens, are independent, as defined in the New York Stock Exchange listing standards. In making this determination, the Board evaluated the following relationships involving Mr. Emon A. Mahony, Jr. and found that those relationships were not material, as defined by the New York Stock Exchange listing standards, because they would not interfere with Mr. Mahony’s exercise of independent judgment:

•

Emon A. Mahony, Jr.—During the period January 1, 2006 through June 30, 2006, Mr. Mahony was employed on a part-time basis by SF Holding Corp. (formerly know as Stephens Group, Inc.) as an advisor. As discussed below under “Certain Transactions,” Stephens Inc., which was an indirect subsidiary of SF Holding Corp. until September 2006, provides investment banking and investment management services to Alltel. Warren A. Stephens is an executive officer and director of Stephens Inc., and co-chairman of SF Holding Corp.

The standing Committees of the Board are the Executive Committee, Audit Committee, Compensation and Equity Incentive Committee, and Governance Committee. The Audit, Compensation, and Governance Committees are comprised entirely of independent directors, as defined under the New York Stock Exchange listing standards. A brief description of the functions of the Audit, Compensation, and Governance Committees is set forth below.

Executive sessions of the non-management directors occur at the end of each regular meeting of the Board. The non-management director presiding at those sessions rotates (in order) among the Chairmen of the Audit Committee, the Compensation Committee, and the Governance Committee.

The Audit Committee held nine meetings during 2006. The Audit Committee assists the Board of Directors in overseeing Alltel’s financial statements and financial reporting process, disclosure controls and procedures and systems of internal accounting and financial controls, independent auditors’ engagement, performance, independence and qualifications, internal audit function, and legal and regulatory compliance and ethics programs as established by Alltel management and the Board of Directors. Members of the Audit Committee are Peter A. Bridgman (Chairman), William H. Crown, John P. McConnell, and Ronald Townsend. The Board has determined that Mr. Bridgman is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

The Compensation Committee held five meetings during 2006. The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Alltel’s directors and principal officers. The Compensation Committee also acts as the Equity Incentive Committee. Members of the Compensation Committee are John P. McConnell (Chairman), John R. Belk, Peter A. Bridgman, and Josie C. Natori.

The Governance Committee held four meetings during 2006. The Governance Committee is responsible for identifying individuals qualified to become members of the Board. The Governance Committee identifies candidates through various methods, including recommendation from directors, management, and stockholders. The Governance Committee has the authority to retain search firms to be used to identify director candidates. The Committee recommends director nominees to the Board for approval. The Governance Committee periodically reviews with the Chairman and the Chief Executive Officer the appropriate skills and characteristics required of Board members in the context of the composition of the Board and an assessment of the needs of the Board from time to time. The Governance Committee considers applicable Board and Board committee independence requirements imposed by the Board’s Corporate Governance Board Guidelines, the New York

Stock Exchange listing standards, and applicable law. The Governance Committee also considers, on a case-by-case basis, the number of other boards and board committees on which a director candidate serves. The Governance Committee seeks candidates who evidence personal characteristics of high personal and professional integrity; intelligence and independent judgment; broad training and experience at the policy-making level in business; a commitment to serve on the Board over a period of several years to develop knowledge about Alltel, its strategy, and its principal operations; a willingness to evaluate management performance objectively; and the absence of activities or interests that could conflict with the director’s responsibilities to Alltel. The Governance Committee considers director candidates recommended by stockholders. Stockholder recommendations must be submitted to the Committee in accordance with the substantive and procedural requirements set forth in Alltel’s Bylaws, as discussed below under the caption “Other Matters.” The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Committee evaluates stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources. Members of the Governance Committee are Lawrence L. Gellerstedt, III (Chairman), John R. Belk, William H. Crown, and Josie C. Natori.

Alltel maintains a corporate governance section on its website to provide relevant information to stockholders. Governance information available on the website includes, among other items, the Board’s Amended and Restated Corporate Governance Board Guidelines; the charters for the Audit, Compensation, and Governance Committees; and Alltel’s code of ethics applicable to all directors, officers, and employees. This information is available on the investor relations page of the Alltel website, www.alltel.com, under “corporate governance.” Alltel will provide to any stockholder a copy of the Governance Board Guidelines, the Committee charters, and the code of ethics, without charge, upon written request to Director-Investor Relations, Alltel Corporation, One Allied Drive, Little Rock, Arkansas 72202. Stockholders and other interested parties may contact the non-management directors of Alltel’s Board of Directors by writing to: Alltel Corporation, Attention: Non-Management Directors, c/o Corporate Secretary, One Allied Drive, Little Rock, Arkansas 72202.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Effective January 22, 2004, the Board adopted minimum stock ownership requirements for Alltel’s non-management directors and executive officers. Non-management directors are required to maintain beneficial ownership of shares of Alltel Common Stock valued at least five times the annual base fee paid to non-management directors. Executive officers are required to maintain beneficial ownership of shares of Common Stock at the following levels: five times base salary for the Chief Executive Officer; three times base salary for Group Presidents, Executive Vice Presidents, and Senior Vice Presidents; and two times base salary for all other executive officers. Directors and executive officers generally have three years from their initial election (or, for incumbent directors and executive officers as of January 22, 2004, until the date of the 2007 Annual Meeting of stockholders) to meet the applicable ownership requirements and, thereafter, one year to meet any increased ownership requirements resulting from changes in stock price, annual base fee, annual base salary, or applicable ownership levels occurring prior to the 2007 Annual Meeting.

Set forth below is certain information, as of April 11, 2007, as to shares of each class of Alltel equity securities beneficially owned by each of the directors, each of the executive officers identified in the Summary Compensation Table on page 20, and by all directors and executive officers of Alltel as a group. Except as otherwise indicated by footnote, all shares reported below are shares of Common Stock, and the nature of the beneficial ownership is sole voting and investment power:

	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (if 1% or more)
Directors	John R. Belk	79,860	(a)	—
	Peter A. Bridgman	13,148	(a)	—
	William H. Crown	5,743,039	(a)(b)	1.6%
	Joe T. Ford	3,404,571	(a)(c)	—
	Lawrence L. Gellerstedt, III	79,911	(a)	—
	Emon A. Mahony, Jr.	128,774	(a)(d)	—
	John P. McConnell	88,039	(a)	—
	Josie C. Natori	80,704	(a)	—
	John W. Stanton	2,220,996	(a)(e)
	Warren A. Stephens	9,091,314	(a)(f)	2.5%
	Ronald Townsend	27,099	(a)	—

Named Executive Officers	Scott T. Ford	2,571,469	(g)(h)	—
	Sharilyn S. Gasaway	119,592	(g)
	Kevin L. Beebe	1,525,466	(g)	—
	Jeffrey H. Fox	1,589,925	(g)(i)	—
	Richard N. Massey	59,665	(g)

All Directors and Executive Officers as a Group		27,613,459	(j)	7.7%

(a)	Includes shares that the indicated persons have the right to acquire (through the exercise of options) on or within 60 days after April 11, 2007, as follows: John R. Belk (67,821); Peter A. Bridgman (12,220); William H. Crown (28,106); Joe T. Ford (2,407,340); Lawrence L. Gellerstedt, III (67,821); Emon A. Mahony, Jr. (67,821); John P. McConnell (67,821); Josie C. Natori (67,821); John W. Stanton (10,000); Warren A. Stephens (51,935); and Ronald Townsend (22,607).
(b)	The nature of the beneficial ownership is shared voting and investment power with respect to all of the shares reported above, but for 1,542 shares owned by Mr. Crown and 99 shares owned by Mr. Crown’s spouse, with respect to which Mr. Crown has no voting or investment power. Mr. Crown disclaims beneficial ownership of all these shares, except 1,542 shares owned by him, and his pro rata share of 5,713,292 shares owned directly or indirectly by partnerships of which he is a partner and corporations of which he is a shareholder.
(c)	Includes 97,962 shares held by Mr. Ford’s spouse, with respect to which Mr. Ford has no voting or investment power.

(d)	Includes 2,595 shares held by Mr. Mahony’s spouse, with respect to which Mr. Mahony has shared investment power and no voting power.
(e)	The nature of the beneficial ownership is shared voting and investment power with respect to all of the shares reported above. Mr. Stanton disclaims beneficial ownership of 12,249 of these shares, except to the extent of his pecuniary interest in them.
(f)	Mr. Stephens has shared voting and investment power with respect to 7,342,321 of the shares reported above and no voting or investment power with respect to 10,000 shares owned by Mr. Stephens wife. Mr. Stephens disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest in them.
(g)	Includes shares that the indicated persons have the right to acquire (through the exercise of options) on or within 60 days after April 11, 2007, as follows: Scott T. Ford (2,342,576); Kevin L. Beebe (1,434,610); Jeffrey H. Fox (1,492,064); Richard N. Massey (14,665); and Sharilyn S. Gasaway (80,654).
(h)	Includes 1,478 shares held by Mr. Ford’s spouse with respect to which Mr. Ford has no voting or investment power.
(i)	Includes 10 shares held by Mr. Fox’s spouse as custodian, with respect to which Mr. Fox has no investment or voting power.
(j)	Includes a total of 8,927,053 shares that members of the group have the right to acquire (through the exercise of options) on or within 60 days after April 11, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is certain information, as of April 11, 2007, with respect to any person known to Alltel to be the beneficial owner of more than 5% of any class of Alltel’s voting securities, all of which are shares of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Private Capital Management, L. P. 8889 Pelican Bay Boulevard Suite 500 Naples, FL 34108-7512	29,503,268 shares	(a)	7.9%

(a)	Based upon information contained in the Schedule 13G/A filed by Private Capital Management (“PCM”) on February 14, 2007, it has shared voting and investment power with respect to 28,455,968 of these shares.

AUDIT COMMITTEE REPORT

This report provides information concerning the Audit Committee of the Board of Directors. The Audit Committee is comprised entirely of independent directors, as defined and required by applicable New York Stock Exchange listing standards.

In connection with its function to oversee and monitor Alltel’s financial reporting process, the Audit Committee has reviewed and discussed with Alltel’s management the audited financial statements for the year ended December 31, 2006; discussed with PricewaterhouseCoopers LLP, Alltel’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90); received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1; and discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2006, be included in Appendix A to this proxy statement and in Alltel’s 2006 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee

Peter A. Bridgman, Chairman

William H. Crown

John P. McConnell

Ronald Townsend

COMPENSATION COMMITTEE REPORT

This report provides information concerning the Compensation Committee of the Board of Directors. The Compensation Committee is comprised entirely of independent directors, as defined and required by applicable New York Stock Exchange listing standards.

In connection with its function to oversee Alltel’s executive compensation program, the Compensation Committee reviewed and discussed with Alltel’s management the Compensation Discussion and Analysis for the year ended December 31, 2006.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Alltel’s 2007 Proxy Statement and incorporated by reference in Alltel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Compensation Committee

John P. McConnell, Chairman

Peter A. Bridgman

John R. Belk

Josie C. Natori

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Program Overview

The Compensation Committee of Alltel’s Board of Directors administers Alltel’s executive compensation program. In this role, the Committee oversees Alltel’s compensation policies, administers its stock plans (including reviewing and approving all equity grants to executive officers) and annually reviews and approves (or, in the case of base salaries, recommends to the Board for approval) all compensation decisions relating to executive officers, including those for the executive officers named in the Summary Compensation Table on page 20 (referred to throughout this proxy statement as the “Named Executive Officers”).

The Compensation and Benefits group in Alltel’s Corporate Human Resources Department supports the Compensation Committee in the Committee’s work. The Committee engages Hewitt Associates, LLC, an independent consulting firm that specializes in gathering and analyzing compensation data for the purpose of structuring executive compensation programs, as an outside advisor to the Committee on executive compensation related matters. Hewitt reports to the Committee and serves at the sole direction of the Committee.

The objectives of Alltel’s executive compensation program are to attract and retain qualified and talented executives, reward and encourage superior performance and effective management and appropriately focus executives on Alltel’s long-term success. To meet these objectives, Alltel has designed its executive compensation program to include the following elements: base salary, annual incentive payments, long-term incentive payments, equity awards, employment agreements and change in control agreements, qualified and non-qualified retirement vehicles, deferred compensation plans, and perquisites. Alltel’s policy for setting each compensation component and its allocations among the different types of compensation components are discussed below.

In 2006, Alltel completed the spin-off of Alltel’s wireline business to form Windstream Corporation, a one-time historic event that impacted Alltel’s normal course of business. Many of the performance-based goals established by the Committee under the annual incentive plan and long-term incentive plan prior to the spin-off for the combined wireline/wireless entity were rendered inappropriate as a result of the wireline spin. To address the Company’s change in focus, the Compensation Committee incorporated mid-year and year-end performance goals under the annual and long-term incentive compensation plans that were appropriate for a pure wireless company and would reward performance for the completion of a successful spin-off. These changes are described below.

Management’s Role in Setting Compensation

The Compensation Committee makes all compensation decisions for the Named Executive Officers, including approving equity awards. The Committee consults with the CEO in reviewing base salary, annual incentive compensation, and long-term incentive compensation for each Named Executive Officer except the CEO. The CEO advises the Committee on the performance of the Named Executive Officers and assists the Committee in establishing appropriate goals for the executive officers with respect to performance compensation.

Benchmarking

To assist the Committee in setting compensation for the Named Executive Officers, Hewitt Associates provides the Committee with a competitive market analysis of Alltel’s executive compensation program. In this analysis, Hewitt Associates identifies companies in the telecommunications industry or a similar industry that comprise an appropriate comparison group against which to benchmark Alltel’s compensation practices. Hewitt reviews the compensation data of the comparison group and adjusts its findings where appropriate to mitigate for differences in company size and to reflect the different responsibilities and experience levels of the executives considered in the comparison group. For each Named Executive Officer, the Committee compares each element of total compensation against the size-adjusted value of the compensation of the executives at the comparison group companies with similar roles and responsibilities.

For purposes of reviewing 2006 compensation, the comparison group identified by Hewitt consisted of the following 14 companies:

Alcatel USA, Inc.

AT & T Inc.

CenturyTel, Inc.

Charter Communications, Inc.

Citizens Communications Company

Comcast Corporation

Embarq Corporation

Global Crossing Ltd.

Motorola, Inc.

Qwest Communications International Inc.

Sprint Nextel Corporation

Telephone & Data Systems, Inc.

Verizon Communications Inc.

Cellco Partnership d/b/a Verizon Wireless

Executive Compensation Program Components

Base Salary

Base salary is the fundamental component of Alltel’s executive compensation program. Base salary together with short- and long-term cash incentives and equity awards make up an executive’s total direct compensation. The Committee believes that providing a competitive base salary is essential to attracting and retaining qualified and valued executives. Each of Alltel’s non-equity incentive programs uses base salary as a factor upon which it apportions incentive awards, and the benefits provided through the Company’s qualified and non-qualified retirement programs are based in part on salary.

The Committee reviews base salaries of Alltel’s executive officers annually and at the time of a promotion or other significant change in responsibilities. Merit increases normally take place in January of each year. In establishing officer base salaries, the Committee considers the base salaries reported for corresponding officer positions of the comparison group, with focus on the company-size adjusted 50th percentile levels of the comparison group and individual performance of each Alltel executive (without assigning a precise weighting to the foregoing components). The Committee believes the 50th percentile reference point provides Alltel an appropriate level of competitiveness for obtaining and retaining qualified executives while serving investor interests by not overcompensating. With respect to Mr. Scott Ford, minimum base salary is subject to the terms of his employment agreement, which is discussed further below. In 2006, the mean base salary of the Named Executive Officers was slightly below the mean of the 50th percentile base salary levels of corresponding positions in the comparison group. The Committee believes that as an executive progresses in his or her leadership role within the Company, the executive’s percentage of base salary to total direct compensation should decrease to reflect the executive’s increasing direct impact on the success of the Company.

To maintain competitiveness and reflect changes in responsibility, the Committee increased the base salary of each Alltel Named Executive Officer in 2006, with the exception of Richard Massey who joined Alltel January 1, 2006. The salary increases for the Named Executive Officers generally were comparable to the increases for all Alltel’s executive officers. For 2006, base salary was 19%, on average, of the Named Executive Officers’ total direct compensation. The salaries established by the Committee for Named Executive Officers reflect Hewitt’s comparison group analysis, which revealed an average for base salary of 16% of total direct compensation for similarly situated officers in the comparison group. With respect to the CEO, the Committee set base salary at 18% of total direct compensation, while the comparison group reflected an average base salary of 11% of total direct compensation (the lower percentage for the comparison group is due to this group providing greater long-term incentive levels than provided by the Company).

For the 2006 base salaries of the Named Executive Officers, refer to the “Salary” column of the Summary Compensation Table on page 20.

Annual Incentive Compensation

Alltel’s Named Executive Officers have the opportunity to receive annual cash incentive payments based on Alltel’s performance relative to pre-established annual performance criteria set by the Compensation Committee under Alltel’s Performance Incentive Compensation Plan, which was approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders. The Committee believes that annual incentive compensation provides the Company important flexibility to reward executive officers for incremental improvement in Alltel’s performance while strengthening the linkage between Alltel’s executives and stockholders.

Under the Performance Incentive Compensation Plan, each January, the Committee establishes for that fiscal year the executives’ award opportunities as a percentage of base salary, the performance objectives, and the threshold, target and maximum performance incentive levels. The award opportunities for the Named Executive Officers are established based on the executive’s direct impact on the success of the Company. The Committee sets the performance objectives after reviewing recommendations from senior management. Performance measures are recommended to the Committee based on criticality of performance on these measures to the overall performance of the Company. The Committee establishes the target incentive levels by considering the total annual compensation (salary plus annual incentive compensation) for corresponding officer positions among Alltel’s comparison group, focusing on the 60th percentile of company-size adjusted levels. By using the 60th percentile for performance-based pay, the Committee believes the Company encourages and recognizes the achievement of targets while reflecting stockholder interests. At the end of each year, the Committee approves the final awards paid out under the Performance Incentive Compensation Plan.

For 2006, the target award opportunities for the Named Executive Officers ranged from 80% to 130% of the executive’s base salary as follows: 130% for Mr. Ford, 100% for Messrs. Beebe, Fox, Massey, and Gardner, and 80% for Ms. Gasaway. The incentive levels varied from 0% to 200% of the target award opportunity according to the level of overall performance achieved for the year relative to each established performance target as follows:

	Below Threshold	Threshold Performance	Target Performance	Maximum Performance or Above
Payout Percentage	0%	50%	100%	200%

Based on 2006 base salaries and target annual incentive levels for the Named Executive Officers, the mean total annual compensation for the Named Executive Officer group was below the mean of the 60th percentile annual compensation levels of the corresponding officers of the comparison group. Consistent with the Committee’s belief that an executive’s incentive compensation as a percentage of total direct compensation should increase as the executive progresses in his or her leadership role within the Company, in 2006, assuming performance at the target incentive level, 14% to 23% of each Named Executive Officer’s total direct compensation would have been paid in the form of annual incentive compensation. Specifically, Mr. Ford’s target annual incentive level provided for a payout of 23% of his total direct compensation and the annual incentive levels of the other Named Executive Officers provided for a payout averaging 18% of their total direct compensation. The 2006 annual incentive compensation actually paid to the Named Executive Officers ranged from 120% to 195% of base salary depending on the officer’s position.

With respect to the performance objectives, prior to the spin-off of Alltel’s wireline business to form Windstream Corporation, the Performance Incentive Compensation Plan award opportunity was based on the extent to which Alltel achieved certain goals for basic earnings per share from current business operations during the period commencing January 1, 2006 and ending December 31, 2006. As a result of the spin-off and its significant impact on Alltel’s future operating results, however, the Compensation Committee decided that it was no longer appropriate to measure the earnings per share goal over the entire fiscal year. Therefore, the Compensation Committee split the 2006 performance period into two award cycles: (i) the first award cycle was based on Alltel’s achievement of a revised goal for basic earnings per share from current business operations for January 1, 2006 through June 30, 2006 (the approximate time of completion of the spin-off); and (ii) the second award cycle was based on the achievement of net subscriber additions, a successful spin-off of the wireline business and creation of Windstream Corporation, and a separate goal for basic earnings per share from current business operations during the second fiscal half of 2006.

Although the process for setting specific performance objectives was complicated in 2006 by the wireline spin-off and the fact that Alltel was a stand alone wireless company for the first time and only for part of the fiscal year, the Compensation Committee believes that the specific basic earnings per share from current business operations objectives set for the first and second halves of the year were consistent with the Committee’s philosophy for establishing performance objectives. Generally, the Compensation Committee establishes performance objectives at levels it believes are (i) attainable but not assured, (ii) will adequately motivate executives to achieve such targets, and (iii) reflect increasing value to stockholders over the long-term. During the first half, when many difficult transitional challenges had to be met while continuing to successfully manage the business, basic earnings per share from current business operations was still required to increase in order to earn the target incentive payment. During the second half, no bonus could be earned without further improvement in the performance measures and target incentive payments could only be earned or exceeded if results improved significantly and the spin-off was completed.

For the amount of annual incentive compensation paid to our Named Executive Officers for 2006 under the Performance Incentive Compensation Plan, refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 20. For more information on the annual incentive compensation opportunities granted to the Named Executive Officers during 2006, refer to the Grants of Plan-Based Awards Table on page 24.

Long-Term Incentive Compensation

Alltel’s long-term incentive compensation program for executive officers includes two components: (i) cash payments based on Alltel’s performance relative to pre-established long-term Company performance criteria under the Long-Term Performance Incentive Compensation Plan (the “Long-Term Incentive Plan”), which was approved by stockholders at the 2006 Annual Meeting of Stockholders, and (ii) equity incentive grants under Alltel’s 1998 and 2001 Equity Incentive Plans, both of which are stockholder approved. The Committee believes that Alltel’s long-term incentive compensation program focuses the executive’s attention on long-term strategic planning objectives and promotes long-term stockholder value.

The Committee establishes target long-term incentive levels by considering the total direct compensation levels (defined as base salary plus short- and long-term incentive compensation and equity awards) for corresponding officer positions among comparison companies, with additional focus on the 60th percentile of company-size adjusted levels. By using the 60th percentile for performance-based pay, the Committee believes the Company encourages and recognizes the achievement of targets while reflecting stockholder interests. The portion of long-term incentive awards delivered as cash is determined by the objective of placing approximately equal weight on long-term financial results as is placed on short-term financial results through the annual incentive program.

Based on 2006 base salaries and target incentive levels, the mean total direct compensation for the Named Executive Officer group was below the mean of the 60th percentile total direct compensation levels of corresponding officers of the comparison group. The Named Executive Officers’ 2006 long-term incentive cash compensation and equity grants, assuming performance at the target incentive level, would have accounted for approximately 62% of their 2006 total direct compensation on average.

Long-Term Cash Incentives

Under the Long-Term Incentive Plan, Alltel’s Named Executive Officers have the opportunity to receive cash incentive payments based on the extent to which the Company attains certain performance goals during a long-term performance period, which the Committee has historically defined as a three-year cycle. Generally, each January, the Committee establishes for the three-year performance period beginning with that fiscal year, the award opportunities as a percentage of average base salary for the performance period, the performance objectives, and the threshold, target and maximum performance incentive levels. Because the long-term incentive opportunities are granted on a year-to-year basis, Alltel normally has three overlapping three-year performance periods in effect on a concurrent basis. The long-term award opportunities are established based on the executive’s direct impact on the success of the Company. The portion of long-term incentive awards delivered as cash is determined by the objective of placing approximately equal weight on long-term financial results as is placed on short-term financial results through the annual incentive program.

For 2006, the long-term cash award opportunities granted to the Named Executive Officers ranged from 75% to 130% of the executive’s base salary as follows: 130% for Mr. Ford, 100% for Messrs. Beebe, Fox and Massey, and 75% for Ms. Gasaway. The long-term incentive levels varied from 0% to 150% of the award opportunity according to the level of overall performance achieved for the performance period relative to each established performance target as follows:

	Below Threshold	Threshold Performance	Target Performance	Maximum Performance or Above
Payout Percentage	0%	50%	100%	150%

With respect to the performance objectives, at the beginning of 2006, there were two overlapping performance cycles under the Long-Term Incentive Plan: (i) the first performance cycle was based on the extent to which Alltel achieved a basic earnings per share from current business operations goal during the period commencing January 1, 2004 and ending December 31, 2006, and (ii) the second performance cycle was based on the extent to which Alltel achieved a basic earnings per share from current business operations goal during the period commencing January 1, 2005 and ending December 31, 2007. As a result of the spin-off of Alltel’s wireline business, however, the Compensation Committee decided that it was no longer appropriate to measure the earnings per share goal over those performance cycles. Therefore, the Compensation Committee made changes to each of these performance cycles. The 2004-2006 performance period was terminated at the end of the first fiscal half of 2006 (i.e., the approximate time of completion of the spin-off), the awards were calculated based on performance through that period, and the resulting awards were paid in January 2007, provided that the executive was employed by Alltel on such date (except for Mr. Gardner who was paid on July 17, 2006 in connection with his termination of employment upon consummation of the spin-off). The 2005-2007 performance period was split into two performance periods: (i) the first performance period ended at the completion of the first fiscal half of 2006 and awards were calculated based on basic earnings per share from current business operations performance through that date and prorated based on the partial performance period and (ii) the second performance period began at the start of the second half of 2006 and will end on December 31, 2007, with awards based on basic earnings per share from current business operations performance through that period and prorated based on the partial performance period. Awards for both portions of the split cycle will be paid in the first quarter of 2008, provided that the officer remains employed by Alltel for the original three-year performance period (except for Mr. Gardner who was paid on July 17, 2006 in connection with his termination of employment upon consummation of the spin-off).

In keeping with Alltel’s practice of providing a new long-term incentive grant each year to reflect the ensuing three-year period, the Compensation Committee granted an award to each Named Executive Officer that will pay out in early 2009 based on attainment of a basic earnings per share from current business operations goal over the period commencing with the second fiscal half of 2006 and ending on December 31, 2008.

Although the process for setting specific goals was complicated in 2006 by the wireline spin-off and the fact that Alltel was a stand alone wireless company for the first time and only for part of the fiscal year, the Compensation Committee believes that the specific basic earnings per share from current business operations targets set for each long-term performance period were consistent with the Committee’s philosophy for establishing performance objectives. Generally, the Compensation Committee establishes performance objectives at levels it believes are (i) attainable but not assured, (ii) will adequately motivate executives to achieve such objectives, and (iii) reflect increasing value to stockholders over the long-term. Basic earnings per share from current business operations was selected as the long-term incentive performance measure for current cycles as it captures the critical components of success and, together with annual incentive performance objectives, provides balanced weight between short-term and long-term performance goals. Under any of the current long-term incentive cycles, no payouts will be made if basic earnings per share from current business operations for the wireless business does not increase over previous levels and target payments will be achieved only with significant growth in basic earnings per share from current business operations.

For the amount of long-term cash incentive compensation paid to the Named Executive Officers during 2006 under the Long-Term Incentive Plan, refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 20. For more information on the 2006 long-term cash incentive opportunities for our Named Executive Officers, refer to the Grants of Plan-Based Awards Table on page 24.

Policy for Recovery of Incentive Compensation in Event of Certain Financial Restatement

Alltel’s Board of Directors maintains a policy providing that in the event of a material restatement of Alltel’s financial statements, the Board of Directors or the Compensation Committee shall take certain actions to recover incentive compensation paid or awarded to an executive officer of Alltel if (i) the executive officer has engaged in fraud or intentional misconduct that was a material cause of the restatement and (ii) there would have been a lower payment of incentive compensation to the executive officer had it been calculated based on the restated financial results.

Equity Incentives

Alltel’s equity incentive plans allow Alltel’s Named Executive Officers to receive restricted stock, options to purchase shares of Common Stock, and other equity incentives. Historically, Alltel has granted only options and restricted stock under its equity incentive plans. The Committee believes that stock option and restricted stock grants encourage and reward effective management, assist in the retention of valued executive officers, and align stockholder and management interests by focusing executives on creating long-term value.

For administrative reasons, Alltel generally grants equity awards twice a year: in January, to executives and management above a designated employee grade level, including the Named Executive Officers, and in April, to operations personnel. All stock options are deemed granted on the date the Compensation Committee approves the grant, subject to the recipient promptly executing all required documentation, and are granted with a per share exercise price equal to the closing market price of a share of Alltel Common Stock on the date of grant. Options granted in 2006 vest in five equal annual increments during which the executive officer continues to be employed by Alltel beginning on the one-year anniversary of the grant date. All restricted stock awards, which are issued only to executive officers and designated management personnel, including the Named Executive Officers, are deemed issued on the date the Compensation Committee approves the award, subject to the recipient promptly executing all required documentation. With the exception of restricted stock awards granted during 2006 for retention purposes (none of which were granted to the Named Executive Officers), Alltel’s 2006 restricted stock awards vest in three equal annual installments during which the recipient continues to be employed by Alltel, beginning on the one-year anniversary of the grant date. Dividends are paid on outstanding restricted shares.

The Committee determines the number of options and restricted shares granted to each Named Executive Officer by first considering the level of overall long-term incentive compensation, as described above under the caption “Long-Term Incentive Compensation,” and then allocating a portion to cash based long-term incentives, as described. The Committee allocates the remaining long-term incentive value to equity awards. The equity awards also reflect the Committee’s subjective judgment of the value of that officer’s contribution to Alltel. As between stock options and restricted stock, the Committee allocates the awards in a manner that generally provides for approximately equal values of each (for this purpose, options are ascribed value based on the Black Scholes option valuation methodology).

In connection with the spin-off of the wireline business, the Compensation Committee amended all outstanding restricted stock awards held by employees remaining employed with Alltel to provide that the shares of Windstream Corporation stock received by those employees in the spin-off with respect to their unvested Alltel restricted shares became fully vested on August 3, 2006. In addition, the Compensation Committee accelerated all outstanding restricted stock awards held by employees transferring employment to Windstream to accelerate the vesting of the restricted Alltel shares and the restricted Windstream shares distributed with respect thereto, to August 3, 2006.

For the number of stock options and restricted shares granted to each Named Executive Officer in 2006, refer to the Grants of Plan-Based Awards Table on page 24. For the total number of equity awards outstanding as of the end of 2006 with respect to each Named Executive Officer, refer to the Outstanding Equity Awards at Fiscal Year-End Table on page 26.

Employment Agreements/Change in Control Agreements

Employment Agreements

On July 24, 2003, Alltel entered into an employment agreement with Scott Ford, Alltel’s President and Chief Executive Officer. Alltel does not have employment agreements with any other executive officer. Alltel entered into the employment agreement with Mr. Ford to assure that his employment with the Company continues and to establish certain benefits for him and certain agreements for the Company in the event of his termination. Alltel believes maintaining an employment agreement with the CEO promotes stability at the Company, which is important given the highly competitive nature of the market in which Alltel operates.

The term of Mr. Ford’s agreement expires on December 31, 2007, unless terminated earlier in accordance with the provisions of the agreement. The agreement provides for an annual base salary of no less than $850,000, which Alltel’s Board may increase annually. Once so increased, the base salary cannot be reduced during the term of the agreement. The agreement also provides that Mr. Ford shall be eligible to participate in all bonus, equity incentive, employee benefits and perquisite plans and programs that are no less favorable to him than the plans and programs provided to him on July 24, 2003. For information regarding the potential payments due to Mr. Ford under his employment agreement upon termination of employment, refer to the “Other Potential Post-Employment Payments” caption on page 34.

Change In Control Agreements

Alltel has entered into change in control agreements with its executive officers and other key employees, including the Named Executive Officers other than Mr. Gardner, under which each such officer and employee would be entitled to certain payments and benefits if a change in control (as defined under the caption “Qualifying Termination Following Change in Control” below) occurs and the executive’s employment terminates under certain circumstances following such change in control. The agreements for the Named Executive Officers have ten-year terms that extend for an additional year on each anniversary of the first day of their terms, unless Alltel provides an executive with notice not to extend. If a change in control occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period and supersedes any other employment agreement between the executive and Alltel.

Each agreement provides generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change in control. If the executive’s employment is terminated by the Company other than for “cause”, death or disability or if the executive resigns for “good reason,” as defined in the agreements, during this three-year period or upon certain terminations in connection with or in anticipation of a change in control or if the executive resigns for any reason during the 90-day period commencing on the first anniversary of a change in control, the executive generally will be entitled to receive the payments and benefits described under the caption “Other Potential Post-Employment Payments” on page 34.

Retirement and Welfare Benefits

The Company provides qualified and non-qualified retirement plan benefits and welfare benefits to the Named Executive Officers. The Named Executive Officers participate in the same tax qualified retirement and welfare plans as the Company’s other employees. The Named Executive Officers also receive supplemental retirement and welfare benefits through the Company’s non-qualified deferred compensation arrangements. The Company believes these benefits are comparable to the benefits offered by the companies in Alltel’s comparison group and has examined and modified the benefits according to market data. The Company believes these benefits are a basic component in retaining executives. Alltel’s retirement and welfare benefits include the following:

•

Qualified Retirement Plan Arrangements. The Alltel 401(k) Plan, Alltel Profit Sharing Plan and Alltel Pension Plan generally are available to all employees of the Company. These plans are qualified retirement plans that provide a retirement benefit on a tax-deferred basis. The Named Executive Officers are generally eligible to participate in these plans upon satisfying the plans’ eligibility requirements. The benefits provided to the Named Executive Officers through the Alltel Pension Plan are described in the Pension Benefits Table on page 28.

•

Supplemental Executive Retirement Plan Arrangements. The Named Executive Officers are eligible for supplemental executive retirement benefits through the Alltel Benefit Restoration Plan and the Alltel Supplemental Executive Retirement Plan. These benefits are intended to provide retirement benefits on a tax-deferred basis in excess of the benefits provided under the Company’s qualified retirement plans and an additional health and welfare benefit, as described on page 31 under the caption “Alltel Corporation Supplemental Executive Retirement Plan.” The Committee targets these supplemental retirement benefits at between 40% and 60% of the executive’s current compensation at retirement when combined with other retirement benefits. The Compensation Committee believes that such an overall retirement benefit is appropriate and is necessary to assist in assuring the retention of the Named Executive Officer. The benefits provided to the Named Executive Officers through the Alltel Benefit Restoration Plan and the Alltel Supplemental Executive Retirement Plan are described in the Pension Benefits Table on page 28.

•

Deferred Compensation Arrangements. The Named Executive Officers are eligible to defer a portion of their current compensation under a non-qualified deferred compensation arrangement provided by the Company. This benefit is provided to the Company’s management personnel, including the Named Executive Officers, and is intended to allow participants to defer compensation in excess of Internal Revenue Service (“IRS”) deferral limits under qualified deferred compensation arrangements. Approximately 30 employees of the Company participate in these arrangements. These benefits are provided through the Alltel Benefit Restoration Plan and the Alltel 1998 Management Deferred Compensation Plan, which are further described in the narrative to the Non-Qualified Deferred Compensation Table on page 33. The CEO designates participants for the 1998 Deferred Compensation

Plan, while the CEO or Compensation Committee may designate participants for the Benefit Restoration Plan.

•

Employee Stock Purchase Plan. The Alltel Employee Stock Purchase Plan is generally available to all employees and provides employees with an opportunity to acquire an ownership interest in the Company through a payroll deduction program.

•

Active and Post-Retirement Health Benefits. While active employees, the Company provides to the Named Executive Officers a $3,000 annual supplemental health benefit, along with the same health and welfare benefits provided generally to all other employees of the Company at the same general premium rates as charged to such employees. After retirement, the Company provides a health and welfare benefit under the Supplemental Executive Retirement Plan, as described on page 31.

Perquisites

Alltel provides executive officers with other benefits, such as executive health care coverage, country club expense reimbursement and physical exam expense reimbursement, that the Company believes are reasonable. The Company believes that these personal benefits provide executives with benefits comparable to those they would receive at other companies within the comparison group and are necessary for Alltel to remain competitive in the marketplace. The Committee periodically reviews the personal benefits provided to the executive officers. The perquisites offered to Alltel’s Named Executive Officers are described in the “All Other Compensation” column of the Summary Compensation Table on page 20.

Section 162(m) Philosophy

Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to Alltel’s Named Executive Officers. This limitation on deductibility does not apply to certain compensation, including compensation that is payable solely on account of the attainment of one or more performance goals. The Committee’s policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code; the Committee may, however, approve compensation that may not be deductible if the Committee determines that the compensation is in the best interests of Alltel.

Compensation of Named Executive Officers

Summary Compensation

The following table shows the compensation earned in 2006 by Alltel’s Chief Executive Officer, Chief Financial Officers and Alltel’s other three most highly compensated executive officers who were serving as executive officers on December 31, 2006. These individuals are referred to collectively in this proxy statement as our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Scott T. Ford President and CEO	2006	$971,154	—	$1,770,188	$2,549,885	$4,427,692	$3,036,720	$1,360,131	$14,115,770
Sharilyn S. Gasaway Executive Vice President – CFO (1)	2006	$362,693	—	$588,125	$404,898	$743,677	$415,117	$358,390	$2,872,900
Kevin L. Beebe Group President	2006	$673,077	—	$1,296,754	$1,492,383	$2,151,441	$2,186,557	$942,961	$8,743,173
Jeffrey H. Fox Group President	2006	$673,077	—	$1,296,754	$1,492,383	$2,151,441	$2,528,683	$912,580	$9,054,918
Richard N. Massey Executive Vice President, General Counsel and Secretary	2006	$490,384	—	$474,872	$218,222	$1,625,913	$9,852	$280,430	$3,099,673
Jeffery R. Gardner Executive Vice President – CFO (1)	2006	$373,558	—	$861,347	$105,060	$1,251,819	$113,157	$76,496	$2,781,437

(1)	Ms. Gasaway was appointed Chief Financial Officer effective January 20, 2006. Mr. Gardner served as Chief Financial Officer through January 5, 2006, but remained employed by Alltel until the completion of the spin-off of Alltel’s wireline business on July 17, 2006.
(2)	The “Stock Awards” column shows the aggregate dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123 Revised, “Share-Based Payment” (“FAS 123R”), of outstanding restricted stock awards (whether or not granted during 2006), except that the amount presented differs from the actual amount of compensation expense recognized for financial statement purposes in that it has not been reduced for estimated pre-vest forfeitures. Additional assumptions made in the valuation and expensing of these awards are set forth in footnote 8 to Alltel’s Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in Appendix A to this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2007.

For information on the restricted stock awards granted to the Named Executive Officers in 2006, refer to the Grants of Plan-Based Awards Table on page 24. For information on the number of outstanding restricted shares held by the Named Executive Officers as of December 31, 2006 (whether or not granted in 2006), refer to the Outstanding Equity Awards at Fiscal Year-End Table on page 26. For information on restricted stock awards held by the Named Executive Officers that vested during 2006, refer to the Option Exercises and Stock Vested Table on page 28.

(3)	The “Option Awards” column shows the aggregate dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006, in accordance with FAS 123R of outstanding stock option awards (whether or not granted during 2006), except that the amount presented differs from the actual amount of compensation expense recognized for financial statement purposes in that it has not been reduced for estimated pre-vest forfeitures. Additional assumptions made in the valuation and expensing of these awards are set forth in footnote 8 to Alltel’s Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in Appendix A to this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2007. In connection with the wireline spin-off, Mr. Gardner, who terminated his employment with Alltel and became the President and Chief Executive Officer of Windstream, forfeited all of his unvested stock options as of the date of the spin-off. The aggregate dollar amount disclosed above for Mr. Gardner was reduced to reflect the forfeiture of these awards.

For information on options granted to the Named Executive Officers in 2006, refer to the Grants of Plan-Based Awards Table on page 24. For information on the number of outstanding options held by the Named Executive Officers as of December 31, 2006 (whether or not granted in 2006), refer to the Outstanding Equity Awards at Fiscal Year-End Table on page 26. For information on options held by the Named Executive Officers that vested during 2006, refer to the Option Exercises and Stock Vested Table on page 28.

(4)	The “Non-Equity Incentive Plan Compensation” column shows the sum of the awards earned by our Named Executive Officers during 2006 under the Performance Incentive Compensation Plan and the Long-Term Performance Incentive Compensation Plan. The separate values for each award are set forth in the table below. For information on the structure of Alltel’s Performance Incentive Compensation Plan and Long-Term Performance Incentive Compensation Plan, refer to the Compensation Discussion and Analysis portion of this proxy statement, beginning on page 11.

Name	Annual Incentive Cash Award- January 1, 2006 to June 30, 2006	Annual Incentive Cash Award- July 1, 2006 to December 31, 2006	Long-Term Incentive Cash Award for the 2004- 2006 Cycle	Long-Term Incentive Cash Award for the 2005- 2007 Cycle (i)	Total
Scott T. Ford	$633,750	$1,267,500	$1,727,917	$798,525	$4,427,692
Sharilyn S. Gasaway	$148,000	$296,000	$147,175	$152,502	$743,677
Kevin L. Beebe	$337,500	$675,000	$744,334	$394,607	$2,151,441
Jeffrey H. Fox	$337,500	$675,000	$744,334	$394,607	$2,151,441
Richard N. Massey	$250,000	$500,000	$580,000	$295,913	$1,625,913
Jeffery R. Gardner (ii)	$379,726	$—	$557,173	$314,920	$1,251,819

(i)	This column indicates the prorated long-term incentive cash award earned by our Named Executive Officers under the Long-Term Performance Incentive Compensation Plan for the pre-spin portion (January 1, 2005 to June 30, 2006) of the 2005-2007 performance period. Because pay outs are calculated as a percentage of average three-year salary, these amounts may be adjusted if salaries change before December 31, 2007. This payment is contingent upon the executive remaining employed with Alltel through the original three-year performance period, except with respect to Jeff Gardner, who was paid for his achievement in this category prior to his termination of employment with Alltel. The payment to Mr. Gardner is reflected in this column, as discussed further below.
(ii)	With respect to Mr. Gardner, the “Non-Equity Incentive Plan Compensation” column includes the following payments to Mr. Gardner under the Performance Incentive Compensation Plan and the Long-Term Performance Incentive Compensation Plan in connection with Mr. Gardner’s termination of employment with Alltel upon completion of the spin-off of the wireline business.

•	the annual cash incentive award granted under the Performance Incentive Compensation Plan was deemed earned based on the Board of Directors’ reasonable estimate of the actual performance level during the period commencing on January 1, 2006 and ending on June 30, 2006, and the resulting award was prorated based on the number of days employed with Alltel during 2006;

•

the long-term incentive cash award granted under the Long-Term Performance Incentive Compensation Plan for the 2004-2006 performance period was deemed earned based on the Board of Directors’ reasonable estimate of the actual performance level during the period commencing on January 1, 2004 and ending on June 30, 2006, and the resulting award was prorated based on the number of days employed with Alltel during the three-year performance period and based on his average base salary during such period; and

•

the long-term incentive cash award granted under the Long-Term Performance Incentive Compensation Plan for the 2005-2007 performance period was deemed earned at the target performance level, and the resulting award was prorated based on the number of days employed with Alltel during the three-year performance period and based on his average base salary during such period.

(5)	The “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column shows the sum of the following:

(i)	the increase from December 31, 2005 through December 31, 2006 (the measurement date used for reporting purposes in Alltel’s Annual Report on Form 10-K for the year ended December 31, 2006) in the present value of the accumulated benefits under the Pension Plan, Benefit Restoration Plan and Supplemental Executive Retirement Plan (assumptions are based upon 1994 Group Annuity Mortality for males and females using the 5.8% discount rate at December 31, 2005 and 5.94% discount rate at December 31, 2006; based upon the Named Executive Officer working until their retirement age as explained in the narrative under Pension Benefits on page 30; and assuming that each Named Executive Officer is married), and
(ii)	the above-market earnings on compensation deferred under Alltel’s deferred compensation arrangements.

The separate values for each Named Executive Officer are set forth in the table below. For information on Alltel’s defined benefit plans, refer to the “Pension Benefits” caption on page 28. For information on Alltel’s deferred compensation arrangements, refer to the “Non-Qualified Deferred Compensation” caption on page 32.

Name	Change in Pension Value	Above-Market Earnings under the 1998 Management and 360° Communications Company Deferred Compensation Plans (i)	Total
Scott T. Ford	$2,965,377	$ 71,343	$3,036,720
Sharilyn S. Gasaway	$413,721	$ 1,396	$415,117
Kevin L. Beebe	$2,103,184	$ 83,373	$2,186,557
Jeffrey H. Fox	$2,185,863	$342,820	$2,528,683
Richard N. Massey (ii)	$—	$ 9,852	$9,852
Jeffery R. Gardner	$74,453	$ 38,704	$113,157

(i)	The amount in this column represents the excess of (a) earnings on compensation deferred under the 1998 Management Deferred Compensation Plan at a rate of 10.25%, compounded annually, over (b) 120% of the applicable federal long-term rate, compounded annually.

Messrs. Beebe and Gardner also have above market earnings on compensation deferred under the 360° Communications Company Benefit Restoration Plan, adopted by Alltel upon its merger with 360° Communications Company completed on July 1, 1998. Mr. Beebe’s above market earnings are $4,107 and Mr. Gardner’s earnings are $1,539.

(ii)	Mr. Massey did not become an employee until January 2006. Therefore, he does not have a present value of accumulated benefits under the Supplemental Executive Retirement Plan (the present value of his SERP accumulated benefit as of December 31, 2006 is zero because the benefit formula is based upon prior calendar year compensation) and he will not be a participant in the Alltel Pension Plan.

(6)	The amounts in the “All Other Compensation” column of the Summary Compensation Table reflect the following amounts for each of the Named Executive Officers.

Perquisites

Name	Aircraft (i)	Club Dues	Executive Physical	Total Perquisites
Scott T. Ford	$145,999	*	*	$154,468
Sharilyn S. Gasaway (ii)	—	—	—	—
Kevin L. Beebe	$110,045	*	*	$116,184
Jeffrey H. Fox	$79,796	*	*	$85,803
Richard N. Massey	$25,489	*	*	$28,341
Jeffery R. Gardner	$38,625	*	—	$40,361
*	Value attributable to executive is less than the greater of $25,000 or 10% of total perquisites.

(i)	Aircraft. This column shows the estimated incremental cost to Alltel in 2006 of providing personal use of company-owned aircraft under Alltel’s policy. Amounts reflect an hourly rate that is based upon the 2006 year-to-date direct and incremental expenses, multiplied by the number of flight hours the executive used during the year on the respective aircraft. Each officer pays the required taxes on the taxable income imputed for personal usage of corporate aircraft.
(ii)	The aggregate value of all perquisites attributable to Ms. Gasaway is less than $10,000.

Financial/Other Compensation

Name	Profit Sharing Plan (i)	401(k) Plan (ii)	Benefit Restoration Plan Profit Sharing Credit (iii)	Benefit Restoration Plan Matching Credit (iv)	Windstream Restricted Stock Value (dividend) 8/03/06 (v)	Restricted Stock Dividends for Unvested Shares (vi)	Total Perquisites and Total Financial/ Other Compensation
Scott T. Ford	$4,400	$8,800	$89,689	$179,378	$846,669	$76,727	$1,360,131
Sharilyn S. Gasaway	$4,400	$8,800	$12,730	$25,459	$284,072	$22,929	$358,390
Kevin L. Beebe	$4,400	$8,800	$46,384	$92,767	$618,300	$56,126	$942,961
Jeffrey H. Fox	$4,400	$8,800	$46,384	$92,767	$618,300	$56,126	$912,580
Richard N. Massey	$—	$8,800	$—	$—	$227,258	$16,031	$280,430
Jeffery R. Gardner	$—	$8,800	$—	$—	$—	$27,335	$76,496

(i)	Profit Sharing Plan. This column shows the amount of all profit sharing contributions made for 2006 under the Alltel Corporation Profit Sharing Plan on behalf of each of the Named Executive Officers.
(ii)	401(k) Plan. This column shows the amount of all matching contributions made for 2006 under the Alltel Corporation 401(k) Plan on behalf of each of the Named Executive Officers.
(iii)	Benefit Restoration Plan Profit Sharing Credit. Each of the Named Executive Officers is eligible to participate in the profit sharing component of the Benefit Restoration Plan except Mr. Massey, who is eligible in 2007. This column shows the annual credit to each Named Executive Officer’s profit sharing account under the Benefit Restoration Plan.
(iv)

Benefit Restoration Plan Matching Credit. Each of the Named Executive Officers is eligible to participate in the 401(k) plan component of the Benefit Restoration Plan except Mr. Massey, who is eligible to participate in 2007. This column shows the annual credit to each Named Executive Officer’s 401(k) plan account under the Benefit Restoration Plan.
(v)	Windstream Restricted Stock Value. Each holder of Alltel restricted stock outstanding on the completion date of the wireline spin-off received 1.03392674 shares of Windstream Common Stock for each Alltel share. The Windstream Common Stock vested on August 3, 2006. The value of the Windstream shares received has been reported as a dividend on Alltel stock.
(vi)	Restricted Stock Dividends for Unvested Shares. This column reflects cash dividends paid on unvested shares of Alltel restricted stock during 2006.

Grants of Plan-Based Awards

The following table sets forth for each Named Executive Officer (i) annual cash incentive award opportunities granted under the Performance Incentive Compensation Plan during 2006, (ii) estimated future payouts of the long-term cash incentive opportunities granted under the Long-Term Performance Incentive Compensation Plan during 2006, (iii) restricted stock awards granted in 2006, and (iv) stock options granted in 2006. Mr. Gardner was only granted the first half of the annual cash incentive plan-based award during 2006 due to the termination of his employment in connection with the spin-off of Alltel’s wireline division.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold	Target	Maximum
Scott T. Ford
Annual Incentive (pre-spin-off) (1)		$316,875	$633,750	$1,267,500
Annual Incentive (post- spin-off) (1)		$316,875	$633,750	$1,267,500
Long-Term Incentive (2006-2007) (2)		$341,250	$682,500	$1,023,750
Long-Term Incentive (2006-2008) (2)		$752,917	$1,505,833	$2,258,750
Stock options	1/18/06					146,640	$50.79	$2,296,676
Restricted shares	1/18/06				27,500			$1,679,425
Sharilyn S. Gasaway
Annual Incentive (pre-spin-off) (1)		$74,000	$148,000	$296,000
Annual Incentive (post- spin-off) (1)		$74,000	$148,000	$296,000
Long-Term Incentive (2006-2007) (2)		$65,172	$130,344	$195,516
Long-Term Incentive (2006-2008) (2)		$145,688	$291,375	$437,063
Stock options	1/18/06					73,320	$50.79	$1,148,338
Restricted shares	1/18/06				15,000			$916,050
Kevin L. Beebe
Annual Incentive (pre-spin-off) (1)		$168,750	$337,500	$675,000
Annual Incentive (post- spin-off) (1)		$168,750	$337,500	$675,000
Long-Term Incentive (2006-2007) (2)		$168,636	$337,271	$505,907
Long-Term Incentive (2006-2008) (2)		$345,375	$690,750	$1,036,125
Stock options	1/18/06					91,650	$50.79	$1,435,422
Restricted shares	1/18/06				20,000			$1,221,400

Grants of Plan-Based Awards Table (Continued)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#) (3)	All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold	Target	Maximum
Jeffrey H. Fox
Annual Incentive (pre-spin-off) (1)		$168,750	$337,500	$675,000
Annual Incentive (post- spin-off) (1)		$168,750	$337,500	$675,000
Long-Term Incentive (2006-2007) (2)		$168,636	$337,271	$505,907
Long-Term Incentive (2006-2008) (2)		$345,375	$690,750	$1,036,125
Stock options	1/18/06					91,650	$50.79	$1,435,422
Restricted shares	1/18/06				20,000			$1,221,400
Richard N. Massey
Annual Incentive (pre-spin-off) (1)		$125,000	$250,000	$500,000
Annual Incentive (post- spin-off) (1)		$125,000	$250,000	$500,000
Long-Term Incentive (2006-2007) (2)		$126,458	$252,917	$379,375
Long-Term Incentive (2006-2008) (2)		$255,833	$511,667	$767,500
Stock options	1/18/06					73,320	$50.79	$1,148,338
Restricted shares	1/18/06				17,000			$1,038,190
Jeffrey R Gardner (6)
Annual Incentive (pre-spin-off) (1)		$175,000	$350,000	$700,000
Annual Incentive (post- spin-off) (1)		$—	$—	$—
Long-Term Incentive (2006-2007) (2)		$—	$—	$—
Long-Term Incentive (2006-2008) (2)		$—	$—	$—
Stock options	N/A
Restricted shares	N/A

(1)	The amounts included in the “Annual Bonus” rows provide information about the annual cash incentive opportunities granted under the Performance Incentive Compensation Plan during 2006 to our Named Executive Officers. The information included in the “Threshold”, “Target” and “Maximum” columns reflects the range of potential payouts for each award granted under the Performance Incentive Compensation Plan during 2006. The actual amounts paid to each Named Executive Officer for each award earned in 2006 under the Performance Incentive Compensation Plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information about the Performance Incentive Compensation Plan, refer to the “Annual Incentive Compensation” caption on page 13.
(2)	The amounts included in the “Long-Term Incentive” rows provide information about the estimated future payouts of the long-term cash incentive opportunities granted under the Long-Term Performance Incentive Compensation Plan during 2006 to our Named Executive Officers for the July 1, 2006 to December 31, 2007 portion of the 2005—2007 grant and for the 2006—2008 grant. The information included in the “Threshold”, “Target” and “Maximum” columns reflects the range of potential payouts for each award granted under the Long-Term Performance Incentive Compensation Plan during 2006. For more information about the Long-Term Performance Incentive Compensation Plan, refer to the Long-Term Incentive Compensation caption on page 14.
(3)	All Other Stock Awards: Number Of Shares of Stock Or Units. This column shows the number of shares of restricted stock awarded to the Named Executive Officers in 2006. One third of the shares granted vest on each of the first three anniversaries of the grant if the executive continues to be employed by Alltel on the applicable vesting date. Dividends are paid on restricted shares.
(4)	All Other Stock Awards: Number of Securities Underlying Options. This column shows the number of shares that may be issued to the Named Executive Officer on exercise of stock options granted in 2006. One fifth of the options vest on each of the first five anniversaries of the grant if the executive continues to be employed by Alltel on the applicable vesting date.

(5)	Grant Date Fair Value of Stock and Option Awards: This column shows the grant date fair value of stock option and restricted stock awards granted to each Named Executive Officer in 2006, as determined in accordance with FAS 123R. See footnote 8 of the Consolidated Financial Statements included in Appendix A to this proxy statement and Alltel’s Annual Report on Form 10-K for the year ended December 31, 2006 for an explanation of the assumptions made by Alltel in the valuation and expensing of these awards.
(6)	Mr. Gardner terminated employment with Alltel on July 17, 2006 in connection with the spin-off of Alltel’s wireline division. The only grant he received was the pre-spin annual bonus.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase Alltel’s Common Stock that had not been exercised and remained outstanding as of December 31, 2006, and (ii) each award of restricted stock that had not vested and remained outstanding as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)
Scott T. Ford	1/18/2006	—	146,640	$50.79	1/18/2016	27,500	$1,663,200
	1/19/2005	29,328	117,312	$45.22	1/19/2015	27,500	$1,663,200
	1/21/2004	48,881	73,319	$41.15	1/21/2014	8,333	$503,980
	1/22/2003	146,641	97,759	$41.10	1/22/2013
	1/23/2002	293,280	73,320	$45.88	1/23/2012
	1/25/2001	305,500	—	$55.54	1/25/2011
	8/08/2000	549,900	—	$52.17	8/08/2010
	1/27/2000	152,750	—	$55.85	1/27/2010
	1/27/1999	122,200	—	$53.24	1/27/2009
	9/30/1997	488,800	—	$28.23	9/30/2007
Kevin L. Beebe	1/18/2006	—	91,650	$50.79	1/18/2016	20,000	$1,209,600
	1/19/2005	18,330	73,320	$45.22	1/19/2015	20,000	$1,209,600
	1/21/2004	36,661	54,989	$41.15	1/21/2014	6,250	$378,000
	1/22/2003	87,985	58,655	$41.10	1/22/2013
	1/23/2002	146,640	36,660	$45.88	1/23/2012
	1/25/2001	134,420	—	$55.54	1/25/2011
	8/08/2000	427,700	—	$52.17	8/08/2010
	1/27/2000	91,650	—	$55.85	1/27/2010
	1/27/1999	305,500	—	$53.24	1/27/2009
	2/16/1998	64,746	—	$26.47	2/16/2008
Jeffrey H. Fox	1/18/2006	—	91,650	$50.79	1/18/2016	20,000	$1,209,600
	1/19/2005	18,330	73,320	$45.22	1/19/2015	20,000	$1,209,600
	1/21/2004	36,661	54,989	$41.15	1/21/2014	6,250	$378,000
	1/22/2003	87,985	58,655	$41.10	1/22/2013
	1/23/2002	146,640	36,660	$45.88	1/23/2012
	1/25/2001	134,420	—	$55.54	1/25/2011
	8/08/2000	427,700	—	$52.17	8/08/2010
	1/27/2000	91,650	—	$55.85	1/27/2010

Outstanding Equity Awards at Fiscal Year-End Table (Continued)

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)
Jeffrey H. Fox	1/27/1999	122,200	—	$53.24	1/27/2009
	9/30/1997	305,500	—	$28.23	9/30/2007
Sharilyn S. Gasaway	1/18/2006	—	73,320	$50.79	1/18/2016	15,000	$907,200
	1/19/2005	4,888	19,552	$45.22	1/19/2015	5,000	$302,400
	1/21/2004	7,333	10,997	$41.15	1/21/2014	1,250	$75,600
	1/22/2003	21,997	14,663	$41.10	1/22/2013
	1/23/2002	3,422	855	$45.88	1/23/2012
	1/25/2001	4,277	—	$55.54	1/25/2011
	7/20/2000	3,666	—	$51.50	7/20/2010
	4/20/2000	3,666	—	$53.29	4/20/2010
Richard N. Massey	1/18/2006	—	73,320	$50.79	1/18/2016	17,000	$1,028,160

(1)	Number of Securities Underlying Unexercised Options Exercisable. This column shows the number of shares underlying outstanding stock options that have vested as of December 31, 2006.
(2)	Number of Securities Underlying Unexercised Options Unexercisable. This column shows the number of shares underlying outstanding stock options that have not vested as of December 31, 2006. Options granted in 2006 vest in five equal annual increments during which the executive officer continues to be employed by Alltel beginning on the one-year anniversary of the grant date. Only the Compensation Committee has the authority to accelerate vesting.
(3)	Option Exercise Price. This column shows the exercise price for each stock option reported in the table, which equals the fair market value per share of the underlying option shares on the date of grant. As a result of the spin-off, the number of shares underlying outstanding stock options and the related per share exercise price held by employees and directors remaining with Alltel were adjusted pursuant to the terms of the applicable Alltel equity incentive plans in order to account for the change in market value of Alltel’s Common Stock resulting from the distribution by multiplying the number of shares subject to such options by 1.222 and dividing the exercise price by the same amount. Because the adjustment to the number of shares and exercise prices maintained both the aggregate fair market value of the stock underlying the stock options and the relationship between the per share exercise price and the related per share market value both before and after consummation of the spin-off, no additional compensation expense resulting from the modification of the stock awards was recognized.
(4)	Number of Shares or Units of Stock That Have Not Vested. This column shows the aggregate number of outstanding restricted stock awards for each Named Executive Officer that had not vested as of December 31, 2006. Restricted shares granted in 2005 will vest in their entirety on their 2008 anniversary date. These shares were subject to acceleration if certain performance conditions were met. Other grants vest one third on each anniversary date beginning with the first anniversary.
(5)	Market Value of Shares or Units of Stock That Have Not Vested. Represents the number of shares of Common Stock covered by the restricted stock awards valued using $60.48 (the closing market price of Alltel’s Common Stock on December 29, 2006).

Option Exercises and Stock Vested at Fiscal Year End

The following table sets forth information for each Named Executive Officer with respect to (i) the exercise of options to purchase shares of Alltel’s Common Stock during 2006, and (ii) the vesting of restricted Alltel Common Stock awards during 2006.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards (3)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (2)
Scott T. Ford	79,430	$2,296,321	8,333		$498,313
Sharilyn S. Gasaway	—	$—	1,250		$74,750
Kevin L. Beebe	37,527	$1,104,121	6,250		$373,750
Jeffrey H. Fox	61,100	$1,413,255	6,250		$373,750
Richard N. Massey	—	$—	—		$—
Jeffery R. Gardner	797,964	$2,917,773	27,000	(4)	$1,502,620

(1)	Value Realized on Exercise. This column reflects the product of (i) the number of shares acquired upon the exercise of the stock option, multiplied by (ii) the excess of (x) the price per share of Alltel’s Common Stock at the time of exercise, over (y) the per share exercise price of the stock option.
(2)	Value Realized on Vesting. This column reflects the product of the number of shares of Common Stock covered by the restricted stock award that vested and the closing market price of the Common Stock for the vesting date.
(3)	The Board of Directors amended the awards held by Scott T. Ford, Sharilyn S. Gasaway, Kevin L. Beebe and Jeffrey H. Fox (and all other holders of Alltel restricted stock) to provide that the shares of Windstream stock received by those executives in the spin-off with respect to their unvested Alltel restricted shares would be fully vested on August 3, 2006. Those amounts are not reflected in the table above but are recognized in the “All Other Compensation” column in the Summary Compensation Table. Corresponding dollar values can be found in the “Financial/Other Compensation” sub-table in footnote 6 on page 23.
(4)	In connection with the spin-off transaction, the Board of Directors amended Mr. Gardner’s restricted Alltel stock awards to accelerate vesting to August 3, 2006.

Pension Benefits

The following table shows information concerning the estimated retirement benefits payable to our Named Executive Officers under Alltel’s Pension Plan, Supplemental Executive Retirement Plan, and Benefit Restoration Plan. A description of the plans covered in the table follows the table.

Pension Benefit Table: Qualified Pension Plan

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Scott T. Ford	Alltel Corporation Pension Plan	10.9	$113,667	$—
Sharilyn S. Gasaway	Alltel Corporation Pension Plan	6.6	$54,121	$—
Kevin L. Beebe	Alltel Corporation Pension Plan	8.0	$109,443	$—
Jeffrey H. Fox	Alltel Corporation Pension Plan	3.7	$50,210	$—
Richard N. Massey	Alltel Corporation Pension Plan	—	$—	$—
Jeffery R. Gardner (2)	Alltel Corporation Pension Plan	—	$—	$—

Pension Benefit Table: Benefit Restoration Plan

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Scott T. Ford	Alltel Benefit Restoration Plan	10.9	$1,648,638	$—
Sharilyn S. Gasaway	Alltel Benefit Restoration Plan	6.6	$33,863	$—
Kevin L. Beebe	Alltel Benefit Restoration Plan	8.0	$1,218,219	$—
Jeffrey H. Fox	Alltel Benefit Restoration Plan	3.7	$454,134	$—
Richard N. Massey	Alltel Benefit Restoration Plan	—	$—	$—
Jeffery R. Gardner (2)	Alltel Benefit Restoration Plan	—	$—	$—

Pension Benefit Table: Supplemental Executive Retirement Plan

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Scott T. Ford	Supplemental Executive Retirement Plan	11	$16,847,270	$—
Sharilyn S. Gasaway	Supplemental Executive Retirement Plan	8	$1,960,896	$—
Kevin L. Beebe (3)	Supplemental Executive Retirement Plan	23	$11,218,949	$—
Jeffrey H. Fox	Supplemental Executive Retirement Plan	11	$10,238,536	$—
Richard N. Massey (5)	Supplemental Executive Retirement Plan	1	$—	$—
Jeffery R. Gardner (4)	Supplemental Executive Retirement Plan	—	$—	$9,256,645

(1)	The information contained in the “Number of Years Credited Service” column and the “Present Value of Accumulated Benefit” column are calculated as of December 31, 2006, which is the measurement date used for reporting purposes in Alltel’s Consolidated Financial Statements contained in Alltel’s Annual Report on Form 10-K for the year ended December 31, 2006. The present value of accumulated benefits was prepared based on the same assumptions used in the Consolidated Financial Statements contained in Alltel’s Annual Report on Form 10-K for the year ended December 31, 2006, including the 1994 Group Annuity Mortality Table for males and females with a 5.94% discount rate. The present value calculation also assumes the Named Executive Officer will continue to live and work until the earliest age for which benefits are not reduced for early retirement. For this purpose, earliest retirement age for the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan is assumed to be age 60, because a participant with 20 years of service may retire and receive an unreduced benefit immediately upon termination at this age. For the Alltel Corporation Supplemental Executive Retirement Plan, the earliest retirement age is assumed to be the age at which the Named Executive Officer attains both the service and age needed to become eligible for special early retirement under the terms of this Plan (for Mr. Ford, July 31, 2007; Ms. Gasaway, June 30, 2013; Mr. Beebe, June 30, 2006; Mr. Fox, March 31, 2007; Mr. Massey, June 30, 2011).
(2)	In connection with the spin-off of Alltel’s wireline business, the benefits for Mr. Gardner under the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan were transferred to Windstream.
(3)	Mr. Beebe’s years of vesting service under the Supplemental Executive Retirement Plan include 14 years of service at a company acquired by Alltel resulting in an additional present value of accumulated benefits of $1,864,428 as of December 31, 2006, which is included in the amount above.

(4)	Mr. Gardner was entitled to an early retirement benefit under the Supplemental Executive Retirement Plan upon the earliest to occur of January 1, 2007 or the effective date of the spin-off transaction. The lump sum benefit was paid to Mr. Gardner within 10 days of the spin-off.
(5)	Mr. Massey did not become an employee until January 2006. His present value accumulated benefit as of December 31, 2006 is zero since the benefit formula is based upon prior calendar year (2005) compensation.

Description of Defined Benefit Retirement Plans

The following is a summary of the plans covered by the Pension Benefits Table.

Alltel Corporation Pension Plan. The Alltel Corporation Pension Plan (the “Pension Plan”) is a tax-qualified defined benefit plan that generally covers salaried and non-salaried employees of Alltel Corporation and those subsidiary companies of Alltel that have adopted the Pension Plan. For nonbargaining employees, the Pension Plan was closed to new participants as of December 31, 2005 and frozen to additional accruals as of December 31, 2005 (December 31, 2010 for employees who had attained age 40 with two years of service as of December 31, 2005).

The Pension Plan’s accrued benefit is payable in the form of a monthly life annuity following normal retirement at age 65 (or, if later, five years of service or the fifth anniversary of participation). The accrued benefit also is payable in a monthly life annuity following early retirement at or after age 55 with at least 20 years of service (with a reduction in the life annuity of .25% for each month commencement precedes age 60) or at or after age 60 with 15 years of service (with a reduction in the life annuity of .25% for each month commencement precedes age 65 for a participant whose benefit commences before age 62). None of the Named Executive Officers are currently eligible for an early retirement benefit under the Pension Plan.

Under the Pension Plan, each participant’s post-January 1, 1988 through December 31, 2005 service (December 31, 2010 service for employees who had attained age 40 with two years of service as of December 31, 2005) is credited at 1% of compensation, including salary, bonus and other non-equity incentive compensation, plus .4% of that part of the participant’s compensation in excess of the Social Security Taxable Wage Base for such year. Service prior to 1988, if any, is credited on the basis of a percentage of the participant’s highest consecutive five-year average annual salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by .05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year. In addition, participants receive an additional credit of .25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years of credit, plus an amount equal to .4% of the amount by which the participant’s pre-1988 career average annual base salary (three highest years) exceeds their Social Security covered compensation, multiplied by the individual’s years of pre-1988 credited service.

Benefits under the Pension Plan also are available in actuarially equivalent joint and surviving spouse annuities, which provide a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% or 100%, as elected, of the reduced monthly amount, or in an actuarially equivalent 10-year certain annuity, which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 years of benefit commencement, with payments to a designated beneficiary for the remainder of the 10-year certain period. If a vested participant dies before benefit commencement, an annuity generally is payable to the participant’s surviving spouse in an amount based on the joint and 50% surviving spouse annuity beginning on the later of when the participant died or would have been eligible to commence a benefit.

Alltel Corporation Benefit Restoration Plan. Each employee who is entitled to a vested benefit under the Pension Plan and who is designated by the Board or the CEO is entitled to participate in the Alltel Corporation Benefit Restoration Plan (the “BRP”) if their benefit is reduced as a result of IRS limits imposed on compensation and benefits. The pension benefit under the BRP is calculated as the excess, if any, of (x) the participant’s Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65) without regard to the IRS compensation limit ($220,000 for 2006) and without regard to the benefit limitation ($175,000 for 2006) over (y) the participant’s actual Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65). If the participant has not attained age 65 on the date their benefit is scheduled to commence, the BRP benefit is reduced to the same extent, if any, as the Pension Plan benefit. For purposes of the preceding calculations, compensation has the same meaning provided in the description of the Pension Plan above. Benefits are paid over the life of the participant if the participant is alive when benefits commence or over the life of the spouse if the benefit is paid as a pre-retirement death benefit. Alltel may direct that the benefit be paid in an alternative form provided that it is the actuarial equivalent of the normal form of benefit so that the BRP benefit is paid in the same form as the Pension Plan benefit. None of the Named Executive Officers is currently eligible for an early retirement benefit from the BRP.

Alltel Corporation Supplemental Executive Retirement Plan. Alltel maintains a non-qualified supplemental executive retirement plan (the “SERP”) in which certain employees designated by the Board of Directors are eligible to participate, including the Named Executive Officers (other than Mr. Gardner, who is no longer employed by Alltel). The SERP provides a defined benefit in excess of the benefits provided under Alltel’s other retirement plans. The SERP provides that, upon normal retirement at age 65 with five or more years of service, the participant will receive a benefit under the SERP, payable as a single life annuity equal to 60% of the greater of (A) the participant’s salary, bonus and other non-equity incentive plan compensation (other than long-term incentive plan compensation) paid during the calendar year preceding his or her retirement or (B) the participant’s average annual salary, bonus and other non-equity incentive plan compensation (other than long-term incentive plan compensation) paid during the three calendar years preceding his or her retirement.

Participants are entitled to an early retirement benefit under the SERP at age 60 with 15 years of service, age 55 with 20 years of service or upon their death during employment prior to attaining normal retirement age. The early retirement benefit is calculated in the same manner and paid at the same time as the normal retirement benefit, except that the benefit percentage used in the calculation is 45% increased ratably for the number of the participant’s years of service after early retirement eligibility, up to a maximum of 60%. Further, each of Messrs. Ford, Beebe and Fox is entitled to a special early retirement benefit under the SERP if he retires before becoming entitled to the normal retirement benefit but after he has attained age 45 and completed 3 or more years of service with Alltel after 2003, (Ms. Gasaway and Mr. Massey are entitled to a special early retirement benefit under the SERP if he or she retires at age 45 with 5 years of service after 2006). The special early retirement benefit is calculated in the same manner and paid at the same time as the normal retirement benefit, except that the percentage used in the calculation is 40%, increased by  1/2% for each whole number by which the sum of the executive’s age and years of service exceeds 50, up to a maximum of 60%. Participants who have attained their early retirement date and their special early retirement date, but not their normal retirement date, are entitled to the larger of the early retirement benefit or the special early retirement benefit. Other than Mr. Beebe, none of the Named Executive Officers is vested in a retirement benefit under the SERP. Mr. Beebe is vested in the SERP special early retirement benefit.

Benefits payable under the SERP are reduced to reflect the amounts payable to participants from the Alltel Pension Plan, Benefit Restoration Plan, Profit Sharing Plan, and 401(k) Plan and amounts the participant may be entitled to receive under a prior employer’s plan, excluding the amounts contributed to those plans by the participant. Alltel may grant additional years of service to the participant, if the participant’s SERP benefit is reduced by amounts the participant is entitled to receive under a prior employer’s plan.

Upon a termination of employment in connection with a change in control of Alltel, participants become entitled to a benefit under the SERP paid in the form of a lump sum that is the actuarial equivalent of the normal form of benefit under the SERP. The participant’s benefit is increased to the normal retirement benefit, if he or she is entitled to an early retirement benefit before the termination, or increased to the early retirement benefit if he or she was not entitled to an early retirement benefit before the termination. The SERP benefit paid in connection with a termination of employment in connection with a change in control also reflects compensation payable under Alltel’s long-term incentive compensation plan.

If a participant dies after benefits commence, his or her surviving spouse will receive 50% of the amount that the participant was receiving prior to his or her death. If the participant dies while employed, his or her surviving spouse will receive 50% of the amount that the participant would have received in the form of the annual retirement benefit if the participant had retired on the day before death, provided that the participant will be entitled to only the early retirement benefit if he or she had not attained the normal, early or special early retirement date before the date of the participant’s death.

Following retirement, participants and their spouses and dependents are entitled to receive post-retirement medical benefits under the SERP, together with reimbursement for any additional taxes incurred as a result of the benefits being taxed less favorably than they would have been if received by other retired employees.

Non-Qualified Deferred Compensation

The following table shows information concerning aggregate amounts earned and payable to our Named Executive Officers under Alltel’s non-qualified deferred compensation arrangements.

Non-Qualified Deferred Compensation Table

Alltel Corporation Benefit Restoration Plan, 1998 Deferred Compensation Plan, 360° Communications Company Deferred
Compensation Plan and the 360° Communications Company Restoration Plan

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions (4)	Aggregate Balance at Last Fiscal Year End (5)
Scott T. Ford	$541,214	$269,067	$281,812	$—	$3,411,675
Sharilyn S. Gasaway	$100,450	$38,189	$16,671	$—	$254,928
Kevin L. Beebe	$202,458	$139,151	$264,171	$—	$3,022,519
Jeffrey H. Fox	$1,340,540	$139,151	$979,160	$—	$10,760,318
Richard N. Massey	$225,962	$—	$23,160	$—	$249,123
Jeffery R. Gardner (6)	$663,959	$—	$108,506	$54,306	$2,463,885

(1)	Executive Contributions in Last Fiscal Year. The “Executive Contributions in Last Fiscal Year” column shows the aggregate deferrals for each Named Executive Officer of (i) base salary otherwise payable in 2006, (ii) the annual bonus earned under the Performance Incentive Compensation Plan for the performance period ending December 31, 2005, (iii) the annual bonus earned under the Performance Incentive Compensation Plan for the period ending June 30, 2006, and the incentive earned under the Long-Term Incentive Plan for the 2003-2005 performance cycle, and (iv) amounts from the Benefit Restoration Plan for 2006. Of these amounts, the base salary deferrals for each Named Executive Officers are included in the “Salary” column of the Summary Compensation Table. Deferrals of the annual bonus under the Performance Incentive Compensation Plan for the performance period ending June 30, 2006 and the long-term bonus under the Long-Term Incentive Plan for the Named Executive Officers are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Registrant Contributions in Last Fiscal Year. The “Registrant Contributions in Last Fiscal Year” column shows the aggregate credits to the accounts of the Named Executive Officers under the Benefit Restoration Plan during 2006 (as described in more detail below). The credits are included in the “All Other Compensation” column to the Summary Compensation Table.
(3)	Aggregate Earnings in Last Fiscal Year. A portion of the earnings included in the “Aggregate Earnings in Last Fiscal Year” column is reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table.
(4)	Aggregate Withdrawals/Distributions. Mr. Gardner received a lump sum payment of his account balance under the 360° Communications Company Deferred Compensation Plan and the 360° Communications Company Retirement Savings Restoration Plan following his termination of employment in connection with the spin-off of Alltel’s wireline division.

(5)	Aggregate Balance at Last Fiscal Year End. The aggregate balance as of December 31, 2006 reported for each Named Executive Officer includes the following amounts that may have been previously reported as compensation on the Summary Compensation Table for prior years (prior to adjustment for gains, losses and prior in-service distributions):

Name	Balance ending December 31, 2002	Balance ending December 31, 2003	Balance ending December 31, 2004	Balance ending December 31, 2005
Scott T. Ford	$797,729	$1,094,795	$1,487,818	$2,319,581
Sharilyn S. Gasaway	N/A	$8,953	$27,345	$99,618
Kevin L. Beebe	$1,102,920	$1,450,920	$1,890,151	$2,416,740
Jeffrey H. Fox	$3,074,277	$4,445,861	$6,172,621	$8,301,467
Richard N. Massey	N/A	N/A	N/A	N/A
Jeffery R. Gardner	$431,344	$746,767	$1,135,158	$1,745,726

(6)	The amounts reported for Mr. Gardner include information through July 17, 2006 (i.e., the date of the spin-off of Alltel’s wireline division) under the Alltel Corporation 1998 Management Deferred Compensation Plan and the Alltel Corporation Benefit Restoration Plan. In connection with the spin-off transaction, Windstream assumed the obligation to pay the benefits listed above in the Non-Qualified Deferred Compensation Table with respect to Mr. Gardner and Alltel transferred an amount of cash to Windstream equal to the obligations assumed. The balances recorded for Mr. Gardner as of July 17, 2006 transferred to Windstream and are listed as “Aggregate Balance at Last Fiscal Year End”.

Description of Non-Qualified Deferred Compensation Plans

The following is a summary of the plans covered by the Non-Qualified Deferred Compensation Table:

1998 Management Deferred Compensation Plan. Under the Alltel Corporation 1998 Management Deferred Compensation Plan (the “1998 Plan”), the CEO and other participants designated by the CEO may elect to defer up to 50% of their salary, annual bonus and long-term bonus. In general, payments are made in a lump sum following termination of employment or death, or in the event of a change in control. If, however, a participant dies or terminates after attaining age 65, age 60 with 15 years of service, or age 55 with 20 years of service, then payments generally commence on a date designated by the participant (but no more than 10 years following termination), in the form of a lump sum or annual installments of up to 15 years, as elected by the participant. Alltel may accelerate payment in the event of a participant’s “financial hardship.” Participant accounts are credited with earnings as of the end of each calendar year based on the prime rate in effect on the first business day of the following calendar year plus 200 basis points. For 2006, this rate was 10.25%.

Alltel Corporation Benefit Restoration Plan. Participants of the Profit Sharing Plan and the 401(k) Plan designated by Alltel or the CEO may participate in the Benefit Restoration Plan (the “BRP”). Under the 401(k) Plan component of the BRP, eligible participants may also defer up to 15% of their compensation (generally comprised of salary, annual bonus and other non-equity incentive plan compensation) in excess of IRS limits ($220,000 for 2006) and receive a matching credit equal up to 4% of such excess compensation. Under the Profit Sharing Plan component of the BRP, eligible participants receive a profit sharing credit, which for 2006 was equal to 2% of such excess compensation. Payments generally commence following termination of employment. Payments from the 401(k) component are paid in a lump sum and payments from the profit sharing component are made in 5 annual installments. Participant accounts are credited with earnings based on the investments provided by Alltel under the Profit Sharing Plan. Profit Sharing Plan investments are professionally managed by various money managers and overseen by an independent investment consultant. The investment return under the BRP for 2006 was 10.13%.

360° Communications Company Deferred Compensation Plan. Under the 360° Communications Deferred Compensation Plan (the “360° Deferred Compensation Plan”), participants who were designated by 360°

Communications could elect to defer up to 25% of their salary and up to 100% of their bonus. The 360° Deferred Compensation Plan was frozen as to future deferrals effective as of December 1998. In general, payments are made in a lump sum following termination of employment or death, or in the event of a change in control. In the case of a participant’s retirement, disability or death before termination of employment, payments from the 360° Deferred Compensation Plan are made in a lump sum or in installments over a maximum of 15 years, as elected by the participant. If the participant terminates employment prior to his or her retirement, disability or death, payment is made in an immediate lump sum. Participants could also elect to receive a payment of their deferred compensation in a lump sum on specified dates prior to termination of employment. In the event of certain unforeseeable emergencies, a participant may request a distribution of all or a portion of the participant’s account to the extent necessary to satisfy the unforeseeable emergency. Messrs. Beebe and Gardner’s accounts under the 360° Deferred Compensation Plan were credited with earnings based on the prime rate in effect on the first business day of the following calendar year plus 200 basis points. The investment return under the 360° Deferred Compensation Plan for 2006 was 10.25% for Mr. Beebe and 9.25% for Mr. Gardner.

360° Communications Company Retirement Savings Restoration Plan. Under the 360° Communications Company Retirement Savings Restoration Plan (the “360° Restoration Plan”), participants designated by 360° Communications Company were permitted to defer up to 6% of their compensation under the 360° Communications Retirement Savings Plan in excess of IRS limits and receive a matching credit of up to 6% of such excess compensation deferred. The 360° Restoration Plan was frozen as to future deferrals effective as of December 1998. In the case of a participant’s retirement, disability or death before termination of employment, payments from the 360° Restoration Plan are made in a lump sum or in installments as elected by the participant. If the participant terminates employment prior to his or her retirement, disability or death, payment is made in an immediate lump sum. Messrs. Beebe and Gardner’s accounts under the 360° Restoration Plan were credited with earnings based on their investments under the 360° Deferred Compensation Plan. The investment return under the 360° Restoration Plan for 2006 was 10.25% for Mr. Beebe and 9.25% for Mr. Gardner.

Impact of Section 409A. Section 409A was added to the Internal Revenue Code of 1986 in the fall of 2004. Section 409A imposes new restrictions on the plans described above with respect to amounts deferred after December 31, 2004 and earnings thereon (and with respect to plans that are “materially modified” after October 3, 2004). These new restrictions generally define the earliest date that payments may commence under the plans and limit the ability of participants to receive accelerated payments or to change their deferral and payment elections. As permitted under existing guidance, Alltel will amend the plans described above on or before December 31, 2007 to conform to Section 409A. With the IRS’ recent issuance of final guidance under Section 409A, Alltel is evaluating the nature and the scope of the required amendments. In the meantime, Alltel has adopted a resolution providing that the plans are deemed amended to the extent necessary to comply with Section 409A and that the plans will be administered in good faith compliance with the new rules, as permitted by current IRS guidance.

Other Potential Post-Employment Payments

Alltel has entered into certain agreements and maintains certain plans and arrangements that require Alltel or its successors to pay or provide certain compensation and benefits to the Named Executive Officers in the event of certain terminations of employment or a change in control of Alltel. The estimated amount of compensation and benefits payable or provided to each Named Executive Officer in each triggering situation is summarized below. These estimates are based on the assumption that the various triggering events occur on the last business day of the 2006 calendar year (i.e., December 29, 2006). Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. The actual amounts that would be paid to a Named Executive Officer upon certain terminations of employment or upon a change in control can only be determined at the time the actual triggering event occurs.

The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a Named Executive Officer has earned prior to the applicable triggering event, such as earned but unpaid salary or accrued vacation pay. The estimates also do not take into account benefits that our Named Executive Officers would be entitled to receive upon termination of employment generally under the retirement plans and programs described in the “Pension Benefits” section on page 28 and the “Non-Qualified Deferred Compensation” section on page 32. This section does identify and quantify the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Voluntary Termination Without “Good Reason” or Involuntary Termination For “Cause”

Alltel does not maintain any plans or arrangements that would provide enhanced benefits to our Named Executive Officers solely as a result of a voluntary termination without “good reason” or an involuntary termination for “cause” (as each term is defined under the heading “Voluntary Termination for ‘Good Reason’ or Involuntary Termination without ‘Cause’” immediately below).

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”

Alltel has entered into an employment agreement with Mr. Ford effective July 24, 2003. Under the employment agreement, if Alltel or its affiliates terminated Mr. Ford’s employment without “cause” (as defined below) or Mr. Ford terminated his employment with Alltel or its affiliates for “good reason” (as defined below), then Alltel would have been obligated to pay or provide to Mr. Ford the following:

•

A lump sum payment equal to two times the sum of (i) his annual base salary, (ii) the greater of his target annual bonus for the year of termination under the Performance Incentive Compensation Plan or the annual bonus earned for the immediately preceding year under that plan, and (iii) the greater of his target award under the long-term incentive cycle for the year of termination under the Long-Term Performance Incentive Compensation Plan or the long-term incentive earned for the immediately preceding performance cycle under that plan.

•

A lump sum payment of his prorated annual bonus, based on the greater of his target annual bonus for the year of termination under the Performance Incentive Compensation Plan or the annual bonus earned for the immediately preceding year under that plan.

•	A lump sum payment equal to the target level long-term incentive bonus for each performance period outstanding in which the termination of employment occurs prorated through the date of termination.

•	Continued health care coverage for 24 months following termination, plus a gross-up for applicable taxes, if any.

•	Continued perquisites for 24 months following termination.

Mr. Ford’s employment agreement provides that upon termination of employment for any reason, he is prohibited from soliciting employees of Alltel for a one-year period and is subject to confidentiality and non-disparagement restrictions.

For purposes of Mr. Ford’s employment agreement, the term “cause” means (i) the conviction of Mr. Ford of a felony; (ii) gross neglect by Mr. Ford of the performance of his duties or gross misconduct that in either case produces material economic harm to Alltel or its affiliates; or (iii) a material breach by Mr. Ford of any non-solicitation, non-disparagement or confidentiality restrictions. For purposes of Mr. Ford’s employment agreement, the term “good reason” means the occurrence, without the executive’s express written consent, of any one or more of the following: (i) any action of Alltel or its affiliates that results in a material adverse change in Mr. Ford’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities, other than an insubstantial and inadvertent action that is remedied by Alltel promptly after receipt of notice thereof given by the executive; (ii) a material reduction by Alltel in Mr. Ford’s compensation; (iii) Alltel’s amending or terminating the Supplemental Executive Retirement Plan in a manner that is adverse to him, unless a substitute or alternative arrangement is provided so that his level of retirement benefits is not materially reduced; and (iv) a material breach by Alltel of any provision of the employment agreement that is not remedied promptly after receipt of notice thereof. Notwithstanding the foregoing, in no event shall “good reason” occur as a result of the following: (i) a reduction in any component of Mr. Ford’s compensation if coincident with the reduction of one or more other components of his compensation is or are increased or a substitute or alternative is provided so that his overall compensation is not materially reduced; (ii) Mr. Ford does not earn cash bonuses or benefit from equity incentives awarded to him because one or more performance goals or targets (including appreciation in value related to equity awards) was or were not achieved; and (iii) the suspension of Mr. Ford for the period during which the Board of Directors is making a determination whether to terminate him for cause.

Based on the above, Mr. Ford would have been entitled to the following estimated payments and benefits from Alltel if the company or its affiliates terminated his employment without “cause” (as defined above) or Mr. Ford terminated his employment with Alltel or its affiliates for “good reason” (as defined above) on December 29, 2006:

Payments and Benefits under Employment Agreement	Ford
Severance	$8,236,800
Pro rata Bonus Payment	1,242,150
Pro rata LTI Plan Payment	2,444,723
Continued Health Care Values (1)	33,361
Gross Up of Tax on Continued Health Care (2)	23,183
Perquisite Continuation Values (3)	308,936

Aggregate Payments	$12,289,153

(1)	Value is estimated assuming family level medical and dental benefits at 2007 COBRA premium rates for a term of 24 months and using a 5.91% discount rate and the sex distinct 1994 Group Annuity Mortality Table.
(2)	Based on 41% combined federal and state tax rates.
(3)	The calculation is based on 2 years of perquisites as reported in the Summary Compensation Table on page 20.

Death, Disability or Retirement

As described below, a Named Executive Officer’s termination of employment with Alltel due to death, “disability” or “retirement” (as defined below) can result in immediate vesting of all unvested equity awards and enhanced benefits under the Performance Incentive Compensation Plan.

Equity Awards. If a Named Executive Officer’s employment terminates for any reason other than death, disability or retirement, the officer would forfeit his or her right to all unvested equity awards. If, however, the Executive dies, becomes “disabled” or “retires,” then under the 1998 Equity Incentive Plan or the 2001 Equity Incentive Plans all unvested stock options held by the executive become fully vested and exercisable and remain outstanding for one year following death or disability and three years following retirement (or if shorter, the expiration of the original term). For this purpose, the term “disability” means a mental or physical condition rendering an executive unable to perform their regular duties as determined by the Compensation Committee. For this purpose, the term “retirement” means the executive’s termination of employment for any reason other than death after either: (i) attaining age 55 with at least 20 years of vesting service under Alltel’s Profit Sharing Plan; (ii) attaining age 60 with at least 15 years of vesting service under Alltel’s Profit Sharing Plan; or (iii) attaining age 65 with at least 5 years of vesting service under Alltel’s Profit Sharing Plan. There are currently no Named Executives Officers who satisfy the definition of retirement.

Performance Incentive Compensation Plan. If a Named Executive Officer’s employment terminates for any reason other than death, disability or retirement, the officer would forfeit his or her right to the current year’s bonus under the Performance Incentive Compensation Plan. If, however, the Executive dies, becomes “disabled”

or “retires” during the year, then the current year’s annual bonus under the Performance Incentive Compensation Plan would be prorated on the basis of the ratio of the number of days of participation during the plan year to the number of days during the plan year. For this purpose, the term “disability” means incapacity resulting in the executive being unable to engage in gainful employment at his or her usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity contracted, suffered or incurred while the executive was engaged in, or which resulted from having engaged in, a felonious enterprise; incapacity resulting from or consisting of chronic alcoholism or addiction to drugs or abuse; and incapacity resulting from an intentionally self-inflicted injury or illness. The term “retirement” means the executive’s termination of employment for any reason other than death after either: (i) attaining age 55 with at least 20 vesting years of service under Alltel’s Pension Plan; (ii) attaining age 60 with at least 15 vesting years of service under Alltel’s Pension Plan; or (iii) satisfying the conditions specified for eligibility for “retirement” under a written employment contract between the executive and Alltel. There are currently no Named Executives Officers who satisfy the definition of retirement.

Supplemental Executive Retirement Plan. Each of the Named Executive Officers participates in the Alltel Supplemental Executive Retirement Plan. Upon the death of a Named Executive Officer, the officer’s surviving spouse would be entitled to the early retirement benefit under the Supplemental Executive Retirement Plan if the executive would not otherwise be entitled to a benefit under the Supplemental Executive Retirement Plan prior to death. Similarly, each of the Named Executive Officers who would have been entitled to the special early retirement benefit under the Supplement Executive Retirement Plan prior to death would be entitled to the early retirement benefit under the Supplemental Executive Retirement Plan upon his or her pre-retirement death, if such benefit would be greater. If the Named Executive Officer dies prior to attaining a vested benefit under the Supplemental Executive Retirement Plan, the officer’s surviving spouse would be entitled to the post-retirement medical benefits (and related tax gross-up) provided under the Supplemental Executive Retirement Plan for the remainder of the life of the surviving spouse. For more information about the Supplemental Executive Retirement Plan, refer to the “Pension Benefits” caption on page 28.

Based on the above, Alltel would have provided each Named Executive Officer (or the officer’s beneficiary) with the following estimated payments and benefits, upon the Executive’s “disability” or “retirement” (as defined above) from Alltel and its affiliates on December 29, 2006 or in the event that the Executive died while employed with Alltel or its affiliates on December 29, 2006.

Payments Upon Death, Disability or Retirement

Payments	Ford	Beebe	Fox	Gasaway	Massey
Unvested Stock Option Spread (1)	$6,176,164	$3,678,922	$3,678,922	$1,293,003	$710,471
Pro rata Bonus Payment	1,253,723	667,663	667,663	292,783	494,565
Additional SERP Benefit (2)	9,397,865	—	5,584,998	1,632,549	—
Continued Health Care Values (3)	183,704	192,067	201,589	104,096	32,367
Gross Up of Tax On Health Care (4)	127,659	133,470	140,087	72,338	22,492

Aggregate Payments	$17,139,115	$4,672,122	$10,273,259	$3,394,769	$1,259,895

(1)	The value of the accelerated vesting of stock options equals the excess, if any, of the (i) market value of the underlying option shares on vesting, based on the closing price of Alltel’s Common Stock on December 29, 2006 of $60.48 per share, over (ii) the exercise price of the stock options.
(2)	The additional benefit under the Supplemental Executive Retirement Plan only applies in the event of death—not upon disability or retirement. The value of the additional benefit is based on the sex distinct 1994 Group Annuity Mortality Table and a 5.94% discount rate. This benefit offers the spouse of an executive 50% of the officer’s benefit payments under the Plan. As these amounts reflect the incremental values, they do not reflect the portion of Mr. Beebe’s Supplemental Executive Retirement Plan that is vested.

(3)	Lifetime health and dental benefits provided to the spouse, with valuations based on a 5.91% discount rate and the sex distinct 1994 Group Annuity Mortality Table.
(4)	Gross Up of Tax on Health Care based upon a 41% combined federal and state tax calculation.

Change in Control

As described below, each Named Executive Officer would be entitled to accelerated vesting of outstanding equity awards, along with accelerated vesting of the executive’s benefits under the Alltel Corporation Profit Sharing Plan and the Alltel Corporation Benefit Restoration Plan in the event of a “change in control” (as defined below).

Equity Awards. Upon a “change in control”, all unvested restricted shares held by the Named Executive Officers would become fully vested and all unvested stock options would become fully vested and exercisable. For this purpose, a change in control generally means any of the following: (i) an acquisition of 15% or more of Alltel’s stock, unless approved by Alltel’s board of directors, or an acquisition of more than 50% of Alltel’s stock, regardless of whether the transaction was approved by Alltel’s board of directors; (ii) a change in the membership of Alltel’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a merger or consolidation of Alltel, statutory share exchange, or other similar transaction in which Alltel is not the surviving corporation; (iv) a sale or disposition of all or substantially all of Alltel’s assets; (v) a dissolution of Alltel; or (vi) Alltel enters into an agreement with any person or entity, the consummation of which would result in the occurrence of an event described in (i), (ii), (iii) (iv), or (v) above.

Retirement Benefits. Upon a “change in control” (as defined under the heading “Qualifying Termination Following Change in Control” below), each Named Executive Officer would be fully vested in the executive’s benefits under the Alltel Corporation Profit Sharing Plan and the Alltel Corporation Benefit Restoration Plan. Moreover, each Named Executive Officer would also be entitled to receive a lump sum payment of the executive’s account balances maintained under the 1998 Management Deferred Compensation Plan. Refer to the “Non-Qualified Deferred Compensation” caption on page 32 for the value of those account balances as of December 31, 2006.

Based on the above provisions, each Named Executive Officer would have been entitled to the following estimated payments from Alltel or its successor in the event that a change in control (as defined below) occurred on December 29, 2006.

Payments Upon a Change in Control

Payments	Ford	Beebe	Fox	Gasaway	Massey
Unvested Stock Option Spread (1)	$7,593,420	$4,741,859	$4,741,859	$1,518,058	$710,471
Unvested Restricted Stock (2)	3,830,380	2,797,200	2,797,200	1,285,200	1,028,160
Unvested Retirement Benefits (3)	—	—	—	—	—

Aggregate Payments (4)	$11,423,800	$7,539,059	$7,539,059	$2,803,258	$1,738,631

(1)	The value of the accelerated vesting of stock options equals the excess, if any, of the (i) market value of the underlying option shares on vesting, based on the closing price of Alltel’s Common Stock on December 29, 2006 of $60.48 per share, over (ii) the exercise price of the stock options.
(2)	The value of the accelerated vesting of restricted shares equals the product of (i) the number of unvested shares as of December 29, 2006, multiplied by (ii) the closing price of Alltel’s Common Stock on December 29, 2006 of $60.48 per share.
(3)	All of the executives are vested in their retirement benefits, with the exception of Mr. Massey, who was eligible to participate as of January 1, 2007.
(4)	Excise tax under Internal Revenue Code Sections 280G and 4999 on excess parachute payments related to the vesting of stock options and restricted stock are included in the excise tax amount and gross up shown under “Payments Upon a Qualifying Termination Following a Change in Control”.

Qualifying Termination Following Change in Control

Change in Control Agreements. As described below, each Named Executive Officer would be entitled to certain payments and benefits if a “change in control” (as defined below) occurs and the executive’s employment terminates under certain circumstances following such change in control.

We have entered into change-of-control employment agreements with each of our Named Executive Officers. The agreements have ten-year terms that extend for an additional year on each anniversary of the first day of their terms, unless we provide an executive with notice not to extend. If a “change in control,” as defined in the agreements, occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period and supersedes any other employment agreement between the executive and us.

Each agreement provides generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change in control. If the executive’s employment is terminated by us other than for cause, death or disability or if the executive resigns for “good reason,” as defined in the agreements, during this three-year period or upon certain terminations in connection with or in anticipation of a change in control or if the executive resigns for any reason during the 90-day period commencing on the first anniversary of a change in control, the executive will be generally entitled to receive:

•	A lump sum payment equal to the annual bonus for the year in which the termination of employment occurs, prorated through the date of termination.

•	A lump sum payment equal to the long-term incentive bonus for each performance period outstanding in which the termination of employment occurs, prorated through the date of termination.

•	A lump sum payment equal to three times the executive’s annual base salary, annual bonus and long-term incentive bonus.

•	Up to three years of continued welfare and perquisites.

•

A lump sum payment equal to the actuarial value of the additional benefits under the Company’s qualified and supplemental defined benefit and defined contribution retirement plans the Executive would have received had the Executive remained employed for three years after the date of termination.

The annual bonus components of this severance amount will be based on the annualized maximum short-term bonus payable to the Executive for the fiscal year in which the change in control occurs or, if no short-term bonus(es) are established for such year, the fiscal year immediately preceding the fiscal year in which the change in control occurs or, if higher, the annualized amount of the pre-established maximum short-term bonus(es) that may be earned by the executive under the Company’s short-term bonus plans for the fiscal year in which the termination of employment occurs. The long-term bonus components of this severance amount will be based on the pre-established maximum bonus that may be earned by the executive for the performance period commencing immediately prior to the change in control or, if higher, the pre-established maximum bonus that may be earned by the executive under the long-term incentive plan for the performance period commencing immediately prior to the termination of employment.

Each change-of-control employment agreement also provides that if any payments or benefits that the executive receives are subject to the golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code, the executive will be entitled to an additional payment so that the executive is placed in the same after-tax position as if no excise tax had been imposed. The employment agreements contain standard confidentiality provisions prohibiting the executives from disclosing confidential information while employed and thereafter. Under the terms of each employment agreement, Alltel is responsible for paying, or causing its affiliates to pay, all legal fees and expenses reasonably incurred by the executive in any dispute concerning the interpretation or enforcement of the change in control agreement. For purposes of the calculations below, we have assumed that the executives will not incur legal fees to enforce their rights under the change in control agreement.

For purposes of the change-of-control agreements, the following words have the meanings set forth below:

•

Change in control. A change in control generally means any of the following: (i) an acquisition of 20% or more of Alltel’s stock; (ii) a change in the membership of Alltel’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a business combination in which any one of the following is true: Alltel’s shareholders do not hold more than 50% of the combined enterprise; there is a 20%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in Alltel); or the members of Alltel’s board of directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) shareholder approval of a complete liquidation of Alltel.

•

Cause. A termination is for cause if it is for any of the following reasons: (i) the willful and continued failure of the executive to perform substantially their duties with Alltel or any of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive; or (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Alltel or any of its affiliated companies.

•

Good Reason. A termination by the executive is for good reason if it is for any of the following reasons: (i) the assignment to the executive of any duties inconsistent in any respect with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities excluding an isolated, insubstantial and inadvertent action not taken in bad faith and promptly remedied after notice from the executive; (ii) any failure by Alltel to maintain the executive’s base salary, bonus, and benefits levels as provided in the change in control agreement, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and promptly remedied after notice from the executive; (iii) any required relocation of the executive’s office of 35 miles or more, any relocation of the executive’s office away from Alltel’s principal executive offices, or required travel in an amount substantially greater than required prior to the change in control; (iv) any purported termination by Alltel or any of its affiliated companies of the executive’s employment otherwise than as expressly permitted by the change in control agreement; or (v) any failure by Alltel or any of its affiliated companies to require a successor to assume the change in control agreement.

Retirement Benefits. Each of the Named Executive Officers participates in the Alltel Supplemental Executive Retirement Plan. Under the Supplemental Executive Retirement Plan, each of the Named Executive Officers would be entitled to the following benefits under the Supplemental Executive Retirement Plan if a “change in control” (as defined in the executive’s change in control agreement) occurs and Alltel or its affiliates terminates the executive’s employment without “cause” (as defined in the executive’s change in control agreement) or the executive terminates his or her employment with Alltel or its affiliates for “good reason” (as defined in the executive’s change in control agreement) within certain time periods following such change in control:

•

The benefit under the Supplemental Executive Retirement Plan is increased to (i) the normal retirement benefit formula, if the Executive was entitled to an early retirement benefit before termination of employment, or (ii) the early retirement benefit formula, if the Executive was not entitled to any benefit under the Supplemental Executive Retirement Plan before termination of employment.

•	The “compensation” used to determine these benefits will include amounts payable under all of Alltel’s incentive compensation plans at the maximum payout levels.

•	To the extent not previously vested, the executive would become fully vested in the post-retirement medical benefits and the related tax gross-up.

For more information about the Supplemental Executive Retirement Plan, refer to the “Pension Benefits” caption on page 28.

Based on the above provisions, each Named Executive Officer would have been entitled to the following estimated payments and benefits from Alltel or its successor if a “change in control” (as defined above) occurred on December 29, 2006 and Alltel or its affiliates terminated the executive’s employment without “cause” (as defined above) or the executive terminated his or her employment with Alltel or its affiliates for “good reason” (as defined above) immediately following such change in control.

Payments Upon a Qualifying Termination Following a Change in Control

Payments and Benefits	Ford	Beebe	Fox	Gasaway	Massey
Severance (1)	$16,233,750	$9,112,500	$9,112,500	$4,134,750	$6,750,000
Pro-rata Bonus Payment (2)	1,264,027	673,151	673,151	295,189	498,630
Pro-rata LTI Payment (3)	3,793,243	2,020,070	2,020,070	830,474	1,496,348
Retirement Benefit Payment (4)	40,069,793	12,622,639	23,030,448	11,397,795	17,187,149
Welfare Benefit Values (5)	340,256	14,602	355,184	370,297	317,008
Health Benefits Gross Up (6)	226,302	—	236,676	247,849	210,976
Enhanced Retirement Benefits (7)	3,341,819	2,286,552	1,874,055	770,134	1,762,852
Excise Tax & Gross-Up (8)	23,774,863	13,303,434	13,413,923	9,408,843	14,420,798

Aggregate Payments	$89,044,053	$40,032,948	$50,716,007	$27,455,331	$42,643,761

(1)	Severance payments equal to three (3) times the sum of the executive’s annual base salary at the time of the termination plus the maximum short-term incentive (200% of target) plus the maximum long-term incentive (150% of target).
(2)	The maximum annual incentive bonus prorated for the number of days in the calendar year prior to termination.
(3)	Prorated pay out of three outstanding Long-Term Incentive Plan cycles at maximum payout value.
(4)	These amounts represent the acceleration of annuity-type SERP benefits. The present value of SERP benefits due to termination following a change in control is subject to increase or decrease depending upon: (1) life expectancy of the executive, (2) amount of offsets from other plans, and (3) changes to the executive’s SERP compensation. The present value of SERP benefits also is dependent on the applicable interest rate at the time of termination.

Assuming no change to the executive’s SERP compensation and the applicable interest rate, the present value of an executive’s SERP plan accumulated benefits is expected to decrease as the executive approaches earliest retirement age. As of December 31, 2006, the average age of Alltel’s Named Executive Officers was 45.2 years. As the age of each executive increases, his or her life expectancy will decrease and the offset values from the Alltel Corporation Pension Plan, the Alltel Profit Sharing Plan, the Alltel 401(k) Plan and the Benefit Restoration Plan will increase. Each of these factors will cause the executive’s SERP benefits to correspondingly decrease, while salary increases and changes in the interest rate may cause a corresponding increase. The present value amounts are also expected to decrease in the year in which a participant qualifies for vesting in the SERP plan.

(i) For Mr. Ford, this amount is equal to the acceleration of his entire SERP benefit as he is not currently vested in the SERP plan. The accelerated value of his benefit is expected to decrease when he becomes fully vested on July 31, 2007.

(ii) For Mr. Beebe, this amount represents the difference between the present value of his accelerated SERP benefit and the present value of his vested SERP benefit already earned (he became fully vested in the SERP plan on June 30, 2006).

(iii) For Mr. Fox, this amount is equal to the acceleration of his entire SERP benefit as he is not currently vested in the SERP plan. The accelerated value of his benefit is expected to decrease when he becomes fully vested on March 31, 2007.

(iv) For Ms. Gasaway, this amount is equal to the acceleration of her entire SERP benefit as she is not currently vested in the SERP plan. The accelerated value of her benefit is expected to decrease when she becomes fully vested on June 30, 2013. Ms. Gasaway’s offset values for the qualified pension plan and the defined benefit portion of the Benefit Restoration Plan were frozen effective December 31, 2005.

(vi) For Mr. Massey, this amount is equal to the acceleration of his entire SERP benefit as he is not currently vested in the SERP plan. The accelerated value of his benefit is expected to decrease when he becomes fully vested on June 30, 2011. Mr. Massey is not entitled to participate in the qualified pension plan or the defined benefit portion of the Benefit Restoration Plan.

(5)	Value computed using medical, dental (computed for a lifetime benefit) long-term disability, and group life insurance (for 3 years post-termination benefit) calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, “Employer’s Accounting for Postretirement Benefits Other Than Pensions” (“FAS 106”). Mr. Beebe was previously vested in the medical and dental benefits therefore no value is included for these items; however, value is included for long-term disability and group life insurance.
(6)	Excise Tax & Gross Up on Health Care based upon a 41% combined federal and state tax calculation.
(7)	Reflects enhanced value of Supplemental Executive Retirement Plan and pension due to 3 years additional service credit, as well as payment equivalent to 3 years of company contributions to defined contribution plans.
(8)	Gross-up covering the full cost of excise tax under Internal Revenue Code Sections 280G and 4999. To ensure disclosure of all potential compensation, highly conservative assumptions regarding the potential excise tax have been applied. The actual excise tax will depend upon the facts and circumstances at the time of the change in control, but we would expect the tax to be substantially lower.

Mr. Gardner’s Termination of Employment

Mr. Gardner terminated employment with Alltel on July 17, 2006 in connection with the spin-off of Alltel’s wireline division. In connection with the spin-off transaction and his termination of employment, Alltel made the following payments to Mr. Gardner under the Performance Incentive Compensation Plan and the Long-Term Performance Incentive Compensation Plan:

•

the annual cash incentive award granted under the Performance Incentive Compensation Plan was deemed earned based on the Board of Directors’ reasonable estimate of the actual performance level during the period commencing on January 1, 2006 and ending on the spin-off, and the resulting award was prorated based on the number of days employed with Alltel during 2006;

•

the long-term incentive cash award granted under the Long-Term Performance Incentive Compensation Plan for the 2004-2006 performance period was deemed earned based on the Board of Directors’ reasonable estimate of the actual performance level during the period commencing on January 1, 2004 and ending on the spin-off, and the resulting award was prorated based on the number of days employed with Alltel during the three-year performance period and based on his average base compensation during such period; and

•

the long-term incentive cash award granted under the Long-Term Performance Incentive Compensation Plan for the 2005-2007 performance period was deemed earned at the target performance level and the resulting award was prorated based on the number of days employed with Alltel during the three-year performance period and based on his average base compensation during such period.

•	Amounts paid under the 360° Benefits Restoration Plan and Deferred Compensation Plans

Moreover, the Board of Directors amended the restricted stock awards held by Mr. Gardner to accelerate the vesting date to August 3, 2006. Finally, Mr. Gardner was entitled to an early retirement benefit under the Supplemental Executive Retirement Plan upon the earliest to occur of January 1, 2007 and the effective date of the spin-off transaction. The lump sum benefit under the Supplemental Executive Retirement Plan payable to Mr. Gardner was $9,256,645, which was paid to him by Alltel within 10 days of the spin-off.

Payments	Gardner
Pro rata Bonus Payment	$379,726
Pro rata LTI Plan Payment 2004-06	557,173
Pro rata LTI Plan Payment 2005-07	314,920
Unvested Restricted Stock (1)	1,203,620
SERP payment	9,256,645

Aggregate Payments	$11,712,084

(1)	The value of the accelerated vesting of restricted shares equals the product of (i) the number of unvested shares as of the date of August 3, 2006, multiplied by (ii) the closing price of Alltel’s Common Stock on August 3, 2006 of $54.71 per share.

DIRECTORS’ COMPENSATION

In 2006, nonemployee directors of Alltel received $60,000 as an annual base fee and $1,750 for each Committee and Board meeting attended. Each nonemployee director of Alltel who chaired a Board Committee received an additional annual fee of $7,500. Directors may elect to defer all or a part of their cash compensation under Alltel’s deferred compensation plan for directors.

Under the 1999 Nonemployee Directors Stock Compensation Plan, as amended, a portion of each nonemployee director’s annual base fee is paid on the annual meeting date in restricted shares of Common Stock that are subject to forfeiture if the nonemployee director ceases to be a director prior to the following year’s annual meeting date for any reason other than death or disability. In the event of retirement prior to the following year’s annual meeting date as a result of Alltel’s retirement policy specified in Article X of Alltel’s Bylaws, Alltel will pay the retiring director, in lieu of the forfeited shares, the corresponding pro rata portion of the annual base fee in cash. In the event of the occurrence of a “change in control,” all outstanding restricted shares vest. The number of restricted shares of Common Stock issued to each nonemployee director is determined by dividing the market price of a share of Common Stock on the annual meeting date into the portion of the annual base fee that is to be paid in restricted shares. For directors elected on a date other than an annual meeting date, the number of restricted shares of Common Stock issued is determined by pro rating the number of shares the director would have received had the Director been elected on the prior annual meeting date. In 2006, 50% of the annual base fee was paid by the issuance of 464 restricted shares. The Board of Directors may change the portion of the annual base fee payable in restricted shares of Common Stock, at least six months prior to the date of any annual meeting, and any nonemployee director may elect, upon election and at least six months prior to the date of any annual meeting, to receive restricted shares of Common Stock for a higher portion of the annual base fee than the portion fixed by the Board. Unless terminated earlier by the Board of Directors, the plan will continue until the 500,000 shares of Common Stock available under the plan have been issued and vested.

Under the 1994 Stock Option Plan for Nonemployee Directors, as amended (the “Directors Plan”), each nonemployee director automatically receives an initial grant of an option to purchase 12,000 shares of Common Stock on the date he or she first becomes a nonemployee director. The Director Plan also provides for the automatic grant, following the conclusion of each annual meeting of stockholders, of an option to purchase 7,800 shares of Common Stock to each nonemployee director (other than a director who was first elected at the annual meeting). The exercise price of options granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted and is payable in cash, already-owned Common Stock, or a combination of both. The options vest and become exercisable on the day immediately preceding the next annual meeting of stockholders following the date of grant or, if earlier, on the death or disability of the holder or the occurrence of a “change in control.” If a person ceases to be a nonemployee director, all vested options held by that person continue to be exercisable for a period of six months or the earlier expiration of the ten-year term of the option. Any options that have not vested by the time the person ceases to be a nonemployee director may not thereafter be exercised. The Director Plan will continue until the 1,000,000 shares of Common Stock available under the plan are issued, unless the Board of Directors terminates the plan earlier.

Mr. Joe T. Ford’s services as Chairman of Alltel’s Board of Directors are governed by a written agreement with Alltel. Under the agreement, Mr. Ford will serve as Chairman until the earliest of his retirement from the Board of Directors under Alltel’s Board of Directors retirement policy, his resignation as Chairman of the Board of Directors, or the termination by the Board of Directors of Mr. Ford’s status as Chairman of the Board. For his services as Chairman of the Board, Mr. Ford receives cash compensation of $20,833.33 per month, and, for purposes of determining the vesting of his stock options outstanding at the time of his retirement as Chief Executive Officer in July 2002, Mr. Ford will be treated as if his employment with Alltel had continued during the period he continues to serve as Chairman of the Board. During his tenure as Chairman of the Board, Mr. Ford will receive reimbursement for country club membership on the same basis as in effect at the time of his retirement as Chief Executive Officer. Mr. Ford also will receive the following perquisites on the same basis as provided to senior executives of Alltel from time to time: physical exam reimbursement, tax/estate planning reimbursement, and corporate plane usage. The foregoing compensation to Mr. Ford for his services as Chairman of the Board will be in addition to any director fees, director meeting fees, director options, director stock grants, or other amounts otherwise payable to a member of the Board of Directors. In the event of the occurrence of a “change in control” during his tenure as Chairman of the Board, Mr. Ford will receive a lump sum cash payment in the amount of $750,000. Mr. Ford is eligible for reimbursement of any excise tax under Section 4999 of the Internal Revenue Code (and for any excise, income, or employment tax resulting from that reimbursement, successively, so as to offset the Internal Revenue Code Section 4999 excise tax) imposed on any payments to Mr. Ford from Alltel.

Effective January 22, 2004, the Board adopted minimum stock ownership requirements for Alltel’s nonemployee directors and officers. Nonemployee directors are required to maintain beneficial ownership of shares of Alltel Common Stock valued at least five times the annual base fee paid to nonemployee directors, except for Mr. Joe Ford who is required to maintain beneficial ownership of shares of Alltel Common Stock valued at least two times his annual compensation for serving as Chairman. Directors generally have three years from their initial election (or, for incumbent directors as of January 22, 2004, until the date of the 2007 Annual Meeting of stockholders) to meet the applicable ownership requirements and thereafter, one year to meet any increased ownership requirements resulting from changes in stock price, annual base fee, or applicable ownership levels occurring prior to the 2007 Annual Meeting.

The following table shows the compensation earned in 2006 by members of Alltel’s Board of Directors who were serving as directors on December 31, 2006 or at any time during the 2006 year:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (3)		Total
John R. Belk	$22,750	$60,341	$107,263	$9,396	$13,726		$213,476
Peter A. Bridgman (4)	$37,250	$45,344	$133,604	$1,624	$12,918		$230,740
William H. Crown	$38,500	$60,341	$107,263	$5,418	$13,726		$225,248
Joe T. Ford	$250,000	N/A	N/A	$53,816	$2,004,248	(5)	$2,308,064
Lawrence L. Gellerstedt, III	$58,500	$30,171	$107,263	$13,462	$6,856		$216,252
Emon A. Mahony, Jr.	$56,250	$30,171	$107,263	$24,296	$6,856		$224,836
John P. McConnell	$72,500	$30,171	$107,263	$1,518	$6,856		$218,308
Josie C. Natori	$58,000	$30,171	$107,263	$20,386	$6,856		$222,676
John W. Stanton (4)	$5,250	$18,092	$82,830	$—	$—		$106,172
Warren A. Stephens	$12,250	$60,341	$107,263	$4,406	$13,726		$197,986
Ronald Townsend	$74,250	$30,171	$107,263	$—	$6,856		$218,540
Dennis E. Foster (4)	$3,500	$7,498	$20,420	$—	$404		$31,822
Gregory W. Penske (4)	$3,500	$14,997	$20,420	$—	$809		$39,726

(1)	Reflects the aggregate dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006, in accordance with FAS 123R of outstanding restricted stock awards (whether or not granted during 2006), except that the amount presented differs from the actual amount of compensation expense recognized for financial statement purposes in that it has not been reduced for estimated pre-vest forfeitures. Additional assumptions made in the valuation and expensing of these awards are set forth in footnote 8 to Alltel’s Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in Appendix A to this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2007.

The aggregate number of restricted stock awards outstanding for each director as of December 31, 2006, and the grant date fair value of those awards as determined in accordance with FAS 123R, are as follows: John R. Belk (928; $60,459); Peter A. Bridgman (928; $60,459); William H. Crown (928; $60,459); Lawrence L. Gellerstedt, III (464; $30,230); Emon A. Mahony, Jr. (464; $30,230); John P. McConnell (464; $30,230); Josie C. Natori (464; $30,230); John W. Stanton (551; $31,660); Warren A. Stephens (928; $60,459); and Ronald Townsend (464; $30,230).

(2)	Reflects the aggregate dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006, in accordance with FAS 123R of outstanding stock option awards (whether or not granted during 2006), except that the amount presented differs from the actual amount of compensation expense recognized for financial statement purposes in that it has not been reduced for estimated pre-vest forfeitures. Additional assumptions made in the valuation and expensing of these awards are set forth in footnote 8 to Alltel’s Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in Appendix A to this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2007.

The aggregate number of options outstanding for each director as of December 31, 2006, is as follows: John R. Belk (67,821); Peter A. Bridgman (12,220); William H. Crown (28,106); Joe T. Ford (2,407,340); Lawrence L. Gellerstedt, III (67,821); Emon A. Mahony, Jr. (72,098); John P. McConnell (67,821); Josie C.

Natori (67,821); John W. Stanton (10,000); Warren A. Stephens (51,935); Ronald Townsend (22,607); Dennis E. Foster (184,950); and Gregory W. Penske (51,935).

The grant date fair value of options granted to directors in 2006, as determined in accordance with FAS 123R, is as follows: John R. Belk ($123,623); Peter A. Bridgman ($190,190); William H. Crown ($123,623); Lawrence L. Gellerstedt, III ($123,623); Emon A. Mahony, Jr. ($123,623); John P. McConnell ($123,623); Josie C. Natori ($123,623); John W. Stanton ($166,435); Warren A. Stephens ($123,623); and Ronald Townsend ($123,623).

(3)	Includes dividends paid on outstanding restricted stock awards during the 2006 fiscal year as follows: John R. Belk ($1,326); Peter A. Bridgman ($518); William H. Crown ($1,326); Lawrence L. Gellerstedt, III ($663); Emon A. Mahony, Jr. ($663); John P. McConnell ($663); Josie C. Natori ($663); John W. Stanton ($0); Warren A. Stephens ($1,326); Ronald Townsend ($663); Dennis E. Foster ($404); and Gregory W. Penske ($809).

Also includes the vest date fair market value of the shares of Windstream stock received by the directors in the wireline spin-off, which became fully vested on August 3, 2006. The value of the Windstream stock received by each director equaled the product of (i) the number of unvested shares as of August 3, 2006, multiplied by (ii) $12.93, the closing price of Windstream’s Common Stock on August 3, 2006 and is as follows: John R. Belk ($12,400); Peter A. Bridgman ($12,400); William H. Crown ($12,400); Lawrence L. Gellerstedt, III ($6,193); Emon A. Mahony, Jr. ($6,193); John P. McConnell ($6,193); Josie C. Natori ($6,193); Warren A. Stephens ($12,400); and Ronald Townsend ($6,193).

(4)	Effective April 20, 2006, Gregory W. Penske and Dennis E. Foster left Alltel’s Board of Directors. On April 20, 2006, Peter A. Bridgman was elected as a director of Alltel. On September 15, 2006, John W. Stanton was elected as a director of Alltel.

(5)	With respect to Mr. Ford’s service as a director, includes personal use of company-owned aircraft in the amount of $142,717 and reimbursement for a physical exam. With respect to Mr. Ford’s service as an employee of Alltel prior to July 1, 2002, includes: (i) the aggregate dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006 in accordance with FAS 123R of outstanding stock option awards, except that the amount presented differs from the actual amount of compensation expense recognized for financial statement purposes in that it has not been reduced for estimated pre-vest forfeitures, and (ii) the aggregate retirement benefit paid to Mr. Ford by Alltel during 2006. Additional assumptions made in the valuation and expensing of the stock option awards are set forth in footnote 8 to Alltel’s Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in Appendix A to this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2007.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit Alltel’s consolidated financial statements for the fiscal year ended December 31, 2007. Alltel is submitting to the stockholders for ratification at the Annual Meeting the selection of PwC as Alltel’s independent auditors for 2007, although neither the Board of Directors nor its Audit Committee maintains a policy requiring Alltel to seek stockholder ratification of the independent auditor selection. PwC also served as Alltel’s independent auditor for the 2005 and 2006 fiscal years. Information regarding PwC’s fees for 2005 and 2006 is provided below under the caption “Audit and Non-Audit Fees.” Representatives of PwC are expected to be present at the 2007 Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals at the 2008 Annual Meeting, and who wish to have those proposals included in Alltel’s proxy statement for the 2008 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at One Allied Drive, Little Rock, Arkansas 72202, prior to November 16, 2007. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for Alltel’s 2008 Annual Meeting.

CERTAIN TRANSACTIONS

Alltel engaged Stephens Inc. to render investment banking and investment management services to Alltel and its subsidiaries during 2006, for which Alltel paid Stephens Inc. fees totaling $5,568,894 during the period January 1, 2006 through December 31, 2006. SF Holding Corp. beneficially owned, on February 23, 2007, 7,251,934 shares of Common Stock. Warren A. Stephens, an executive officer and director of Stephens Inc. and co-chairman of SF Holding Corp., is a director of Alltel.

Alltel believes that the transactions set forth above were conducted on terms that are no less favorable to Alltel than could have been obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Alltel’s directors and executive officers, and persons who own more than ten percent of Alltel’s Common Stock, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of that Common Stock. To Alltel’s knowledge, based solely upon a review of copies of reports provided by those individuals to Alltel and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2006, Alltel believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met, except that John P. McConnell, a director, acquired 570 shares on November 20, 2006 that he did not report until he filed his Form 4 on November 27, 2006.

ANNUAL REPORT

Alltel will provide, without charge upon written request, to any person receiving a copy of this proxy statement, a copy of Alltel’s 2006 Form 10-K report, including the financial statements and the financial statement schedules thereto. Those requests should be addressed to Director-Investor Relations, Alltel Corporation, One Allied Drive, Little Rock, Arkansas 72202.

Only one copy of this proxy statement is being delivered to stockholders who share an address, unless Alltel has received contrary instructions from one or more of the stockholders. Alltel will promptly deliver a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder to Alltel at the foregoing address or by calling (501) 905-8991. Any stockholder sharing a single copy of the proxy statement who wishes to receive a separate mailing of Alltel’s proxy statement in the future and stockholders sharing an address and receiving multiple copies of Alltel’s proxy statement who wish to share a single copy of those documents in the future should also notify Alltel at the foregoing address.

AUDIT AND NON-AUDIT FEES

PricewaterhouseCoopers LLP (“PwC”) has been selected as Alltel’s independent auditors for 2007. The following discussion presents fees for services rendered by PwC for 2006 and 2005.

Audit Fees

The aggregate fees incurred for professional services rendered for the audit of Alltel’s annual financial statements for the fiscal years ended December 31, 2006 and 2005, and the review of the financial statements included in Alltel’s Forms 10-Q for the fiscal years ended December 31, 2006 and 2005, were $5,706,171 and $6,686,530, respectively. These audit fees include services rendered for the audits of certain subsidiaries and wireless partnerships. The 2006 audit fees also include services rendered for the audit of Alltel’s wireline business debt registration, which was undertaken in connection with the spin-off of the wireline business.

Audit-Related Fees

The aggregate fees incurred for assurance and related services by PwC that were reasonably related to the performance of the audit or review of Alltel’s financial statements and are not reported above under the caption “Audit Fees” for the fiscal years ended December 31, 2006 and 2005, were $132,290 and $785,200, respectively, which amounts were incurred for the following categories of services:

	2006	2005
State regulatory assistance	$25,200	$58,000
Wireline business audit	98,640	701,600
Convertible debt procedures	8,450	—
Retail store audits	—	25,600

Totals	$132,290	$785,200

Tax Fees

The aggregate fees incurred by Alltel for tax compliance, tax consulting and tax planning services by PwC for the fiscal years ended December 31, 2006 and 2005, were $224,966 and $90,137, respectively. The foregoing tax-related services include review of tax returns, tax payment planning services and tax advice related to acquisitions.

All Other Fees

The aggregate fees incurred during 2006 and 2005 for services rendered to Alltel by PwC, other than those services covered in the sections captioned “Audit Fees”, “Audit-Related Fees”, and “Tax Fees”, were $10,500 in each year for subscriptions to PwC’s on-line accounting research software.

In making its determination regarding the independence of PwC, the Audit Committee considered whether the provision of the services covered in the sections herein regarding “Audit-Related Fees”, “Tax Fees” and “All Other Fees” was compatible with maintaining such independence. All services to be performed for Alltel by PwC must be preapproved by the Audit Committee or a designated member of the Audit Committee pursuant to the Committee’s Pre-Approval Policies and Procedures. The Audit Committee’s pre-approval policy prohibits Alltel from engaging PwC for any non-audit services other than the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies.

OTHER MATTERS

The management and the Board of Directors of Alltel do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters. Under Alltel’s Bylaws, nominations for director may be made only by the Board, or by an Alltel stockholder entitled to vote who has delivered notice to Alltel not fewer than 90 days nor more than 120 days prior to the first year anniversary of the immediately preceding year’s Annual Meeting. The Bylaws also provide that no business may be brought before an Annual Meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by an Alltel stockholder entitled to vote who has delivered notice to Alltel (containing certain information specified in the Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that an Alltel stockholder wishes to raise at an Annual Meeting other than in accordance with the procedures in SEC Rule 14a-8. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of Alltel, One Allied Drive, Little Rock, Arkansas 72202.

Alltel will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of Alltel, personally or by telephone or electronic means. In the event the management of Alltel deems it advisable, Alltel may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by Alltel, in the event of such an engagement, likely would not exceed $20,000. Alltel will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with regulations of the SEC and the New York Stock Exchange.

IT IS IMPORTANT THAT ALLTEL’S SHARES BE VOTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

Dated: April 16, 2007	By Order of the Board of Directors,
RICHARD N. MASSEY, Secretary

APPENDIX A

ALLTEL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

AND OTHER ANNUAL REPORT INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2006

ALLTEL CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND OTHER ANNUAL REPORT INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2006

Management’s Discussion and Analysis of Financial Condition and Results of Operations	A-2 – A-32

Selected Financial Data	A-33 – A-35

Management’s Responsibility for Financial Statements	A-36

Management’s Report on Internal Control Over Financial Reporting	A-37

Report of Independent Registered Public Accounting Firm	A-38 – A-39

Annual Financial Statements:

Consolidated Balance Sheets as of December 31, 2006 and 2005	A-40

Consolidated Statements of Income for the years ended December 31, 2006, 2005 and 2004	A-41

Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	A-42

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2006, 2005 and 2004	A-43

Notes to Consolidated Financial Statements	F-44 – F-89

Comparative Stockholder Return	A-90

Directors and Officers	A-91

Investor Information	A-92

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Executive Summary

As further discussed below, on July 17, 2006, ALLTEL Corporation (“Alltel” or the “Company”) completed the spin-off of its wireline telecommunications business to its stockholders and merger of that wireline business with Valor Communications Group, Inc. (“Valor”), creating a new entity, Windstream Corporation (“Windstream”). The spin-off included the majority of Alltel’s communications support services, including directory publishing, information technology outsourcing services, retail long-distance and the wireline sales portion of communications products. Following the spin-off, Alltel provides wireless communications services to nearly 12 million customers in 36 states. Among the highlights in 2006:

•

Revenues and sales increased 20 percent over 2005 driven by postpay customer growth, increased revenues derived from data services and additional Eligible Telecommunications Carrier (“ETC”) support. Growth in revenues and sales in 2006 also reflected the effects of Alltel’s August 1, 2005 acquisition of Western Wireless Corporation (“Western Wireless”). Average monthly revenue per customer and monthly retail revenue per customer increased year-over-year 2 percent and 1 percent to $52.68 and $47.02, respectively, as the growth in data and ETC revenues discussed above was partially offset by decreases in voice revenues per customer. Average revenue per customer for 2006 also reflected additional wholesale transport revenues earned from charging third parties, principally Windstream, for use of Alltel’s fiber-optic network.

•

Gross customer additions were 3.8 million in 2006, and net customer additions were 1.2 million. Excluding the effects of acquisitions and dispositions, gross customer additions were 3.3 million in 2006, a 17 percent increase from a year ago, while net customer additions were 640,000, an 87 percent increase from 2005. Alltel added 379,000 net postpay customers and 261,000 net prepaid customers during 2006. The net gain in prepaid customers included the addition of 102,000 net customers in the fourth quarter of 2006, driven by continued success of both Alltel’s “U” prepaid service and Simple Freedom, Alltel’s phone-in-the-box prepay service that is sold primarily through Wal-Mart. Postpay churn decreased 20 basis points from 2005 to 1.57 percent, while total churn, which includes prepay customer losses, declined 17 basis points year-over-year to 2.00 percent.

•

Operating income increased 20 percent from a year ago, primarily reflecting the growth in revenues and sales noted above. Growth in operating income was affected by additional customer acquisition costs due to the significant increase in gross customer additions noted above.

During 2006, Alltel signed a 10-year roaming agreement with Sprint Nextel Corporation (“Sprint”) and extended its GSM roaming agreement with Cingular Wireless LLC (“Cingular”) until 2012. The Sprint roaming agreement provides for voice, 1xRTT and EV-DO roaming and expands on Alltel’s existing roaming relationship with Sprint, while the Cingular roaming agreement provides for the opportunity to expand GSM roaming services. During 2006, Alltel also expanded its opportunities for selling additional wireless data service through the launch of an EV-DO BlackBerry® device and several new data applications. During 2007, Alltel expects to continue to launch new data applications and products to take advantage of its expanded EV-DO coverage, resulting from the Company’s network build-out, as well as the extension of its EV-DO footprint with the Sprint roaming agreement discussed above. The Company also launched its “My Circle” offering, which enables Alltel customers, on select rate plans, to make and receive unlimited calls to up to ten phone numbers connected to any wireless or wireline network.

During 2007, Alltel will continue to face significant challenges resulting from competition in the wireless industry and changes in the regulatory environment, including the effects of potential changes to the rules governing universal service and inter-carrier compensation. In addressing these challenges, Alltel will continue to focus its efforts on improving customer service, enhancing the quality of its networks, expanding its product and service offerings, and conducting advocacy efforts in favor of governmental policies that will benefit Alltel’s business and its customers.

SPIN-OFF OF WIRELINE TELECOMMUNICATIONS BUSINESS

On July 17, 2006, Alltel completed the spin-off of its wireline telecommunications business to its stockholders and the merger of that wireline business with Valor. Pursuant to the plan of distribution and immediately prior to the effective time of the merger with Valor described below, Alltel contributed all of the assets of its wireline telecommunications business to ALLTEL Holding Corp. (“Alltel Holding” or “Spinco”), a wholly owned subsidiary of the Company, in exchange for: (i) the issuance to Alltel of Spinco common stock that was distributed on a pro rata basis to Alltel’s stockholders as a tax free stock dividend, (ii) the payment of a special dividend to Alltel in the amount of $2.3 billion and (iii) the distribution by Spinco to Alltel of certain Spinco debt securities, consisting of $1,746.0 million aggregate principal amount of 8.625 percent senior notes due 2016 (the “Spinco Securities”). The Spinco Securities were issued at a discount, and, at the date of distribution to Alltel, the Spinco Securities had a carrying value of $1,703.2 million (par value of $1,746.0 million less discount of $42.8 million). Alltel also transferred to Spinco $260.8 million of long-term debt that had been issued by the Company’s wireline subsidiaries.

Immediately after the consummation of the spin-off, Alltel Holding merged with and into Valor, with Valor continuing as the surviving corporation. As a result of the merger, all of the issued and outstanding shares of Spinco common stock were converted into the right to receive an aggregate number of shares of common stock of Valor. Valor issued in the aggregate approximately 403 million shares of common stock to Alltel stockholders pursuant to the merger, or 1.0339267 shares of Valor common stock for each share of Spinco common stock outstanding as of the effective time of the merger. Upon completion of the merger, Alltel stockholders owned approximately 85 percent of the outstanding equity interests of the surviving corporation, Windstream, and the stockholders of Valor owned the remaining 15 percent of such equity interests.

As further discussed below, following the spin-off of the wireline business, Alltel completed a tax-free debt exchange in which Alltel transferred the Spinco Securities to two investment banks in exchange for approximately $1.7 billion of Alltel debt securities. In addition, proceeds from the special cash dividend were used during 2006 to fund Alltel’s repurchase of approximately 28.5 million of its common shares at a total cost of $1,595.6 million and to fund a portion of the repurchase of $1.0 billion of long-term debt.

ACQUISITIONS COMPLETED DURING 2006, 2005 AND 2004

Alltel positioned its wireless business for future growth opportunities as a result of the Company’s October 3, 2006 acquisition of Midwest Wireless Holdings of Mankato, Minnesota (“Midwest Wireless”) for $1.083 billion in cash. The final purchase price included $8.3 million of working capital adjustments. In connection with this acquisition, Alltel added approximately 450,000 wireless customers and expanded its wireless operations in Minnesota, Iowa and Wisconsin. As a condition of receiving approval for this acquisition from the Federal Communications Commission (“FCC”) and the U.S. Department of Justice (“DOJ”), Alltel agreed to divest four rural markets in Minnesota. On December 13, 2006, Alltel announced a definitive agreement to sell these markets to Rural Cellular Corporation (“Rural Cellular”) for cash. The transaction is expected to close by the end of the first quarter of 2007.

During the second quarter of 2006, Alltel purchased for $218.2 million in cash wireless properties covering approximately 727,000 potential customers (“POPs”) in Illinois, Texas and Virginia. On March 16, 2006, Alltel purchased from Palmetto MobileNet, L.P. (“Palmetto MobileNet”) for $456.3 million in cash the remaining ownership interests in ten wireless partnerships that cover approximately 2.0 million POPs in North and South Carolina. Prior to this transaction, Alltel owned a 50 percent interest in each of the ten wireless partnerships.

On August 1, 2005, Alltel and Western Wireless completed the merger of Western Wireless with and into a wholly-owned subsidiary of Alltel. In the merger, each share of Western Wireless common stock was exchanged for 0.535 shares of Alltel common stock and $9.25 in cash unless the shareholder made an all-cash election, in which case the shareholder received $40 in cash. Western Wireless shareholders making an all-stock election were subject to proration and received approximately 0.539 shares of Alltel common stock and $9.18 in cash. In the aggregate, Alltel issued approximately 54.3 million shares of stock valued at $3,430.4 million and paid approximately $933.4 million in cash. Through its wholly-owned subsidiary that merged with Western Wireless, Alltel also assumed debt of approximately $2.1 billion. As a result of the merger, Alltel added approximately 1.3 million domestic wireless customers in 19 midwestern and western states.

As a condition of receiving approval for the merger from the DOJ and FCC, Alltel agreed to divest certain wireless operations of Western Wireless in 16 markets in Arkansas, Kansas and Nebraska, as well as the “Cellular One” brand. On December 19, 2005, Alltel completed an exchange of wireless properties with United States Cellular Corporation (“U.S. Cellular”) that included a substantial portion of the divestiture requirements related to the merger. In the exchange, Alltel acquired approximately 90,000 customers in two rural markets in Idaho and received $48.2 million in cash in exchange for 15 rural markets in Kansas and Nebraska owned by Western Wireless. In December 2005, Alltel sold the Cellular One brand and in March 2006, Alltel completed the sale of the remaining market in Arkansas. During 2005, Alltel completed the sale of Western Wireless’ international operations in Georgia, Ghana and Ireland for $570.3 million in cash, and during the second quarter of 2006, Alltel completed the sales of the Western Wireless international operations in Austria, Bolivia, Côte d’Ivoire, Haiti and Slovenia for approximately $1.7 billion in cash. Accordingly, the acquired international operations and interests of Western Wireless and the domestic markets required to be divested by Alltel in Arkansas, Kansas, Minnesota and Nebraska have been classified as discontinued operations in the accompanying consolidated financial statements.

On April 15, 2005, Alltel and Cingular exchanged certain wireless assets. Under the terms of the agreement, Alltel acquired former AT&T Wireless properties, including licenses, network assets, and approximately 212,000 customers, in selected markets in Kentucky, Oklahoma, Texas, Connecticut and Mississippi representing approximately 2.7 million POPs. Alltel also acquired spectrum and network assets in Kansas and wireless spectrum in Georgia and Texas. Alltel and Cingular also exchanged partnership interests, with Cingular receiving interests in markets in Kansas, Missouri and Texas, and Alltel receiving more ownership in majority-owned markets it managed in Michigan, Louisiana and Ohio. Alltel also paid Cingular approximately $153.0 million in cash. In connection with this transaction, Alltel recorded a pretax gain of approximately $127.5 million in the second quarter of 2005 and an additional pretax gain of $30.5 million in the third quarter of 2005. On February 28, 2005, Alltel purchased wireless properties, representing approximately 900,000 POPs in Alabama and Georgia, for $48.1 million in cash. Through the completion of this transaction, Alltel added approximately 54,000 customers. During 2005, Alltel also acquired additional ownership interests in wireless properties in Michigan, Ohio and Wisconsin in which the Company owned a majority interest. In connection with these acquisitions, the Company paid $15.7 million in cash.

On December 1, 2004, Alltel completed the purchase of certain wireless assets from U.S. Cellular and TDS Telecommunications Corporation for $148.2 million in cash, acquiring wireless properties with a potential service area covering approximately 584,000 POPs in Florida and Ohio. The Company also purchased partnership interests in seven Alltel-operated markets in Georgia, Mississippi, North Carolina, Ohio and Wisconsin. Prior to this acquisition, Alltel owned an approximate 42 percent interest in the Georgia market, with a potential service area covering approximately 229,000 POPs, and Alltel owned a majority interest in the Mississippi, North Carolina, Ohio and Wisconsin markets. On November 2, 2004, the Company purchased for $35.6 million in cash wireless properties with a potential service area covering approximately 275,000 POPs in south Louisiana. Through these transactions, Alltel added approximately 92,000 wireless customers.

The accounts and results of operations of the acquired wireless properties discussed above are included in the accompanying consolidated financial statements from the date of acquisition. (See Note 3 to the consolidated financial statements for additional information regarding these acquisitions.)

CUSTOMER AND OTHER OPERATING STATISTICS

(Thousands, except per customer amounts)	2006	2005	2004
Customers	11,823.9	10,662.3	8,626.5
Average customers	11,120.8	9,550.8	8,295.9
Gross customer additions (a)	3,825.4	4,523.2	2,812.7
Net customer additions (a)	1,161.6	2,035.8	603.1
Market penetration	15.0%	14.0%	13.8%
Postpay customer churn	1.57%	1.77%	1.74%
Total churn	2.00%	2.17%	2.23%
Retail minutes of use per customer per month (b)	634	597	494
Retail revenue per customer per month (c)	$47.02	$46.68	$44.39
Average revenue per customer per month (d)	$52.68	$51.69	$48.47
Cost to acquire a new customer (e)	$346	$332	$310

Notes:

(a)	Includes the effects of acquisitions. Excludes reseller customers for all periods presented.
(b)	Represents the average monthly minutes that Alltel’s customers use on both the Company’s network and while roaming on other carriers’ networks.
(c)	Retail revenue per customer is calculated by dividing wireless retail revenues by average customers for the period. A reconciliation of the revenues used in computing retail revenue per customer per month was as follows for the years ended December 31:

(Millions)	2006	2005	2004
Service revenues	$7,029.8	$5,924.5	$4,826.0
Less wholesale roaming revenues	(654.3)	(545.1)	(372.4)
Less wholesale transport revenues	(100.3)	(29.4)	(34.8)

Total retail revenues	$6,275.2	$5,350.0	$4,418.8

(d)	Average revenue per customer per month is calculated by dividing wireless service revenues by average customers for the period.
(e)	Cost to acquire a new customer is calculated by dividing the sum of product sales, cost of products sold and sales and marketing expenses (included within “Selling, general, administrative and other”), as reported in the consolidated statements of income, by the number of internal gross customer additions in the period. Customer acquisition costs exclude amounts related to the Company’s customer retention efforts. A reconciliation of the revenues, expenses and customer additions used in computing cost to acquire a new customer was as follows for the years ended December 31:

(Millions, customers in thousands)	2006	2005	2004
Product sales	$(606.4)	$(497.5)	$(396.0)
Cost of products sold	699.1	564.9	492.6
Sales and marketing expense	1,051.8	871.4	745.6

Total costs incurred to acquire new customers	$1,144.5	$938.8	$842.2

Gross customer additions, excluding acquisitions	3,303.9	2,830.1	2,720.3

Cost to acquire a new customer	$346	$332	$310

During 2006, the total number of customers served by Alltel increased by nearly 1.2 million customers, or 11 percent. As previously discussed, during the fourth quarter of 2006, Alltel completed the acquisition of Midwest Wireless and during 2006 also acquired wireless properties in Illinois, Texas and Virginia. The acquired properties accounted for approximately 562,000 of the overall increase in customers during 2006. Net customer additions for 2006 also reflect the pending disposition of four rural markets in Minnesota that are required to be divested as a condition of Alltel receiving regulatory approval for its acquisition of Midwest Wireless previously discussed. Excluding the effects of acquisitions and dispositions, Alltel added 379,000 net postpay customers and added 261,000 net prepaid customers during 2006. The non-acquisition-related increase in net customer additions in 2006 was driven primarily by lower churn, as further discussed below, and growth in the “My Circle” service offering.

The net gain in prepaid customers included the addition of 102,000 net customers in the fourth quarter of 2006, driven by continued success of both Alltel’s “U” prepaid service, which was launched during the first quarter of 2006, and Simple Freedom, Alltel’s phone-in-the-box prepay service that is sold primarily through Wal-Mart. Overall, the Company’s wireless market penetration rate (number of customers as a percent of the total population in Alltel’s service areas) increased to 15.0 percent as of December 31, 2006.

Comparatively, during 2005, the total number of wireless customers served by Alltel increased by more than 2.0 million customers, or 24 percent, compared to an annual growth rate in customers of 8 percent in 2004. As previously discussed, on August 1, 2005, Alltel completed the acquisition of Western Wireless. During 2005, Alltel also exchanged certain wireless properties with Cingular and U.S. Cellular and purchased wireless properties in Alabama and Georgia. The acquired properties accounted for approximately 1.7 million of the overall increase in wireless customers during 2005. Excluding the effects of acquisitions, Alltel added 344,000 net postpay wireless customers and 91,000 net prepaid customers during 2005. The net gain in prepaid customers reflected the addition of 90,000 net customers in the fourth quarter of 2005, driven by significant success of Simple Freedom. In the Western Wireless markets, net customer additions were 46,000, which included the addition of 25,000 customers resulting from conforming these markets to Alltel’s disconnect policies. Conversely, in the markets acquired in Alabama, Georgia and from Cingular, the Company incurred net losses of 138,000 customers primarily due to transition issues, as further discussed below. Excluding the effects of acquisitions, net wireless customer additions were 511,000 in 2004, substantially all of which were on postpay plans. As previously discussed, in the fourth quarter of 2004, the Company purchased wireless properties in Florida, Georgia, Louisiana, Mississippi, North Carolina, Ohio and Wisconsin. The acquired properties accounted for approximately 92,000 of the overall increase in wireless customers that occurred during 2004.

The level of customer growth for 2007 will be dependent upon the Company’s ability to attract new customers and retain existing customers in a highly competitive marketplace. Alltel will continue to focus its efforts on sustaining value-added customer growth by improving service quality and customer satisfaction, managing its distribution channels and customer segments, offering attractively priced rate plans, launching new or enhanced product offerings, selling additional services to existing customers, integrating acquired operations, and pursuing strategic acquisitions.

Alltel continues to focus its efforts on lowering customer churn (average monthly rate of customer disconnects). To improve customer retention, Alltel continues to upgrade its telecommunications network in order to offer expanded network coverage and quality and to provide enhanced service offerings to its customers. Alltel believes that its improvements in customer service levels, digital network expansion, proactive retention efforts and the success of the “My Circle” offering contributed to the decrease in postpay customer churn in 2006 compared to the same period a year ago. Primarily due to improvements in postpay customer churn, as well as improvements in prepay churn rates, total churn also decreased in 2006 compared to 2005.

Retail revenue per customer per month and average revenue per customer per month both increased slightly in 2006 compared to the same period a year ago, reflecting growth in data revenues and additional ETC support. Retail revenue per customer per month increased to $47.02 in 2006 from $46.68 in 2005, while average revenue per customer per month increased to $52.68 from $51.69 in 2005. Average revenue per customer for 2006 also reflected additional wholesale transport revenues earned from charging third parties, principally Windstream, for use of Alltel’s fiber-optic network. Growth in both retail and average revenue per customer per month in 2006 was affected by increased sales of family and prepay rate plans, decreased voice revenues per customer and limited ETC revenue growth, trends which Alltel expects to continue in 2007. Accordingly, growth in service revenues and sustaining average revenue per customer per month in 2007 will depend upon Alltel’s ability to maintain market share in a competitive marketplace by adding new customers, retaining existing customers, increasing customer usage, and continuing to sell data services.

Compared to 2004, average revenue per customer per month increased 7 percent in 2005 to $51.69 and retail revenue per customer per month increased 5 percent in 2005 to $46.68. Excluding the acquired Cingular and Western Wireless markets, both average revenue per customer and retail revenue per customer increased 5 percent from the same period a year ago to $50.69 and $46.49, respectively, reflecting Alltel’s continued focus on quality customer growth, improvements in data revenues and additional ETC support.

The cost to acquire a new wireless customer represents sales, marketing and advertising costs and the net equipment cost, if any, for each new customer added. The increase in cost to acquire a new customer in 2006 primarily reflected additional advertising and commissions costs, as further discussed below. In addition, net equipment cost also increased $25.3 million in 2006 compared to 2005, consistent with the growth in non-acquisition-related gross customer additions and the selling of higher-cost wireless handsets that offer advanced features and capabilities. The increase in cost to acquire a new customer in 2005 primarily reflected additional advertising and commissions costs, incremental expenses related to Alltel’s rebranding initiative and increased promotional activities in the acquired Cingular and Western Wireless markets. The increase in cost to acquire a new customer in 2005 attributable to these factors were partially offset by improved margins on the sales of wireless handsets, reflecting the favorable effects of selling higher-priced phones, and to a lesser extent, vendor rebates. During 2006, approximately 58 percent of the gross customer additions came from Alltel’s internal distribution channels, compared to approximately 59 percent in 2005 and 66 percent in 2004. Alltel’s internal distribution channels include Company retail stores and kiosks located in shopping malls, other retail outlets and mass merchandisers. Incremental sales costs at a Company retail store or kiosk are significantly lower than commissions paid to dealers. Although Alltel intends to manage the costs of acquiring new customers during 2007 by continuing to enhance its internal distribution channels, the Company will also continue to utilize its large dealer network.

CONSOLIDATED RESULTS OF OPERATIONS

(Millions, except per share amounts)	2006	2005	2004
Revenues and sales:
Service revenues	$7,029.8	$5,924.5	$4,826.0
Product sales	854.2	648.0	472.9

Total revenues and sales	7,884.0	6,572.5	5,298.9

Costs and expenses:
Cost of services	2,340.6	1,959.9	1,552.6
Cost of products sold	1,176.9	941.8	743.6
Selling, general, administrative and other	1,755.3	1,518.8	1,268.6
Depreciation and amortization	1,239.9	994.8	775.9
Integration expenses, restructuring and other charges	13.7	23.0	39.3

Total costs and expenses	6,526.4	5,438.3	4,380.0

Operating income	1,357.6	1,134.2	918.9
Non-operating income, net	97.5	121.5	9.7
Interest expense	(282.5)	(314.5)	(333.1)
Gain on exchange or disposal of assets and other	126.1	218.8	—

Income from continuing operations before income taxes	1,298.7	1,160.0	595.5
Income taxes	475.0	424.5	183.4

Income from continuing operations	823.7	735.5	412.1
Income from discontinued operations, net of tax	305.7	603.3	634.1

Income before cumulative effect of accounting change, net of tax	1,129.4	1,338.8	1,046.2
Cumulative effect of accounting change	—	(7.4)	—

Net income	$1,129.4	$1,331.4	$1,046.2

Basic earnings per share:
Income from continuing operations	$2.15	$2.16	$1.34
Income from discontinued operations	.80	1.77	2.06
Cumulative effect of accounting change	—	(.02)	—

Net income	$2.95	$3.91	$3.40

Diluted earnings per share:
Income from continuing operations	$2.14	$2.14	$1.34
Income from discontinued operations	.79	1.75	2.05
Cumulative effect of accounting change	—	(.02)	—

Net income	$2.93	$3.87	$3.39

Total revenues and sales increased 20 percent, or $1,311.5 million, and service revenues increased by 19 percent, or $1,105.3 million, in 2006 compared to the prior year. The acquisitions completed in 2006 combined with the effects of including a full year of revenues and sales for the markets acquired in 2005 from Western Wireless and Cingular previously discussed accounted for approximately $867.6 million and $904.0 million of the overall increases in service revenues and total revenues and sales in 2006, respectively. In addition to the effects of the acquisitions, service revenues also reflected growth in access revenues, which increased $75.5 million in 2006 from the same period a year ago. The increase in access revenues in 2006 was primarily driven by non-acquisition-related growth in Alltel’s postpay customer base including revenues derived from the Company’s Simple Freedom and “U” prepaid service offerings. Service revenues for 2006 also reflected growth in revenues derived from data services, including text and picture messaging and downloadable applications, such as music, games, ringtones, wall paper and other office applications. Alltel has increased demand for its wireless data services by allowing customers to combine video, picture and text messaging services for one flat rate through its All Axcess Pass plan offering. Compared to 2005, revenues from data services increased $163.5 million, or 71 percent, in 2006, reflecting strong demand for these services. Service revenues also included increased regulatory and other fee revenues of $41.5 million in 2006 compared to a year ago, primarily due to additional Universal Service Fund (“USF”) support received by Alltel, reflecting an increase in the contribution factor and additional revenues attributable to Alltel’s certification in 24 states as an ETC, which accounted for $38.1 million of the overall increases in regulatory and other fees in 2006. Revenues from the sale of equipment protection plans also increased $39.0 million in 2006 compared to 2005, reflecting customer growth and continued demand for these plans. Compared to 2005, wholesale revenues increased $43.4 million, primarily due to growth in CDMA minutes of use and additional transport revenues earned from charging third parties, principally Windstream, for use of Alltel’s fiber-optic network, partially offset by the effects of other carriers migrating traffic to their own networks. Wholesale revenues also reflected the effects of migrating Sprint and Cingular roaming traffic to lower rates in exchange for the long-term roaming agreements with each carrier previously discussed, as well as migrating traffic in the former Western Wireless markets to Alltel’s roaming agreements and rates.

Service revenues increased $1,098.5 million, or 23 percent, in 2005 compared to 2004. The acquisitions completed in 2005 and during the fourth quarter of 2004 previously discussed accounted for approximately $615.7 million of the overall increase in service revenues in 2005. In addition to the effects of the acquisitions, service revenues increased due to non-acquisition-related growth in Alltel’s customer base and the corresponding increase in access revenues, which increased $254.3 million from 2004. Revenues from data services increased 125 percent, or $127.6 million, in 2005 compared to 2004, reflecting strong demand for these services and the effects of a large-scale promotion surrounding Super Bowl XXXIX and the “Txt2Win $1 Million Home Sweepstakes” promotion completed in July 2005, both aimed at increasing text messaging usage. Service revenues also included increases in regulatory and other fees of $126.6 million compared to 2004 due to additional USF support received by Alltel reflecting an increase in the contribution factor, and additional revenues attributable to Alltel’s certification in twelve states as an ETC, which accounted for $69.1 million of the overall increase in regulatory fees in 2005. Growth in revenues from the sale of wireless equipment protection plans and automotive roadside assistance services also contributed to the growth in service revenues during 2005. Revenues from these services increased $37.5 million in 2005 compared to 2004, reflecting continued demand for these services. Wholesale wireless revenues also increased $37.0 million in 2005 compared to 2004, primarily due to strong growth in CDMA minutes of use and stability in the volumes of TDMA and analog minutes of use by other carriers’ customers roaming on Alltel’s wireless network.

The above increases in service revenues in both 2006 and 2005 were partially offset by lower wireless airtime and retail roaming revenues. Compared to the prior year periods, wireless airtime and retail roaming revenues decreased $121.0 million in 2006 and $66.5 million in 2005. In addition, revenues derived from sales of enhanced features, including caller identification, call waiting and voice mail, decreased by $30.7 million in 2005 as compared to 2004. The decrease in airtime, retail roaming and feature revenues primarily reflected the effects of customers migrating to rate plans with a larger number of packaged minutes that, for a flat monthly service fee, provide customers with a specified number of airtime minutes and include at no extra charge unlimited weekend, nighttime and mobile-to-mobile minutes and certain enhanced features at no extra charge.

Product sales increased $206.2 million, or 32 percent, in 2006 and $175.1 million, or 37 percent, in 2005. The increases in product sales in both 2006 and 2005 were primarily driven by growth in non-acquisition-related gross customer additions, increased sales to resellers and other distributors and higher retail prices realized on the sale of wireless handsets that include advanced features, such as picture messaging, and that are capable of downloading games, entertainment content, weather and office applications. In addition, the wireless property acquisitions previously discussed accounted for $36.4 million and $15.4 million of the overall increases in product sales in 2006 and 2005, respectively.

Cost of services increased $380.7 million, or 19 percent, in 2006 and $407.3 million, or 26 percent, in 2005. The acquisitions discussed above accounted for $238.5 million and $200.5 million of the overall increases in cost of services in 2006 and 2005, respectively. Cost of services also increased in both years due to increases in network-related costs and customer service expenses. Compared to the prior year periods, network-related costs increased $116.2 million in 2006 and $61.6 million in 2005, reflecting increased network traffic due to non-acquisition-related customer growth, increased minutes of use and expansion of network facilities.

Cost of services for 2006 and 2005 also reflected increases in customer service expenses of $27.4 million and $31.6 million, respectively, primarily reflecting additional costs associated with Alltel’s retention efforts focused on improving customer satisfaction and reducing postpay churn. Compared to the same prior year periods, payments to data content providers increased $33.5 million in 2006 and $32.9 million in 2005, consistent with the growth in revenues derived from data services discussed above. Cost of services for 2005 also reflected increased bad debt expense of $27.5 million primarily due to non-acquisition growth in customers and write-offs associated with early termination fees. In addition to the factors discussed above, cost of services for 2005 also reflected an increase in wireless regulatory fees of $21.7 million compared to 2004, principally related to an increase in the contribution factor applicable to universal service funding. Cost of services for 2005 also included $17.5 million of incremental costs associated with Hurricane Katrina and three other storms, consisting of increased long-distance and roaming expenses due to providing these services to affected customers at no charge for a three-month period, system maintenance costs to restore network facilities and additional losses from bad debts. These incremental costs also included Company donations to support the hurricane relief efforts. In addition, cost of services for 2005 also included $19.7 million of incremental costs primarily related to a change in accounting for operating leases. Certain of Alltel’s operating lease agreements for cell sites and for office and retail locations include scheduled rent escalations during the initial lease term and/or during succeeding optional renewal periods. Prior to January 1, 2005, Alltel had not recognized the scheduled increases in rent expense on a straight-line basis in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases”, and Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases”. The effects of this change were not material to Alltel’s previously reported consolidated results of operations, financial position or cash flows.

Cost of products sold increased $235.1 million, or 25 percent, in 2006 and $198.2 million, or 27 percent, in 2005. The increases in both years were consistent with the overall growth in product sales noted above and reflected the sales of higher-priced wireless handsets and increased sales to resellers and other distributors. In addition, the wireless property acquisitions previously discussed accounted for $100.9 million and $57.3 million of the overall increases in cost of products sold in 2006 and 2005, respectively.

Selling, general, administrative and other operating expenses increased $236.5 million, or 16 percent, in 2006 and $250.2 million, or 20 percent, in 2005. The acquisitions accounted for $203.0 million and $138.3 million of the overall increases in selling, general, administrative and other expenses in 2006 and 2005, respectively. In addition to the effects of the acquisitions, selling, general, administrative and other operating expenses in 2006 also reflected increased commission costs of $24.7 million, consistent with the significant growth in gross customer additions that occurred in 2006. Compared to 2005, selling, general, administrative and other expenses in 2006 also included increased advertising costs of $19.0 million primarily attributable to promoting the “My Circle” service offering, as well as the Company’s continued efforts to promote the Alltel brand. Selling, general, administrative and other expenses in 2006 also reflected incremental stock-based compensation expense of $29.3 million primarily related to Alltel’s adoption of SFAS No. 123(R), “Share-Based Payment”, effective January 1, 2006, as more fully discussed in Note 2 to the consolidated financial statements.

In addition to the effects of the acquisitions, selling, general, administrative and other operating expenses in 2005, when compared to 2004, also reflected increased advertising costs of $20.0 million primarily due to two large-scale promotions aimed at increasing text messaging usage, as well as additional costs associated with Alltel’s rebranding initiative. During the second quarter of 2005, Alltel launched a rebranding initiative that involved changing the Company logo, improving the design in Alltel’s retail stores to be more customer friendly and initiating an advertising campaign highlighting Alltel’s commitment to customer satisfaction. Alltel incurred $13.8 million of incremental expenses associated with the rebranding initiative and the redesign of its retail stores. The increase in selling, general, administrative and other expenses in 2005 was also due to higher costs in administering Alltel’s wireless equipment protection plans, consistent with the associated increase in revenues discussed above. Also contributing to the increase in selling, general, administrative and other costs in 2005 was increased commission expense of $9.5 million, primarily reflecting a higher mix of postpay gross additions, as compared to 2004. Increased insurance premiums related to the Company’s employee medical and dental plans, additional costs associated with write-offs identified as a result of system improvements in the Company’s cash processing procedures and higher audit fees and internal staffing costs incurred to comply with the Section 404 internal control reporting requirements of the Sarbanes-Oxley Act of 2002 also contributed to the increase in selling, general, administrative and other operating expenses in 2005, when compared to 2004.

Pension expense, which is included in both cost of services and selling, general, administrative and other expenses, decreased $14.1 million in 2006 and increased $7.3 million in 2005, when compared to the prior year periods. The decrease in pension expense in 2006 primarily reflected a reduction in service cost resulting from the cessation of future benefit accruals for certain employees. In December 2005, Alltel amended its qualified defined benefit pension plan such that future benefit accruals for all eligible non-bargaining employees ceased as of December 31, 2005 (December 31, 2010 for employees who had attained age 40 with two years of service as of December 31, 2005). Conversely, the increase in pension expense in 2005 primarily reflected a reduction in the discount rates used, which decreased to 6.0 percent in 2005 compared to 6.4 percent in 2004. See “Pension Plans” below for an additional discussion of the factors affecting the Company’s annual pension costs.

Depreciation expense increased $173.4 million, or 19 percent, in 2006 and $167.0 million, or 23 percent, in 2005. The increases in depreciation expense in both 2006 and 2005 primarily reflected the effects of the wireless property acquisitions, which accounted for $129.9 million and $71.6 million of the overall increases in depreciation expense in 2006 and 2005, respectively. Additionally, growth in plant in service consistent with Alltel’s plans to expand and upgrade its network facilities also contributed to the overall increases in depreciation expense in both 2006 and 2005. In addition to the effects of acquisitions and growth in plant in service, the increase in depreciation expense in 2005 also reflected the impact of a third quarter 2004 prospective change in the depreciable lives of certain wireless telecommunications equipment. The depreciable lives were shortened in response to the rapid pace of technological development and the increasing demands of Alltel’s customers for new products and services. Compared to the same prior year periods, amortization expense increased $71.7 million in 2006 and $51.9 million in 2005 due to acquisitions and the adverse effects of using an accelerated amortization method for customer list intangible assets acquired in those acquisitions.

Operating income increased $223.4 million, or 20 percent, in 2006 and $215.3 million, or 23 percent, in 2005. The increases in both 2006 and 2005 primarily reflected the effects of the acquisitions, which accounted for $141.3 million and $110.8 million of the overall increases in operating income in 2006 and 2005, respectively. Operating income comparisons for both 2006 and 2005 also include the effects of integration expenses, restructuring and other charges, as further discussed below. In addition, operating income for 2005 included the effects of the incremental operating expenses of $17.5 million associated with Hurricane Katrina and three other storms and $19.7 million of incremental costs associated with Alltel’s change in accounting for certain operating leases, as previously discussed.

Integration Expenses, Restructuring and Other Charges

Integration expenses, restructuring and other charges recorded during the year ended December 31, 2006 were as follows:

(Millions)
Rebranding and signage costs	$9.3
Computer system conversion and other integration expenses	4.4

Total integration expenses, restructuring and other charges	$13.7

During the fourth quarter of 2006, Alltel incurred $2.9 million of integration expenses related to its recent purchase of Midwest Wireless completed on October 3, 2006 and its acquisitions of wireless properties in Illinois, Texas and Virginia completed during the second quarter of 2006. These expenses consisted of rebranding and signage costs of $1.0 million and computer system conversion and other integration expenses of $1.9 million. In the first quarter of 2006, the Company incurred $10.8 million of integration expenses related to its acquisition of Western Wireless. These expenses consisted of $8.3 million of rebranding and signage costs and $2.5 million of system conversion and other integration costs. The system conversion and other integration expenses included internal payroll and employee benefit costs, contracted services, relocation expenses and other programming costs incurred in converting Western Wireless’ customer billing and operational support systems to Alltel’s internal systems, a process which was completed during March 2006.

The integration expenses, restructuring and other charges recorded during the year ended December 31, 2005 were as follows:

(Millions)
Computer system conversion and other integration expenses	$22.3
Relocation costs	0.7

Total integration expenses, restructuring and other charges	$23.0

In terms of the markets acquired in Alabama, Georgia and from Cingular, Alltel, as expected, experienced customer losses during 2005, which primarily resulted from transition issues, such as rebranding and deploying a CDMA network to replace the existing GSM/TDMA network in those markets, because Alltel’s use of the existing Cingular GSM/TDMA network was discontinued as of December 31, 2005. By year-end 2005, Alltel had completed deployment of a CDMA network in all of the acquired Cingular markets and transitioned the entire customer base to CDMA handsets. In completing these integration efforts, Alltel incurred $18.5 million of integration expenses, primarily consisting of handset subsidies incurred to migrate the acquired customer base to CDMA handsets.

During 2005, Alltel also incurred $4.5 million of integration expenses related to its acquisition of Western Wireless, primarily consisting of computer system conversion and other integration costs. These expenses included internal payroll and employee benefit costs, contracted services, relocation expenses and other programming costs incurred in converting Western Wireless’ customer billing and operational support systems to Alltel’s internal systems, a process which was completed during the first quarter of 2006, as discussed above. Of the total integration expenses recorded, $14.3 million were incurred in the third quarter of 2005 and $8.7 million were incurred in the fourth quarter of 2005.

The integration expenses, restructuring and other charges recorded during the year ended December 31, 2004 were as follows:

(Millions)
Severance and employee benefit costs	$10.9
Relocation costs	2.8
Lease termination and other exit costs	0.8
Write-down in the carrying value of certain facilities	24.8

Total integration expenses, restructuring and other charges	$39.3

In 2004, Alltel reorganized its operations and support teams. In connection with these activities, the Company recorded a restructuring charge of $14.5 million consisting of severance and employee benefit costs related to a planned workforce reduction, employee relocation expenses and lease termination and other exit costs. The severance and employee benefit costs included a $1.2 million payment to a former employee of the Company’s sold financial services division that became payable in the first quarter of 2004 pursuant to the terms of a change in control agreement between the employee and Alltel. As of December 31, 2004, the Company had

paid $14.1 million in severance and employee-related expenses, and all of the employee reductions and relocations had been completed. During 2004, Alltel also recorded a write-down in the carrying value of certain corporate and regional facilities to fair value in conjunction with the 2004 organizational changes and the 2003 sale of the Company’s financial services division to Fidelity National Financial Inc. (“Fidelity National”).

The integration expenses, restructuring and other charges decreased net income $8.4 million in 2006, $14.0 million in 2005 and $24.0 million in 2004. At December 31, 2006, the remaining unpaid liability related to Alltel’s integration and restructuring activities consisted of lease and contract termination costs of $0.1 million. Cash outlays for the remaining unpaid liability will be disbursed over the next 12 months and will be funded from operating cash flows. (See Note 10 to the consolidated financial statements for additional information regarding these charges.)

Non-Operating Income, Net

(Millions)	2006	2005	2004
Equity earnings in unconsolidated partnerships	$60.1	$43.4	$68.5
Minority interest in consolidated partnerships	(46.6)	(69.1)	(80.1)
Other income, net	84.0	147.2	21.3

Non-operating income, net	$97.5	$121.5	$9.7

As indicated in the table above, non-operating income, net decreased $24.0 million in 2006 and increased $111.8 million in 2005. The increase in equity earnings in unconsolidated partnerships in 2006 of $16.7 million primarily reflected improved operating results in those markets in which the Company owns a minority interest. Conversely, the decrease in equity earnings of $25.1 million in 2005 primarily reflected the effects of the property exchange with Cingular and Alltel’s December 1, 2004 acquisition of a majority ownership interest in a Georgia market in which the Company previously owned a minority interest. The decrease in minority interest expense of $22.5 million in 2006 primarily reflected the effects of Alltel’s acquisitions during the first quarter of 2006 of the remaining ownership interests in wireless properties in North Carolina and South Carolina.

Comparatively, minority interest expense decreased $11.0 million in 2005 primarily due to the effects of Alltel’s acquisitions during the fourth quarter of 2004 and 2005 of additional ownership interests in wireless properties in Louisiana, Michigan, Mississippi, North Carolina, Ohio and Wisconsin in which the Company owned a majority interest.

Compared to 2005, other income, net included additional tax-exempt interest income earned on the Company’s cash and short-term investments of $58.0 million in 2006, due to significant growth in Alltel’s available cash on hand following the spin-off of the wireline business and the sales of the international operations in Austria, Haiti and Bolivia completed during the second quarter of 2006. Comparatively, other income, net in 2005 included a special cash dividend received on the Company’s investment in Fidelity National common stock. On March 9, 2005, Fidelity National declared a special $10 per share cash dividend to Fidelity National stockholders. The special cash dividend of $111.0 million was paid to Alltel on March 28, 2005. As further discussed below, during the second quarter of 2005, Alltel sold all of its shares of Fidelity National common stock. Compared to 2004, other income, net for 2005 also included additional interest income earned on the Company’s cash and short-term investments of $12.7 million due to significant growth in Alltel’s available cash on hand following the May 17, 2005 issuance of common stock to settle the purchase contract obligation related to the Company’s equity units. As more fully discussed in Note 5 to the consolidated financial statements, during 2002, Alltel issued 27.7 million equity units which included a purchase contract that obligated the holder to purchase, and obligated Alltel to sell, on May 17, 2005, a variable number of newly-issued Alltel common shares at a price of $50 per share. Upon settlement of the purchase contract obligation, Alltel issued 24.5 million common shares and received proceeds of $1,385.0 million. Other income, net for 2005 also included $5.0 million of insurance proceeds received to offset expenses incurred by the Company related to Hurricane Katrina, as previously discussed, as well as a $2.4 million gain on the sale of investments in certain limited partnerships.

Interest Expense

Interest expense decreased $32.0 million, or 10 percent in 2006 and $18.6 million, or 6 percent, in 2005. The decrease in interest expense in 2006 primarily reflected the favorable effects on interest costs resulting from a reduction in Alltel’s long-term debt balance of $2.9 billion that occurred during the year. As previously discussed, on August 25, 2006, Alltel repurchased prior to maturity $1.0 billion of long-term debt, and on July 17, 2006, Alltel completed a $1.7 billion tax-free debt exchange with two investment banks. In addition, on November 1, 2006, Alltel repaid, at maturity, a $186.3 million, 9.0 percent senior unsecured note. The decrease in interest expense in 2006 attributable to the $2.9 billion debt reduction was partially offset by higher interest costs related to commercial paper borrowings, reflecting an increase in both the weighted average borrowings outstanding and applicable interest rates, when compared to the prior year. Interest expense for 2006 was also affected by an increase in variable interest rates compared to 2005, the effects of which resulted in a year-over-year increase in interest costs of $17.3 million attributable to Alltel’s interest rate swap agreements.

The decrease in interest expense in 2005 primarily reflected the effects of the April 8, 2005 redemption of $450.0 million, 7.50 percent senior notes, as further discussed below. Interest expense for 2005 also reflected the effects of the February 17, 2005 remarketing of the senior note portion of Alltel’s equity units that reset the annual interest rate on the notes to 4.656 percent from 6.25 percent for periods subsequent to February 17, 2005. Interest expense for 2005 was also favorably affected by the April 1, 2004 repayment of a $250.0 million, 7.25 percent senior unsecured note. The decrease in interest expense in 2005 attributable to the repayment of senior notes and resetting the annual interest rate on the equity units was partially offset by additional interest costs resulting from $1.0 billion of incremental commercial paper borrowings incurred by Alltel to finance a portion of the repayment of Western Wireless’ long-term debt subsequent to the merger and the cash portion of the merger consideration, as further discussed below under “Cash Flows from Financing Activities—Continuing Operations”.

Gain on Exchange or Disposal of Assets and Other

On August 25, 2006, Alltel repurchased prior to maturity $1.0 billion of long-term debt, consisting of $664.3 million of 4.656 percent equity unit notes due 2007, $61.0 million of 6.65 percent unsecured notes due 2008, $147.0 million of 7.60 percent unsecured notes due 2009 and $127.7 million of 8.00 percent notes due 2010 pursuant to cash tender offers announced by Alltel on July 31, 2006. Concurrent with the debt repurchase, Alltel also terminated the related pay variable/receive fixed, interest rate swap agreement that had been designated as a fair value hedge against the 6.65 percent notes due 2008. In connection with the early termination of the debt and interest rate swap agreement, Alltel incurred net pretax termination fees of $23.0 million. Following the spin-off of the wireline business, Alltel completed a tax-free debt exchange with two investment banks. On July 17, 2006, Alltel transferred to the investment banks the Spinco debt securities received in the spin-off transaction in exchange for certain Alltel debt securities, consisting of $988.5 million of outstanding commercial paper borrowings and $685.1 million of 4.656 percent equity unit notes due 2007. In completing the tax-free debt exchange, Alltel incurred a loss of $27.5 million. These transactions decreased net income $38.8 million in 2006.

On November 10, 2005, federal legislation was enacted that included provisions to dissolve and liquidate the assets of the Rural Telephone Bank (“RTB”). In connection with the dissolution and liquidation, during April 2006, the RTB redeemed all outstanding shares of its Class C stock. As a result, the Company received liquidating cash distributions of $198.7 million in exchange for its $22.1 million investment in RTB Class C stock and recognized a pretax gain of $176.6 million. This transaction increased net income $107.6 million in 2006.

As previously discussed, on April 15, 2005, Alltel and Cingular exchanged certain wireless assets. Primarily as a result of certain minority partners’ rights-of-first-refusal, three of the wireless partnership interests to be exchanged between Alltel and Cingular were not completed until July 29, 2005. As a result of completing the exchange transactions, Alltel recorded pretax gains of $127.5 million in the second quarter of 2005 and $30.5 million in the third quarter of 2005. On April 6, 2005, Alltel completed the sale of all of its shares of Fidelity National common stock for approximately $350.8 million and recognized a pretax gain of approximately $75.8 million. Proceeds from the stock sale were used to fund a substantial portion of the cost to redeem, on April 8, 2005, all of the issued and outstanding 7.50 percent senior notes due March 1, 2006, representing an aggregate principal amount of $450.0 million. Concurrent with the debt redemption, Alltel also terminated the related pay variable/receive fixed, interest rate swap agreement that had been designated as a fair value hedge against the $450.0 million senior notes. In connection with the early termination of the debt and interest rate swap agreement, Alltel incurred net pretax termination fees of approximately $15.0 million. These transactions increased net income $136.7 million in 2005.

Income Taxes

Income tax expense increased $50.5 million, or 12 percent in 2006 and $241.1 million, or 131 percent, in 2005. The increases in both 2006 and 2005 were consistent with the overall growth in Alltel’s income before income taxes. Income tax expense for 2006 was also adversely affected by the non-deductibility for both federal and state income tax purposes of the $27.5 million loss incurred by Alltel in connection with completing the debt exchange, partially offset by the increase in tax-exempt interest income discussed above under “Non-Operating Income, Net”, and the tax benefits associated with a fourth quarter 2006 adjustment to certain income tax liabilities including contingency reserves. As more fully discussed in Notes 2 and 13 to the consolidated financial statements, during the fourth quarter of 2006, Alltel entered into agreements with the Internal Revenue Service (“IRS”) to settle all of its tax liabilities related to its consolidated federal income tax returns for the fiscal years 1997 through 2003. In conjunction with those settlements, Alltel adjusted its income tax contingency reserves to reflect the IRS audit findings. The adjustments to the income tax liabilities resulted in a reduction in income tax expense associated with continuing operations of $29.9 million.

In addition to the growth in income before income taxes, income tax expense for 2005 also reflected the absence of $35.5 million of tax benefits recorded in 2004. As further discussed in Notes 2 and 13 to the consolidated financial statements, during the third quarter of 2004, the IRS issued its proposed audit adjustments related to Alltel’s consolidated federal income tax returns for the fiscal years 1997 through 2001. With the exception of three issues which were pending appeals and subsequently resolved in the fourth quarter of 2006, Alltel agreed with the IRS findings and adjusted its income tax contingency reserves to reflect the IRS findings, the effects of which resulted in a reduction in income tax expense associated with continuing operations of $17.9 million. In 2004, the Company also reached an agreement with the IRS allowing for the deduction of a previously realized loss associated with Alltel’s 1997 disposition of a subsidiary, which resulted in the recognition of a tax benefit of $17.6 million in 2004.

The Company’s effective income tax rates were 36.6 percent in both 2006 and 2005 compared to 30.8 percent in 2004. The Company’s effective income tax rate in 2006 was favorably affected by tax benefits associated with the fourth quarter 2006 adjustment to Alltel’s income tax liabilities and the increase in tax-exempt interest income discussed above. The effective income tax rate in 2006 was adversely affected by the non-deductibility for both federal and state income tax purposes of the $27.5 million loss incurred by Alltel in connection with completing the debt exchange. In addition, the state income tax rate in 2005 also included the favorable effect on income tax expense resulting from the reversal of valuation allowances related to certain state net operating loss carryforwards and the favorable income tax treatment related to both the special cash dividend received from Fidelity National and the gain realized from the sale of the Fidelity National stock previously discussed. The Company’s effective income tax rate in 2004 was favorably affected by tax benefits associated with the reversal of income tax contingency reserves and the allowance of a prior year loss from the sale of a subsidiary discussed above. For 2007, Alltel’s annual effective income tax rate is expected to range between 39.0 percent and 40.0 percent, absent the effects of any future significant or unusual items, such as the reversal of income tax contingency reserves.

Net Income and Earnings per Share from Continuing Operations

Net income from continuing operations increased $88.2 million, or 12 percent, in 2006 and $323.4 million, or 78 percent, in 2005. Basic and diluted earnings per share from continuing operations in 2006 were relatively unchanged from 2005. Conversely, basic and diluted earnings per share from continuing operations in 2005 increased 61 percent and 60 percent, respectively from 2004. The increase in net income in 2006 primarily reflected the growth in operating income, consistent with the increase in revenues and sales previously discussed, and lower interest costs. Net income from continuing operations in 2006 also reflected the absence of the special cash dividend received on the Fidelity National common stock, the effects of the debt termination charges incurred in connection with completing the debt exchange and cash tender offers, and when compared to 2005, a reduction in the amount of pretax gains realized from the sale or exchange of investments and other assets.

The increases in net income from continuing operations and earnings per share in 2005 primarily reflected the special dividend related to the Company’s investment in Fidelity National common stock, gains realized from the exchange of wireless assets with Cingular and the sale of the Company’s investment in Fidelity National common stock combined with the growth in operating income consistent with the increase in revenues and sales. Growth in basic and diluted earnings per share in both 2006 and 2005 was adversely affected by increases in weighted average share counts due to the equity unit conversion in May 2005 and the Western Wireless merger as further discussed below.

Discontinued Operations

As previously discussed, on July 17, 2006, Alltel completed the spin-off of its wireline telecommunications business to its stockholders and the merger of that wireline business with Valor. In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of operations, assets, liabilities and cash flows of the wireline telecommunications business have been presented as discontinued operations for all periods presented. As a condition of receiving approval from the DOJ and FCC for its acquisition of Midwest Wireless, Alltel agreed on September 7, 2006 to divest four rural markets in Minnesota. During 2005, Alltel also had agreed to divest certain wireless operations of Western Wireless in 16 markets in Arkansas, Kansas and Nebraska, as well as the “Cellular One” brand as a condition of receiving approval from the DOJ and FCC for the merger with Western Wireless. On December 19, 2005, Alltel completed an exchange of wireless properties with U.S. Cellular that included a substantial portion of the divestiture requirements related to the Western Wireless merger. In December 2005, Alltel sold the Cellular One brand and in March 2006, Alltel sold the remaining market in Arkansas. During 2005, Alltel completed the sales of Western Wireless’ international operations in Georgia, Ghana and Ireland, and during the second quarter of 2006, Alltel completed the sales of the Western Wireless international operations in Austria, Bolivia, Côte d’Ivoire, Haiti and Slovenia. The acquired international operations and interests of Western Wireless and the domestic markets in Arkansas, Kansas, Minnesota, and Nebraska required to be divested by Alltel have been classified as discontinued operations in the accompanying consolidated financial statements for all periods presented.

The table presented below includes certain summary income statement information related to the wireline business, international operations and the domestic markets to be divested that have been reflected as discontinued operations for the years ended December 31:

(Millions)	2006	2005	2004
Revenues and sales	$1,839.3	$3,369.8	$2,947.2
Operating expenses	1,290.5	2,325.4	1,944.5

Operating income	548.8	1,044.4	1,002.7
Minority interest in consolidated entities	(6.0)	(5.9)	—
Other income, net	0.9	11.6	13.2
Interest expense	(9.1)	(19.4)	(19.4)
Loss on sale of discontinued operations	(14.8)	—	—

Income before taxes	519.8	1,030.7	996.5
Income tax expense	214.1	427.4	362.4

Income from discontinued operations	$305.7	$603.3	$634.1

Operating expenses for 2006 included an impairment charge of $30.5 million to reflect the fair value less cost to sell of the four rural markets in Minnesota required to be divested, and resulted in the write-down in the carrying values of goodwill and customer list allocated to these markets. The depreciation of long-lived assets related to the international operations and the domestic markets in Arkansas, Kansas and Nebraska to be divested ceased as of August 1, 2005, the date of Alltel’s merger with Western Wireless. Depreciation of long-lived assets and amortization of finite-lived intangible assets related to the four markets in Minnesota to be divested was not recorded subsequent to September 7, 2006, the date of Alltel’s agreement with the DOJ and FCC to divest these markets. The cessation of depreciation had the effect of reducing operating expenses by approximately $26.9 million in 2006 and $47.8 million in 2005. In connection with the sales of the international operations completed in the second quarter of 2006, Alltel recorded an after tax loss of $9.3 million. There was no gain or loss realized upon the sales of the international operations in Georgia, Ghana and Ireland and the domestic markets in Arkansas, Kansas and Nebraska.

Income tax expense in 2006 reflected a tax benefit of $7.6 million due to the reversal of income tax contingency reserves attributable to the spun-off wireline business and sold financial services division. Income tax expense in 2004 also reflected the reversal of $16.9 million of federal income tax contingency reserves attributable to the spun-off wireline business and sold financial services division and a foreign tax credit carryback benefit of $4.4 million that were recorded as a result of the IRS audits of Alltel’s consolidated federal income tax returns for the fiscal years 1997 through 2001. (See Note 14 to the consolidated financial statements for additional information regarding the discontinued operations.)

Cumulative Effect of Accounting Change

During the fourth quarter of 2005, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). Alltel evaluated the effects of FIN 47 on its operations and determined that, for certain buildings containing asbestos, the Company was legally obligated to remediate the asbestos if the Company were to abandon, sell or otherwise dispose of the buildings. In addition, for the former wireline operations acquired in Kentucky and Nebraska that were not subject to SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation”, upon adoption of FIN 47, Alltel recorded a liability to reflect the legal obligation to properly dispose of chemically-treated telephone poles at the time they were removed from service. In accordance with federal and state regulations, depreciation expense for Alltel’s former wireline operations that followed the accounting prescribed by SFAS No. 71 historically included an additional provision for cost of removal, and accordingly, the adoption of FIN 47 had no impact to these operations. The cumulative effect of this change in 2005 resulted in a non-cash charge of $7.4 million, net of income tax benefit of $4.6 million, and was included in net income for the year ended December 31, 2005.

Weighted Average Common Shares Outstanding

The weighted average number of common shares outstanding increased 12 percent in 2006 and 11 percent in 2005. The increases in weighted average shares in both 2006 and 2005 primarily reflected the issuance of approximately 54.3 million Alltel common shares to effect the August 1, 2005 merger with Western Wireless. The issuance of 24.5 million Alltel common shares to settle the purchase contract portion of the Company’s equity units on May 17, 2005 also contributed to the increases in the weighted average number of common shares outstanding in both 2006 and 2005. The increases in weighted average share counts attributable to the Western Wireless merger and the settlement of the equity unit purchase contracts were partially offset by the effects of Alltel’s repurchase of approximately 28.5 million of its common shares during the second half of 2006, as further discussed below under “Cash Flows from Financing Activities—Continuing Operations”.

Regulatory Matters

Alltel is subject to regulation primarily by the FCC as a provider of Commercial Mobile Radio Services (“CMRS”). The FCC’s regulatory oversight consists of ensuring that wireless service providers are complying with the Communications Act of 1934, as amended (the “Communications Act”), and the FCC’s regulations governing technical standards, spectrum usage, license requirements, market structure, consumer protection, including public safety issues like enhanced 911 emergency service (“E-911”) and the Communications Assistance for Law Enforcement Act (“CALEA”), and environmental matters governing tower siting. State public service commissions are pre-empted under the Communications Act from regulatory oversight of wireless carriers’ market entry and retail rates, but they are entitled to address certain terms and conditions of service offered by wireless service providers. The nation’s telecommunications laws continue to be reviewed with bills introduced in Congress, rulemaking proceedings pending at the FCC and various state regulatory initiatives, the effects of which could significantly impact Alltel’s wireless telecommunications business in the future.

Universal Service

To ensure affordable access to telecommunications services throughout the United States, the FCC and many state commissions administer universal service programs. CMRS providers are required to contribute to the federal USF and are required to contribute to some state universal service funds. The rules and methodology under which carriers contribute to the federal fund are the subject of an ongoing FCC rulemaking in which a change from the current interstate revenue-based system to some other system based upon line capacity or utilized numbers is being considered. In the meantime, the FCC has increased the safe harbor percentage of a wireless carrier’s revenue subject to a federal universal service assessment from 28.5 percent to 37.1 percent and clarified the alternative methods under which CMRS contribute to the fund. CMRS providers also are eligible to receive support from the federal USF if they obtain designation as an ETC. The collection and distribution of USF fees are under continual review by federal and state legislative and regulatory bodies. A pending FCC proceeding, for example, could change the way universal service programs are funded and the way these funds are disbursed to program recipients.

The Company is designated as an ETC and receives USF support from the federal fund in the following states: Alabama, Arkansas, California, Colorado, Florida, Georgia, Iowa, Kansas, Louisiana, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Mexico, North Carolina, North Dakota, South Dakota, Texas, Virginia, West Virginia, Wisconsin, and Wyoming. The Company also receives state universal service support for certain product offerings in Texas. The Communications Act and FCC regulations require that universal service receipts be used to provision, maintain and upgrade the networks that provide the supported services. Additionally, the Company accepted certain federal and state reporting requirements and other obligations as a condition of the ETC designation. Currently, Alltel receives approximately $65.0 to $70.0 million of USF support each quarter.

E-911

Wireless service providers are required by the FCC to provide E-911 in a two-phased approach. In phase one, carriers must, within six months after receiving a request from a phase one enabled Public Safety Answering Point (“PSAP”), deliver both the caller’s number and the location of the cell site to the PSAP serving the geographic territory from which the E-911 call originated. In phase two, carriers that have opted for a handset-based solution must determine the location of the caller within 50 meters for 67 percent of the originated calls and 150 meters for 95 percent of the originated calls and deploy Automatic Location Identification (“ALI”) capable handsets according to specified thresholds culminating with a requirement that carriers reach a 95% deployment level of ALI capable handsets within their subscriber base by December 31, 2005. Furthermore, on April 1, 2005, the FCC issued an order imposing an E-911 obligation to deliver ALI data on carriers providing only roaming services.

Alltel began selling ALI-capable handsets in June 2002 and had complied with each of the intermediate handset deployment thresholds under the FCC’s order or otherwise obtained short-term relief from the FCC to facilitate certain acquisitions. On September 30, 2005, due to the slowing pace of customer migration to ALI-capable handsets and lower than forecasted churn, Alltel filed a request with the FCC for a waiver of the December 31, 2005 requirement to achieve 95 percent penetration of ALI-capable phones. The request included an explanation of the Company’s compliance efforts to date and the expected date when it will meet the 95 percent penetration rate of ALI-capable handsets, June 30, 2007. A number of other wireless carriers, including large national carriers and CTIA-The Wireless Association (“CTIA”) on behalf of CMRS carriers in general, also sought relief from the 95 percent requirement. On January 5, 2007, the FCC issued a number of orders denying certain of the waivers of the E-911 handset deployment requirement, including the waiver filed by the Company. The FCC’s order imposed reporting requirements on the Company and referred the issue of Alltel’s compliance with the rules to the FCC’s Enforcement Bureau for consideration of further action. While the Company seeks to resolve this matter, it cannot predict the outcome of any proceeding before the FCC’s Enforcement Bureau, although fines and new handset deployment thresholds are possible.

CALEA

CALEA requires wireless carriers to ensure that their networks are capable of accommodating lawful intercept requests received from law enforcement agencies. The FCC has imposed various obligations and compliance deadlines, with which Alltel has either complied or, as to the future deadline of May 14, 2007, for Voice Over Internet Protocol and Broadband Internet Access Services under the FCC’s May 12, 2006 order, will comply with CALEA and the FCC’s rules.

Inter-carrier Compensation

Under the 96 Act and the FCC’s rules, CMRS providers are subject to certain requirements governing the exchange of telecommunications traffic with other carriers. There is a pending rulemaking at the FCC addressing inter-carrier compensation, which could impact Alltel’s future costs to provide service.

Wireless Spectrum

Alltel holds FCC authorizations for Cellular Radiotelephone Service (“CRS”), Personal Communications Service (“PCS”), and paging services, as well as ancillary authorizations in the private radio and microwave services (collectively, the “FCC Licenses”). Generally, FCC licenses are issued initially for 10-year terms and may be renewed for additional 10-year terms upon FCC approval of the renewal application. The Company has routinely sought and been granted renewal of its FCC Licenses without contest and anticipates that future renewals of its FCC Licenses will be granted.

The FCC conducts proceedings through which additional spectrum is made available for the provision of wireless communications services, including broadband services. The FCC recently completed the auction for Advanced Wireless Services (“AWS”) spectrum and must begin the auction of spectrum in the 700 MHz band no later than January 28, 2008. Alltel did not participate in the AWS spectrum auction. The FCC is currently considering the spectrum plan and service rules that will be applicable to the 700 MHz spectrum. Alltel has made no determination as to whether it will participate in the auction at this time.

Customer Billing

The FCC requires CMRS carriers to ensure that the descriptions of line items on customer bills are clear and not misleading and has declared that any representation of a discretionary item on a bill as a tax or government-mandated charge is misleading. The Federal Court of Appeals for the Eleventh Circuit has vacated an order of the FCC preempting states from requiring or prohibiting the use of line items on CMRS carriers’ bills and remanded the decision to the FCC for further proceedings. The FCC is also considering additional CMRS billing regulations.

CMRS Roaming

The FCC has initiated a rulemaking proceeding to examine the rules applicable to roaming relationships between carriers. The FCC’s rules currently require only that manual roaming be provided by a carrier to any subscriber in good standing with their home market carrier. Automatic roaming agreements, although common throughout the CMRS industry, are not currently mandated by the FCC.

Customer Proprietary Network Information (“CPNI”)

The FCC is considering in a pending rulemaking the protection of customer information and call records, including the adequacy of security measures employed by carriers to protect certain customer information. Additional security requirements being considered include customer set passwords, data encryption, audit trails, data retention limitations and customer notices of security breaches. Further, the FCC has initiated an ongoing investigation of carrier practices to protect CPNI.

Analog Sunset

Under current FCC rules, a carrier will not be required to offer analog wireless services after February 2008. This analog “sunset” rule is the subject of petitions seeking extension beyond 2008.

Warn Act/Emergency Alerts

On October 13, 2006, the Warn Act was signed into law which provides that carriers may, within two years, voluntarily choose to provide emergency alerts as part of their service offerings under standards and protocols adopted by the FCC. The FCC has convened the industry advisory committee required under the Warn Act to begin consideration of technical standards and operating protocols.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

(Millions, except per share amounts)	2006	2005	2004
Cash flows from (used in):
Operating activities from continuing operations	$1,490.2	$1,565.3	$1,288.1
Investing activities from continuing operations	(2,693.6)	(1,636.9)	(914.3)
Financing activities from continuing operations	(3,184.8)	(748.3)	(1,359.1)
Discontinued operations	4,345.9	1,326.9	810.1
Effect of exchange rate changes	(5.9)	(1.8)	(0.1)

Change in cash and short-term investments	$(48.2)	$505.2	$(175.3)

Total capital structure (a)	$15,396.4	$18,743.3	$12,424.1
Percent equity to total capital (b)	82.2%	69.4%	57.4%
Book value per share (c)	$34.73	$33.93	$23.58

Notes:

(a)	Computed as the sum of long-term debt including current maturities, redeemable preferred stock and total shareholders’ equity.
(b)	Computed by dividing total shareholders’ equity by total capital structure as computed in (a) above.
(c)	Computed by dividing total shareholders’ equity less preferred stock by the total number of common shares outstanding at the end of the period.

Cash Flows from Operating Activities—Continuing Operations

For each of the three years in the period ended December 31, 2006, cash provided from continuing operations was Alltel’s primary source of funds. Cash provided from continuing operations in 2006 and 2005 primarily reflected growth in earnings from the Company’s operations. In addition to earnings growth, cash flows from continuing operations in both years also reflected changes in working capital requirements, including timing differences in the billing and collection of accounts receivables, purchases of inventory and the payment of trade payables and taxes. Cash provided from continuing operations in 2005 also included the receipt of the $111.0 million special dividend on the Company’s investment in Fidelity National common stock previously discussed. During 2006, Alltel generated sufficient cash flows from continuing operations to fund its capital expenditure requirements, dividend payments and scheduled long-term debt payments as further discussed below. The Company expects to generate sufficient cash flows from continuing operations to fund its operating requirements in 2007.

Cash Flows from Investing Activities—Continuing Operations

Capital expenditures continued to be Alltel’s primary use of capital resources. Capital expenditures were $1,164.5 million in 2006, $949.0 million in 2005 and $778.3 million in 2004. Capital expenditures in each of the past three years were incurred to construct additional network facilities and to deploy 1xRTT data and 1x-EVDO technology. During 2006, Alltel continued 1xRTT data deployments in its markets and attained total coverage of approximately 95 percent of its POPs by the end of the year. In addition, the Company expanded its 1x-EVDO coverage into approximately 50 percent of its cell sites by the end of 2006. Capital expenditures for 2005 also included incremental spending by Alltel to deploy CDMA technology in the properties acquired from Cingular, as previously discussed. During each of the past three years, Alltel funded substantially all of its capital expenditures through internally generated funds. Investing activities also included outlays for capitalized software development costs, which were $32.6 million in 2006, $43.1 million in 2005 and $27.8 million in 2004. Including capitalized software development costs, outlays for capital expenditures are expected to be approximately $1.15 to $1.25 billion for 2007 and will be funded primarily from internally generated funds. Capital expenditures in 2007 will be primarily incurred for further deployment of digital wireless technology, including high-speed wireless data capabilities, in the Company’s existing and acquired wireless markets. The forecasted spending levels in 2007 are subject to revision depending on changes in future capital requirements of the Company’s business.

Cash outlays for the purchase of property, net of cash acquired in 2006 were $1,760.6 million, principally consisting of the cash outlay of $1,083.5 million to purchase Midwest Wireless and the purchase from Palmetto MobileNet of the remaining ownership interests in ten partnerships in North and South Carolina for $456.3 million in cash. During 2006, Alltel also purchased for $220.8 million in cash wireless properties in Illinois, Texas and Virginia and acquired the remaining ownership interest in a wireless property in Wisconsin in which the Company owned a majority interest. Cash outlays for the purchase of property, net of cash acquired in 2005 were $1,137.6 million, principally consisting of $920.8 million attributable to the Western Wireless merger, $153.0 million related to the exchange of wireless properties with Cingular and $48.1 million related to the purchase of wireless properties in Alabama and Georgia, as previously discussed.

In conjunction with the merger transaction with Western Wireless, Alltel paid $933.4 million in cash to the holders of Western Wireless common stock and in the transaction acquired cash of $12.6 million. During 2005, Alltel also purchased for $15.7 million in cash additional ownership interests in wireless properties in Michigan, Ohio and Wisconsin in which the Company owned a majority interest. During 2004, cash outlays for the purchase of property, net of cash acquired, were $185.1 million. In 2004, Alltel purchased wireless properties in Florida, Louisiana and Ohio for $71.2 million in cash, acquired the remaining ownership interest in wireless properties in Georgia for $62.9 million in cash and purchased additional ownership interests in wireless properties in Louisiana, Mississippi, North Carolina, Ohio and Wisconsin for $51.0 million in cash.

Investing activities for 2006 included proceeds from the sale of investments of $200.6 million, principally consisting of the liquidating cash distributions of $198.7 million received by Alltel in exchange for its $22.1 million investment in RTB Class C stock, as previously discussed. Investing activities for 2005 included proceeds from the sale of investments of $353.9 million, principally consisting of $350.8 million received from the sale of Alltel’s investment in Fidelity National common stock previously discussed. Cash flows from investing activities for 2005 also included proceeds of $84.4 million from the sale of assets. As previously discussed, in connection with the wireless property exchange with U.S. Cellular, Alltel acquired two rural markets in Idaho and received $48.2 million in cash in exchange for 15 rural markets in Kansas and Nebraska formerly owned by Western Wireless. In addition, Alltel also received in 2005 proceeds of $36.2 million received in connection with the disposal of an office building, which had previously been written down to fair value during 2004 (see “Integration Expenses, Restructuring and Other Charges”).

Cash flows from investing activities also included proceeds from the return on investments of $50.8 million in 2006, $36.8 million in 2005 and $81.0 million in 2004. These amounts primarily consisted of cash distributions received from Alltel’s wireless minority investments. The significant decrease in distributions received during 2005 compared to 2004 primarily reflected the exchange of certain minority investments with Cingular, as previously discussed. Conversely, the increase in distributions received in 2006 compared to 2005 was consistent with the improved operating results of these investments, as previously discussed.

Cash Flows from Financing Activities—Continuing Operations

For each of the past three years, dividend payments represented a significant use of Alltel’s capital resources. Common and preferred dividend payments amounted to $513.1 million in 2006, $490.5 million in 2005 and $467.6 million in 2004. Dividend payments in 2006 reflected increased dividends due to the issuance of approximately 24.5 million Alltel common shares to settle the purchase contract portion of the Company’s equity units on May 17, 2005 and the issuance of approximately 54.3 million Alltel common shares to effect the merger with Western Wireless completed on August 1, 2005, as previously discussed. Following the completion of the spin-off of the Company’s wireline operations to Alltel’s shareholders, Alltel lowered its annual dividend rate from $1.54 to $.50 per share. Alltel expects to continue the payment of cash dividends during 2007. Sources of funding future dividend payments include available cash on hand and operating cash flows.

Alltel has a five-year, $1.5 billion unsecured line of credit under a revolving credit agreement with an expiration date of July 28, 2009. Alltel incurred no borrowings under the revolving credit agreement during 2006, 2005 or 2004. Alltel also has established a commercial paper program with a maximum borrowing capacity of

$1.5 billion. Commercial paper borrowings are classified as long-term debt, because they are intended to be maintained on a long-term basis and are fully supported by the available borrowings under Alltel’s $1.5 billion revolving credit agreement. Accordingly, the total amount outstanding under the commercial paper program and the indebtedness incurred under the revolving credit agreement may not exceed $1.5 billion. At December 31, 2006, there were no commercial paper borrowings outstanding compared to $1.0 billion of borrowings outstanding at December 31, 2005. During 2006, Alltel did not incur any additional borrowings under the commercial paper program. As previously discussed, on July 17, 2006, Alltel exchanged $988.5 million of its outstanding commercial paper borrowings for debt securities issued to the Company by Spinco in connection with the spin-off of the wireline business. In August 2006, the Company repaid the remaining $11.5 million of outstanding commercial paper borrowings with available cash on hand. During 2005, the maximum amount of borrowings outstanding under the commercial paper program was $1,084.6 million, of which $1.0 billion remained outstanding at December 31, 2005. Alltel incurred no borrowings under the commercial paper program during 2004, and there were no commercial paper borrowings outstanding at either December 31, 2004 or 2003. The net increase in commercial paper borrowings from December 31, 2004 of $1.0 billion represented all of the long-term debt issued during 2005. Commercial paper borrowings were incurred during 2005 primarily to finance a portion of the repayment of certain Western Wireless long-term debt obligations further discussed below and to fund the cash portion of the merger consideration.

Repayments of long-term debt amounted to $1,198.5 million in 2006, $2,655.7 million in 2005 and $255.2 million in 2004. As previously discussed, on August 25, 2006, Alltel repurchased prior to maturity $1.0 billion of long-term debt, consisting of $664.3 million of 4.656 percent equity unit notes due 2007, $61.0 million of 6.65 percent unsecured notes due 2008, $147.0 million of 7.60 percent unsecured notes due 2009 and $127.7 million of 8.00 percent notes due 2010 pursuant to cash tender offers announced by the Company on July 31, 2006. During 2006, Alltel also repaid at maturity a $186.3 million, 9.0 percent senior unsecured note due November 1, 2006. The repayments of long-term debt in 2006 were funded by available cash on hand. Repayments of long- term debt in 2005 primarily consisted of the repayment of approximately $2.0 billion of Western Wireless long-term debt obligations that had been assumed by Alltel in connection with the merger. On the date of closing, Alltel repaid approximately $1.3 billion of term loans representing all borrowings outstanding under Western Wireless’ credit facility. During the third quarter of 2005, Alltel also repurchased all $600.0 million of the issued and outstanding 9.25 percent senior notes due July 15, 2013 of Western Wireless senior notes at a total cost of $688.3 million. The debt repayments were funded by cash on hand and borrowings under the Company’s commercial paper program. Repayments of long-term debt in 2005 also included the early redemption of $450.0 million of 7.50 percent senior notes due March 1, 2006 and the repayment, at maturity, of a $200.0 million, 6.75 percent senior unsecured note due September 15, 2005. Repayments of long-term debt in 2004 primarily consisted of the repayment of a $250.0 million unsecured note due April 1, 2004. (See Note 5 to the consolidated financial statements for additional information regarding Alltel’s long-term debt.)

In connection with its acquisition of Western Wireless, Alltel assumed $115.0 million of 4.625 percent convertible subordinated notes due 2023 that were issued by Western Wireless in June 2003 (the “Western Wireless notes”). During 2006, an aggregate principal amount of $113.0 million of the Western Wireless notes were converted. As a result of the conversion, Alltel issued 4.0 million shares of its common stock and paid approximately $67.6 million in cash to holders of the Western Wireless notes.

On January 19, 2006, Alltel’s Board of Directors authorized the Company to repurchase up to $3.0 billion of its outstanding common stock over a three-year period ending December 31, 2008. Under this authorization, Alltel may repurchase shares, from time to time, on the open market or in negotiated transactions, as circumstances warrant. Sources of funding stock repurchases include available cash on hand, operating cash flows and borrowings under the Company’s commercial paper program. During the second half of 2006, Alltel repurchased 28.5 million of its common shares at a total cost of $1,595.6 million. Under a stock repurchase plan adopted by Alltel’s Board of Directors in January 2004, the Company was authorized to repurchase up to $750.0 million of its outstanding common stock over a two year period ending December 31, 2005. During 2004, Alltel repurchased 11.2 million of its common shares at a total cost of $595.3 million under this plan. Alltel did not repurchase any of its common shares during 2005 under this authorization.

Proceeds from the issuance of Alltel’s common stock in 2005 were $1,463.5 million, principally consisting of proceeds from the settlement of the purchase contracts related to the Company’s equity units on May 17, 2005. As previously discussed, upon settlement of the contracts, the Company received proceeds of approximately $1,385.0 million and delivered approximately 24.5 million shares of Alltel common stock.

Cash flows used in financing activities also included distributions to Alltel’s minority investors in wireless markets operated in partnership with other companies. Cash payments to these minority investors were $38.2 million in 2006, compared to $65.6 million in 2005 and $66.9 million in 2004. The significant decrease in distributions in 2006 primarily reflected Alltel’s acquisitions of partnership interests in wireless properties in North Carolina, South Carolina and Wisconsin previously discussed.

Liquidity and Capital Resources

Alltel believes it has sufficient cash and short-term investments on hand ($934.2 million at December 31, 2006) and has adequate operating cash flows to finance its ongoing requirements, including capital expenditures, repayment of long-term debt, payment of dividends and funding stock repurchases. Additional sources of funding available to Alltel include (1) additional borrowings of up to $1.5 billion available under Alltel’s commercial paper program and revolving credit agreement, (2) additional debt or equity securities under Alltel’s March 28, 2002, $5.0 billion shelf registration statement, of which approximately $730 million remained available for issuance at December 31, 2006 and (3) additional debt securities issued in the private placement market.

Alltel’s commercial paper and long-term credit ratings with Moody’s Investors Service (“Moody’s”), Standard & Poor’s Corporation (“Standard & Poor’s”) and Fitch Ratings (“Fitch”) were as follows at December 31, 2006:

Description	Moody’s	Standard & Poor’s	Fitch
Commercial paper credit rating	Prime-1	A-2	F1
Long-term debt credit rating	A2	A-	A
Outlook	Negative	Stable	Stable

Factors that could affect Alltel’s short and long-term credit ratings would include, but not be limited to, a material decline in the Company’s operating results and increased debt levels relative to operating cash flows resulting from future acquisitions or increased capital expenditure requirements. If Alltel’s credit ratings were to be downgraded from current levels, the Company would incur higher interest costs on new borrowings, and the Company’s access to the public capital markets could be adversely affected. A downgrade in Alltel’s current short or long-term credit ratings would not accelerate scheduled principal payments of Alltel’s existing long-term debt.

The revolving credit agreement contains various covenants and restrictions including a requirement that, as of the end of each calendar quarter, Alltel maintain a total debt-to-capitalization ratio of less than 65 percent. For purposes of calculating this ratio under the revolving credit agreements, total debt would include amounts classified as long-term debt (excluding mark-to-market adjustments for interest rate swaps), current maturities of long-term debt outstanding, short-term debt and any letters of credit or other guarantee obligations. As of December 31, 2006, Alltel’s total debt to capitalization ratio was 17.9 percent. In addition, the indentures and borrowing agreements, amended, provide, among other things, for various restrictions on the payment of dividends by Alltel. Retained earnings unrestricted as to the payment of dividends by the Company amounted to $7,659.4 million at December 31, 2006. There are no restrictions on the payment of dividends among members of Alltel’s consolidated group.

Pension Plans

Alltel maintains a qualified defined benefit pension plan, which covers substantially all employees. As previously discussed, in December 2005, the pension plan was amended such that future benefit accruals for all eligible non-bargaining employees ceased as of December 31, 2005 (December 31, 2010 for employees who had attained age 40 with two years of service as of December 31, 2005). Alltel also maintains a supplemental executive retirement plan that provides unfunded, non-qualified supplemental retirement benefits to a select group of management employees. In addition, Alltel has entered into individual retirement agreements with certain retired executives providing for unfunded supplemental pension benefits. As further illustrated in Note 9 to the consolidated financial statements, total pension expense related to these plans was $33.9 million in 2006, $43.1 million in 2005 and $32.0 million in 2004. Of the total pension expense recorded in each year, amounts allocated to discontinued operations were $20.0 million in 2006, $15.1 million in 2005 and $11.3 million in 2004. In connection with the spin-off, Alltel transferred to Windstream the portion of these pension plans representing the accumulated benefit obligations attributable to the active and retired employees of the wireline business. The amount of the accumulated benefit obligation transferred to Windstream was determined by an independent actuary and totaled $790.9 million. As a result of the spin-off and liability transfer, Alltel’s remaining accumulated benefit obligation as of December 31, 2006 was $201.7 million, of which $145.9 million related to the qualified pension plan.

Alltel’s pension expense for 2007 is estimated to be approximately $14.9 million and was calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on qualified pension plan assets of 8.50 percent and a discount rate of 5.94 percent. In developing the expected long-term rate of return assumption, Alltel evaluated historical investment performance, as well as input from its investment advisors. Projected returns by such advisors were based on broad equity and bond indices. The Company also considered the pension plan’s historical returns since 1975 of 11.0 percent. Alltel’s expected long-term rate of return on qualified pension plan assets is based on a targeted asset allocation of 70 percent to equities, with an expected long-term rate of return of 10 percent, and 30 percent to fixed income assets, with an expected long-term rate of return of 5 percent. As of December 31, 2006, the actual asset allocation of the qualified pension plan’s assets was 72.3 percent to equities, 25.3 percent to fixed income assets and 2.4 percent to money market funds. The Company regularly reviews the actual asset allocation of its qualified pension plan and periodically re-balances its investments to achieve the targeted allocation. Alltel continues to believe that an 8.5 percent long-term rate of return on its qualified pension plan assets is a reasonable assumption. For the year ended December 31, 2006, the actual return on qualified pension plan assets was 13.1 percent. Lowering the expected long-term rate of return on the qualified pension plan assets by 0.50 percent (from 8.50 percent to 8.00 percent) would result in an increase in pension expense of approximately $0.8 million in 2007.

Prior to the wireline spin-off, in determining the discount rate assumption for both its qualified defined pension plan and postretirement benefit plan, Alltel had selected the discount rate by constructing a hypothetical portfolio of high quality bonds with maturities that mirrored the expected payment stream of the Company’s pension and postretirement benefit obligations. Following the spin-off, the timing of Alltel’s expected future payment streams of its pension and postretirement benefit obligations changed significantly, such that the Company was no longer able to construct hypothetical bond portfolios that matched the future payment streams. As a result, Alltel changed its method of selecting the discount rate assumption. Under the new methodology, the Company’s expected benefit payments are discounted from their expected payment date to the measurement date using the appropriate spot rate obtained from the Citigroup Pension Discount Curve, a publicly issued index. The discount rate determined on this basis increased from 5.80 percent at December 31, 2005 to 5.94 percent at December 31, 2006. Lowering the discount rate by 0.25 percent (from 5.94 percent to 5.69 percent) would result in an increase in pension expense of approximately $1.2 million in 2007. Alltel will continue to evaluate its actuarial assumptions, including the expected rate of return, at least annually, and will adjust them as necessary.

As of December 31, 2006, Alltel had cumulative unrecognized actuarial losses of $34.6 million. These actuarial losses are included in the calculation of the Company’s annual pension expense subject to the following amortization methodology. Unrecognized actuarial gains or losses that exceed 17.5 percent of the greater of the projected benefit obligation or market-related value of plan assets are amortized into pension expense on a straight-line basis over five years. Unrecognized actuarial gains and losses below the 17.5 percent corridor are amortized over the average remaining service life of active plan participants (approximately 14 years at December 31, 2006). In applying this amortization method, the estimated pension expense of $14.9 million for 2007 includes $4.7 million of the unrecognized actuarial loss at December 31, 2006.

Alltel does not expect that any contribution to the plan calculated in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 will be required in 2007. Future contributions to the plan will depend on various factors, including future investment performance, changes in future discount rates and changes in the demographics of the population participating in Alltel’s qualified pension plan.

Other Postretirement Benefits

The Company provides postretirement healthcare and life insurance benefits for eligible employees. Retired employees share a portion of the cost of these benefits. The Company funds the accrued costs of these plans as benefits are paid. As further illustrated in Note 9 to the consolidated financial statements, total postretirement expense was $11.7 million in 2006, $23.9 million in 2005 and $25.9 million in 2004. Of the total postretirement expense recorded in each year, amounts allocated to discontinued operations were $10.3 million in 2006, $16.7 million in 2005 and $14.5 million in 2004. In connection with the spin-off, Alltel transferred to Windstream the portion of the Alltel postretirement benefit plan which represented the accumulated benefit obligation attributable to the active and retired employees of the wireline business. The amount of the accumulated benefit obligation transferred to Windstream was determined by an independent actuary and totaled $222.5 million. As a result of the spin-off and liability transfer, Alltel’s remaining accumulated postretirement benefit obligation as of December 31, 2006 was $7.5 million.

Alltel’s postretirement expense for 2007 is estimated to be $1.0 million and was calculated based upon a number of actuarial assumptions. Consistent with the methodology used to determine the appropriate discount rate for the Company’s pension obligations discussed above, the discount rate selected for postretirement benefits increased from 5.70 percent at December 31, 2005 to 5.91 percent at December 31, 2006. Lowering the discount rate by 0.25 percent (from 5.91 percent to 5.66 percent) would result in an increase in postretirement expense of less than $0.1 million in 2007. The healthcare cost trend rate is based on the Company’s actual medical claims experience and future projections of medical costs. For the year ended December 31, 2006, a one percent increase in the assumed healthcare cost trend rate would increase the postretirement benefit cost by approximately $0.7 million, while a one percent decrease in the rate would reduce the postretirement benefit cost by approximately $0.6 million.

Off-Balance Sheet Arrangements

The Company does not use securitization of trade receivables, affiliation with special purpose entities, variable interest entities or synthetic leases to finance its operations. Additionally, the Company has not entered into any arrangement requiring Alltel to guarantee payment of third party debt or to fund losses of an unconsolidated special purpose entity. As defined by the Securities and Exchange Commission’s rules and regulations, the Company is not a party to any material off-balance sheet arrangements.

Contractual Obligations and Commitments

Set forth below is a summary of Alltel’s material contractual obligations and commitments as of December 31, 2006:

	Payments Due by Period
(Millions)	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Long-term debt, including current maturities (a)	$36.3	$92.7	$297.4	$2,302.0	$2,728.4
Interest payments on long-term debt obligations	196.9	386.2	355.0	1,692.2	2,630.3
Operating leases	189.0	280.9	132.2	180.4	782.5
Purchase obligations (b)	105.8	92.8	5.3	—	203.9
Site maintenance fees—cell sites (c)	33.2	71.6	78.9	212.8	396.5
Other long-term liabilities (d)	278.4	338.3	195.9	672.8	1,485.4

Total contractual obligations and commitments	$839.6	$1,262.5	$1,064.7	$5,060.2	$8,227.0

(a)	Excludes $(9.6) million of unamortized discounts and the fair value of interest rate swap agreements of $14.9 million included in long-term debt at December 31, 2006.

(b)	Purchase obligations represent amounts payable under non-cancelable contracts and include commitments for wireless handset purchases, network facilities and transport services, agreements for software licensing and long-term marketing programs.
(c)	In connection with the leasing of 1,773 of the Company’s cell site towers to American Tower, Alltel is obligated to pay American Tower a monthly fee per tower for management and maintenance services for the duration of the fifteen-year lease agreement, which expires in phases during 2016 and 2017.
(d)	Other long-term liabilities primarily consist of deferred tax liabilities, minority interests, other postretirement benefit obligations, and deferred compensation. Deferred rental revenue of $301.7 million related to Alltel’s agreement to lease cell site towers to American Tower was not included in the table above. The deferred rental revenue represents cash proceeds received in advance by Alltel under terms of the agreement and will be recognized as revenue ratably over the remaining lease term ending in 2017.

Under the Company’s long-term debt borrowing agreements, acceleration of principal payments would occur upon payment default, violation of debt covenants not cured within 30 days or breach of certain other conditions set forth in the borrowing agreements. At December 31, 2006, the Company was in compliance with all of its debt covenants. There are no provisions within the Company’s leasing agreements that would trigger acceleration of future lease payments. (See Notes 5, 16 and 17 to the consolidated financial statements for additional information regarding certain of the obligations and commitments listed above.)

Market Risk

Following the sales of its operations in Austria, Bolivia, Côte d’Ivoire, Haiti and Slovenia completed during the second quarter of 2006, Alltel does not hold any material interests in international operations. Accordingly, Alltel no longer has significant market risk exposure resulting from changes in foreign currency exchange rates. Alltel continues to be exposed to market risk from changes in marketable equity security prices and interest rates. Alltel has estimated its market risk using sensitivity analysis. For Alltel’s marketable equity securities, market risk is defined as the potential change in fair value attributable to a hypothetical adverse change in market prices. For all other financial instruments, market risk is defined as the potential change in earnings resulting from a hypothetical adverse change in market prices or interest rates. The results of the sensitivity analysis used to estimate market risk are presented below. Actual results may differ from these estimates.

Equity Price Risk

Changes in equity prices primarily affect the fair value of Alltel’s investments in marketable equity securities. Fair value for investments was determined using quoted market prices. Through its merger with Western Wireless, Alltel acquired marketable equity securities. At December 31, 2006, the fair market value of these securities was $189.8 million and included an unrealized holding gain, net of tax, of $37.5 million. Comparatively, at December 31, 2005, the fair market value of these same securities was $166.5 million and included an unrealized holding gain, net of tax, of $22.3 million. A hypothetical 10 percent decrease in quoted market prices would result in a $19.0 million decrease in the fair value of the Company’s marketable equity securities at December 31, 2006. As further discussed in Note 19, on January 24, 2007, Alltel completed the sale of its marketable equity securities for $188.7 million in cash.

Interest Rate Risk

The Company’s earnings are affected by changes in variable interest rates related to Alltel’s issuance of short-term commercial paper and interest rate swap agreements. The Company enters into interest rate swap agreements to obtain a targeted mixture of variable and fixed-interest-rate debt. The Company has established policies and procedures for risk assessment and the approval, reporting, and monitoring of interest rate swap activity. Alltel does not enter into interest rate swap agreements, or other derivative financial instruments, for trading or speculative purposes. Management periodically reviews Alltel’s exposure to interest rate fluctuations and implements strategies to manage the exposure.

As of December 31, 2006, the Company had no commercial paper borrowings outstanding and had entered into four, pay variable/receive fixed, interest rate swap agreements on notional amounts totaling $850.0 million. The maturities of the four interest rate swaps range from August 15, 2010 to November 1, 2013. The weighted average fixed rate received by Alltel on these swaps was 5.5 percent, and the variable rate paid by Alltel is the three month LIBOR (London-Interbank Offered Rate). The weighted average variable rate paid by the Company was 5.4 percent at December 31, 2006. A hypothetical increase of 100 basis points in variable interest rates would reduce annual pre-tax earnings by approximately $8.5 million. Conversely, a hypothetical decrease of 100 basis points in variable interest rates would increase annual pre-tax earnings by approximately $8.5 million.

Comparatively, as of December 31, 2005, the Company had $1.0 billion of commercial paper outstanding and had entered into five, pay variable/receive fixed, interest rate swap agreements on notional amounts totaling $925.0 million. The maturities of the five interest rate swaps range from January 15, 2008 to November 1, 2013. The weighted average fixed rate received by Alltel on these swaps is 5.5 percent, and the variable rate paid by Alltel is the three month LIBOR. The weighted average variable rate paid by the Company was 4.2 percent at December 31, 2005. A hypothetical increase of 100 basis points in variable interest rates would reduce annual pre-tax earnings by approximately $19.2 million. Conversely, a hypothetical decrease of 100 basis points in variable interest rates would increase annual pre-tax earnings by approximately $19.2 million.

Critical Accounting Policies

Alltel prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States. Alltel’s significant accounting policies are discussed in detail in Note 1 to the consolidated financial statements. Certain of these accounting policies as discussed below require management to make estimates and assumptions about future events that could materially affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. These critical accounting polices include the following:

Service revenues are recognized based upon minutes of use processed and contracted fees, net of any credits and adjustments. Due to varying customer billing cycle cut-off times, the Company must estimate service revenues earned but not yet billed at the end of each reporting period. These estimates are based on historical minutes of use processed. Changes in estimates for revenues are recognized in the period in which they are determinable, and such changes could occur and have a material effect on the Company’s consolidated operating results in the period of change.

In evaluating the collectibility of its trade receivables, Alltel assesses a number of factors including a specific customer’s ability to meet its financial obligations to the Company, as well as general factors, such as the length of time the receivables are past due and historical collection experience. Based on these assessments, the Company records an allowance for doubtful accounts to reduce the related receivables to the amount the Company ultimately expects to collect from customers. If circumstances related to specific customers change or economic conditions worsen such that the Company’s past collection experience is no longer relevant, Alltel’s estimate of the recoverability of its trade receivables could be further reduced from the levels provided for in the consolidated financial statements. At December 31, 2006, the Company’s allowance for doubtful accounts was $54.9 million. A 10 percent increase in this reserve would have increased the provision for doubtful accounts by $5.5 million for the year ended December 31, 2006.

SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant and to be expensed over the employee’s requisite service period. In order to estimate the fair value of stock options on the date of grant, Alltel has chosen to use a Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including expected volatility and expected life. As disclosed in Note 8 to the consolidated financial statements, the weighted average fair value of stock options granted during 2006 adjusted to reflect the effects of the wireline spin-off previously discussed was $15.18 per share, using the Black-Scholes option-pricing model and a weighted average expected life of 5.9 years and weighted average volatility of 22.9 percent. The expected life assumption was determined based on the Company’s historical stock option exercise experience using a rolling 10-year average for three separate groups of employees that exhibited similar historical exercise behavior. Alltel believes that its historical experience is the best estimate of future exercise patterns currently available. Increasing the weighted average expected life by 0.5 years (from 5.9 years to 6.4 years) would have increased the fair value of stock options granted in 2006 to $16.00 per share. Conversely, decreasing the weighted average expected life by 0.5 years (from 5.9 years to 5.4 years) would have decreased the fair value of stock options granted in 2006 to $14.58 per share.

The expected volatility assumption was based on a combination of the implied volatility derived from publicly traded options to purchase Alltel common stock and the Company’s historical common stock volatility. Implied volatility was derived from two-year traded options, while historical volatility was calculated using the weighted average of historical daily price changes of the Company’s common stock over the most recent period equal to the expected life of the stock option on the date of grant. Alltel believes that estimating expected volatility based on a combination of implied and historical volatility is more representative of future stock price trends than using historical volatility alone. Increasing the weighted average volatility by 2.5 percent (from 22.9 percent to 25.4 percent) would have increased the fair value of stock options granted in 2006 to $16.26 per share. Conversely, decreasing the weighted average volatility by 2.5 percent (from 22.9 percent to 20.4 percent) would have decreased the fair value of stock options granted in 2006 to $14.35 per share.

The calculation of the annual costs of providing pension and postretirement benefits are based on certain key actuarial assumptions as disclosed in Note 9 to the consolidated financial statements. In developing the discount rate assumption, the Company’s expected pension and postretirement benefit payments are discounted from their expected payment date to the measurement date using the appropriate spot rate obtained from the Citigroup Pension Discount Curve. The expected return on plan assets for Alltel’s qualified pension plan reflects management’s view of the long-term returns available in the investment market based on historical averages and consultation with investment advisors. The healthcare cost trend rate is based on the Company’s actual medical claims experience and future projections of medical costs. See “Pension Plans” and “Other Postretirement Benefits” for the effects on the Company’s future benefit costs resulting from changes in these key assumptions.

The calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and finite-lived intangible assets. Although Alltel believes it is unlikely that any significant changes to the useful lives of its tangible or finite-lived intangible assets will occur in the near term, rapid changes in technology or changes in market conditions could result in revisions to such estimates that could materially affect the carrying value of these assets and the Company’s future consolidated operating results. An extension of the average useful life of the Company’s property, plant and equipment of one year would decrease depreciation expense by approximately $79.6 million per year, while a reduction in the average useful life of one year would increase depreciation expense by approximately $117.8 million per year. At December 31, 2006, the Company’s unamortized finite-lived intangible assets totaled $471.6 million and consisted principally of customer lists of $468.0 million. Of the total unamortized customer list intangible assets, $357.6 million were recorded in connection with the Midwest Wireless and Western Wireless acquisitions previously discussed. Substantially all of Alltel’s customer list intangible assets are amortized using the sum-of-the-years digits method over their estimated useful lives, which are 5 to 8 years. The remaining customer list intangible assets are amortized on a straight-line basis over their estimated useful lives, which are 3 to 5 years. An extension of the average useful life of the Company’s finite-lived intangible assets of one year would have decreased amortization expense by approximately $22.1 million in 2006, while a reduction in the average useful life of one year would have increased amortization expense by $45.3 million in 2006.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, Alltel tests its goodwill and other indefinite-lived intangible assets for impairment at least annually, which requires the Company to determine the fair value of these intangible assets, as well as the fair value of its reporting units. Following the wireline spin-off, Alltel’s operations consist of a single reporting unit, wireless communications services. For purposes of testing goodwill, fair value of the reporting unit is determined utilizing a combination of the discounted cash flows and market values of comparable public companies. The Company’s indefinite-lived intangible assets consist of its cellular and PCS licenses (the “wireless licenses”). Fair value of the wireless licenses was determined based on the discounted cash flow analysis of the wireless business, incorporating cash flow assumptions regarding the investment in a network, costs to acquire customers and to develop distribution channels and other inputs necessary for making the business operational. During 2006 and 2005, no write-downs in the carrying values of either goodwill or indefinite-lived intangible assets were required based on their calculated fair values. In addition, reducing the calculated fair values of goodwill and the wireless licenses by 10 percent would not have resulted in an impairment of the carrying value of the related assets in either 2006 or 2005. Changes in the key assumptions used in the discounted cash flow analysis due to changes in market conditions could adversely affect the calculated fair values of goodwill and other indefinite-lived intangible assets, materially affecting the carrying value of these assets and the Company’s future consolidated operating results.

The Company’s estimates of income taxes and the significant items resulting in the recognition of deferred tax assets and liabilities are disclosed in Note 13 to the consolidated financial statements and reflect Alltel’s assessment of future tax consequences of transactions that have been reflected in the Company’s financial statements or tax returns for each taxing authority in which it operates. Actual income taxes to be paid could vary from these estimates due to future changes in income tax law or the outcome of audits completed by federal, state and foreign taxing authorities. Included in the calculation of the Company’s annual income tax expense are the effects of changes, if any, to Alltel’s income tax contingency reserves. Alltel maintains income tax contingency reserves for potential assessments from the IRS or other taxing authorities. The reserves are determined based upon the Company’s best estimate of possible assessments by the IRS or other taxing authorities and are adjusted, from time to time, based upon changing facts and circumstances. Changes to the tax contingency reserves could materially affect the Company’s future consolidated operating results in the period of change.

A number of years may elapse before a particular matter for which Alltel has established a reserve is audited and finally resolved. The number of years for which the Company still has audits open varies depending upon the tax jurisdiction. As previously discussed, during 2006 the IRS completed its examination of Alltel’s consolidated tax returns for the tax periods 1997 through 2003. While it is often difficult to predict the final outcome or timing of the resolution, Alltel believes that its reserves reflect the probable outcome of known income tax contingencies. Favorable resolutions would be recognized as a reduction of income tax expense in the year of resolution. Unfavorable resolutions would be recognized as a reduction to the tax reserves, a cash outlay for settlement and a possible increase to Alltel’s annual tax provision in the year of resolution.

In accounting for business combinations, Alltel applies the accounting requirements of SFAS No. 141, “Business Combinations”, which requires the Company to record the net assets of acquired businesses at fair value. In developing estimates of fair value of acquired assets and assumed liabilities, Alltel analyzes a variety of factors including market data, estimated future cash flows of the acquired operations, industry growth rates, current replacement cost for fixed assets, and market rate assumptions for contractual obligations. Alltel engages third party valuation specialists to assist in the determination of fair value estimates. Changes to the assumptions used to estimate fair value could materially affect the recorded amounts for acquired assets and assumed liabilities, including but not limited to, property, plant and equipment, cellular licenses, customer lists, goodwill, long-term debt, and deferred income taxes. Significant changes to the recorded amounts could have a material impact on Alltel’s future operating results, including changes in depreciation and amortization expense resulting from higher or lower fair values assigned to property, plant and equipment and finite-lived intangible assets and changes in interest expense resulting from fair value adjustments to long-term debt and the corresponding amortization of the recorded premium or discount.

Legal Proceedings

Alltel is party to various legal proceedings arising in the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future results of operations or financial condition of Alltel. In addition, management of the Company is currently not aware of any environmental matters that, individually or in the aggregate, would have a material adverse effect on the consolidated financial condition or results of operations of the Company.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Alltel is participating in an IRS initiative undertaken to address certain implications of FIN 48. As a result, the Company is currently reviewing a number of its significant uncertain tax positions with the IRS in order to reach final resolution of the proper tax treatment of those items. In conjunction with its participation in the IRS initiative, the Company is finalizing its assessment of its uncertain tax positions as of January 1, 2007 and expects to record a cumulative effect adjustment as a charge to retained earnings of less than $10.0 million during the first quarter of 2007. Consistent with Alltel’s past practices, interest charges on potential assessments and any penalties assessed by taxing authorities will be classified as income tax expense within the Company’s consolidated statements of income.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures related to fair value measurements that are included in a company’s financial statements. SFAS No. 157 does not expand the use of fair value measurements in financial statements, but emphasizes that fair value is a market-based measurement and not an entity-specific measurement that should be based on an exchange transaction in which a company sells an asset or transfers a liability (exit price). SFAS No. 157 also establishes a fair value hierarchy in which observable market data would be considered the highest level, while fair value measurements based on an entity’s own assumptions would be considered the lowest level. For calendar year companies like Alltel, SFAS No. 157 is effective beginning January 1, 2008. The Company is currently evaluating the effects, if any, that SFAS No. 157 will have on its consolidated financial statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes, and future filings by the Company on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements by Alltel and its management may include, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and “should”, and variations of these words and similar expressions, are intended to identify these forward-looking statements. Examples of such forward-looking statements include statements regarding Alltel’s future cash dividend policy, forecasts of capital requirements for 2007, and future contractual obligation and commitment payments. Alltel disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) adverse changes in economic conditions in the markets served by Alltel; the extent, timing, and overall effects of competition in the communications business; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; changes in communications technology; the risks associated with the integration of acquired businesses; adverse changes in the terms and conditions of the wireless roaming agreements of Alltel; the potential for adverse changes in the ratings given to Alltel’s debt securities by nationally accredited ratings organizations; the uncertainties related to Alltel’s strategic investments; the effects of litigation; and the effects of federal and state legislation, rules, and regulations governing the communications industry.

In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

SELECTED FINANCIAL DATA

The following table presents certain selected consolidated financial data as of and for the years ended December 31:

(Millions, except per share amounts)	2006	2005	2004	2003	2002
Revenues and sales	$7,884.0	$6,572.5	$5,298.9	$4,917.5	$4,385.9

Operating expenses	6,512.7	5,415.3	4,340.7	3,999.4	3,501.4
Integration expenses, restructuring and other charges	13.7	23.0	39.3	6.8	27.7

Total costs and expenses	6,526.4	5,438.3	4,380.0	4,006.2	3,529.1

Operating income	1,357.6	1,134.2	918.9	911.3	856.8
Non-operating income (expense), net	97.5	121.5	9.7	(8.6)	(7.7)
Interest expense	(282.5)	(314.5)	(333.1)	(352.1)	(310.2)
Gain on exchange or disposal of assets and other	126.1	218.8	—	(6.0)	1.0

Income from continuing operations before income taxes	1,298.7	1,160.0	595.5	544.6	539.9
Income taxes	475.0	424.5	183.4	200.7	199.6

Income from continuing operations	823.7	735.5	412.1	343.9	340.3
Income from discontinued operations, net of tax	305.7	603.3	634.1	970.6	584.0

Income before cumulative effect of accounting change	1,129.4	1,338.8	1,046.2	1,314.5	924.3
Cumulative effect of accounting change, net of tax	—	(7.4)	—	15.6	—

Net income	1,129.4	1,331.4	1,046.2	1,330.1	924.3
Preferred dividends	0.1	0.1	0.1	0.1	0.1

Net income applicable to common shares	$1,129.3	$1,331.3	$1,046.1	$1,330.0	$924.2

Basic earnings per share:
Income from continuing operations	$2.15	$2.16	$1.34	$1.10	$1.09
Income from discontinued operations	.80	1.77	2.06	3.12	1.88
Cumulative effect of accounting change	—	(.02)	—	.05	—

Net income	$2.95	$3.91	$3.40	$4.27	$2.97

Diluted earnings per share:
Income from continuing operations	$2.14	$2.14	$1.34	$1.10	$1.09
Income from discontinued operations	.79	1.75	2.05	3.10	1.87
Cumulative effect of accounting change	—	(.02)	—	.05	—

Net income	$2.93	$3.87	$3.39	$4.25	$2.96

Dividends per common share	$1.07	$1.525	$1.49	$1.42	$1.37
Weighted average common shares:
Basic	382.7	340.8	307.3	311.8	311.0
Diluted	385.0	344.1	308.4	312.8	312.3
Total assets	$18,343.7	$24,013.1	$16,603.7	$16,661.1	$16,244.6
Total shareholders’ equity	$12,661.9	$13,015.5	$7,128.7	$7,022.2	$5,998.1
Total redeemable preferred stock and long-term debt (including current maturities)	$2,734.4	$5,727.9	$5,295.4	$5,554.6	$6,055.9

Notes to Selected Financial Information:

See Note 14 to the consolidated financial statements for a discussion of the Company’s discontinued operations. In addition to the spun-off wireline business, discontinued operations for the years 2003 and 2002 also include the operating results of the financial services division, which was sold to Fidelity National Financial, Inc. (“Fidelity National”) on April 1, 2003. In connection with the sale, Alltel recorded an after-tax gain of $323.9 million, which has been included in income from discontinued operations in 2003.

On August 1, 2005, Alltel completed its merger with Western Wireless Corporation (“Western Wireless”). The acquisition of Western Wireless accounted for $709.8 million and $446.5 million of the overall increases in revenues and sales and $70.1 million and $86.3 million of the overall increases in operating income in 2006 and 2005, respectively.

A.	Net income for 2006 included $13.7 million of integration expenses incurred in connection with Alltel’s recent acquisitions of Western Wireless, Midwest Wireless Holdings and wireless properties in Illinois, Texas and Virginia. The integration expenses, which consisted primarily of rebranding, signage and system conversion costs, decreased net income $8.4 million or $.02 per share. (See Note 10 to the consolidated financial statements.) Net income for 2006 included a pretax gain of $176.6 million related to the liquidation of Alltel’s investment in Rural Telephone Bank Class C stock.

During 2006, Alltel also repurchased prior to maturity $1.0 billion of long-term debt and terminated a related interest swap agreement. In connection with the early termination of the debt and interest rate swap agreement, Alltel incurred net pretax termination fees of $23.0 million. Following the spin-off of the wireline business, Alltel completed a debt exchange in which the Company transferred to two investment banks certain debt securities received in the spin-off transaction in exchange for certain Alltel debt securities. In completing the tax-free debt exchange, Alltel incurred a loss of $27.5 million. These transactions increased net income $68.8 million or $.18 per share in 2006 (See Note 12 to the consolidated financial statements.) Net income for 2006 also reflected a reduction in income tax expense associated with continuing operations of $29.9 million, or $.08 per share, resulting from Alltel’s adjustment of its income tax liabilities including contingency reserves to reflect the results of audits of the Company’s consolidated federal income tax returns for the fiscal years 1997 through 2003. (See Note 2 to the consolidated financial statements.)

B.	Net income for 2005 included $18.5 million of integration expenses incurred in connection with the Company’s exchange of wireless assets with Cingular Wireless LLC (“Cingular”) and purchase of wireless properties in Alabama and Georgia. The integration expenses primarily consisted of handset subsidies incurred to migrate the acquired customer base to CDMA handsets. Alltel also incurred $4.5 million of integration expenses related to its acquisition of Western Wireless, primarily consisting of system conversion and relocation costs. These transactions decreased net income $14.0 million or $.04 per share. (See Note 10 to the consolidated financial statements.) Net income for 2005 included the effect of a special cash dividend of $111.0 million related to the Company’s investment in Fidelity National common stock, which increased net income $69.8 million or $.20 per share. (See Note 11 to the consolidated financial statements.) Net income for 2005 included pretax gains of $158.0 million related to Alltel’s exchange of certain wireless assets with Cingular. During 2005, Alltel also completed the sale of all of its shares of Fidelity National common stock and recognized a pretax gain of $75.8 million. In addition, Alltel incurred pretax termination fees of $15.0 million related to the early retirement of long-term debt and a related interest rate swap agreement. These transactions increased net income $136.7 million or $.40 per share. (See Note 12 to the consolidated financial statements.) Effective December 31, 2005, Alltel adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”. The cumulative effect of this accounting change resulted in a one-time non-cash charge of $7.4 million, net of income tax benefit of $4.6 million, or $.02 per share. (See Note 2 to the consolidated financial statements.)

C.

Net income for 2004 included pretax charges of $14.5 million related to a planned workforce reduction and reorganization of Alltel’s operations and support teams. Alltel also recorded a write-down in the carrying value of certain corporate and regional facilities to fair value in conjunction with the proposed leasing or sale of those facilities of $24.8 million. These transactions decreased net income $24.0 million or $.08 per share. (See Note 10 to the consolidated financial statements.) Net income for 2004 also reflected a reduction in income tax expense associated with continuing operations of $17.9 million, or $.06 per share, resulting from Alltel’s adjustment of its income tax contingency reserves to reflect the results of audits of Alltel’s consolidated federal income tax returns for the fiscal years 1997 through 2001. (See Note 2 to the consolidated financial statements.)

D.	Net income for 2003 included pretax charges of $1.4 million primarily related to the closing of certain call center locations and the write-off of $7.7 million of certain capitalized software development costs with no alternative future use or functionality. Alltel also recorded a $2.3 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003 to reflect differences between estimated and actual costs paid in completing the previous planned restructuring activities. These transactions decreased net income $4.1 million or $.01 per share. Net income for 2003 also included pretax write-downs totaling $6.0 million to reflect other-than-temporary declines in the fair value of certain investments in unconsolidated limited partnerships. These write-downs decreased net income $3.9 million or $.01 per share. Effective January 1, 2003, Alltel adopted SFAS No. 143 “Accounting for Asset Retirement Obligations”. The cumulative effect of this accounting change resulted in a one-time non-cash credit of $15.6 million, net of income tax expense of $10.3 million, or $.05 per share.

E.	Net income for 2002 included pretax charges of $12.4 million incurred in connection with restructuring Alltel’s call center and retail store operations. The Company also incurred integration expenses of $8.2 million related to its acquisition of wireless properties from CenturyTel, Inc. Alltel also recorded write-downs in the carrying value of certain cell site equipment of $7.1 million. These charges decreased net income $16.9 million or $.05 per share. Net income for 2002 included a pretax gain of $22.1 million realized from the sale of a wireless property, partially offset by pretax write-downs of $16.3 million related to investments in marketable securities. Alltel also recorded a pretax adjustment of $4.8 million to reduce the gain recognized from the dissolution of a wireless partnership that was initially recorded in 2001. These transactions increased net income $0.6 million or less than $.01 per share.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

ALLTEL Corporation’s management is responsible for the integrity and objectivity of all financial information included in this Financial Supplement. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements include amounts that are based on the best estimates and judgments of management. All financial information in this Financial Supplement is consistent with that in the consolidated financial statements.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited these consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and have expressed herein their unqualified opinion on those financial statements.

The Audit Committee of the Board of Directors, which oversees Alltel’s financial reporting process on behalf of the Board of Directors, is composed entirely of independent directors (as defined by the New York Stock Exchange). The Audit Committee meets periodically with management, the independent registered public accounting firm, and the internal auditors to review matters relating to the Company’s financial statements and financial reporting process, annual financial statement audit, engagement of independent accountants, internal audit function, system of internal controls, and legal compliance and ethics programs as established by Alltel management and the Board of Directors. The internal auditors and the independent accountants periodically meet alone with the Audit Committee and have access to the Audit Committee at any time.

Dated February 20, 2007

Scott T. Ford	Sharilyn S. Gasaway
President and	Executive Vice President-
Chief Executive Officer	Chief Financial Officer

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, and for performing an assessment of the effectiveness of internal control over financial reporting as of December 31, 2006. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s system of internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Management performed an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 based upon criteria in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our assessment, management determined that the Company’s internal control over financial reporting was effective as of December 31, 2006 based on the criteria in Internal Control-Integrated Framework issued by COSO.

Management has excluded the operations of Midwest Wireless Holdings L.L.C., a wholly-owned subsidiary of the Company, from its assessment of internal control over financial reporting as of December 31, 2006, because it was acquired by the Company in a purchase business combination completed during the fourth quarter of 2006. The operations of Midwest Wireless included in total assets and total revenues and sales represent approximately 0.8 percent and 1.0 percent of the Company’s consolidated total assets and total revenues and sales, respectively, as of and for the year ended December 31, 2006.

Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Dated February 20, 2007

Scott T. Ford	Sharilyn S. Gasaway
President and	Executive Vice President-
Chief Executive Officer	Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Alltel Corporation:

We have completed integrated audits of Alltel Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders’ equity present fairly, in all material respects, the financial position of Alltel Corporation and its subsidiaries (the “Company”) at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for conditional asset retirement obligations in 2005 and the manner in which it accounts for share based compensation and pension and other post-retirement benefit costs in 2006.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Midwest Wireless Holdings LLC from its assessment of internal control over financial reporting as of December 31, 2006 because it was acquired by the Company in a purchase business combination during 2006. We have also excluded Midwest Wireless Holdings LLC from our audit of internal control over financial reporting. Midwest Wireless Holdings LLC is a wholly-owned subsidiary whose total assets and total revenues and sales represent approximately 0.8 percent and 1.0 percent, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas

February 20, 2007

CONSOLIDATED BALANCE SHEETS

December 31,

(Dollars in millions, except per share amounts)

Assets	2006	2005
Current Assets:
Cash and short-term investments	$934.2	$982.4
Accounts receivable (less allowance for doubtful accounts of $54.9 and $70.6, respectively)	807.3	761.8
Inventories	218.6	195.2
Prepaid expenses and other	67.7	92.1
Assets related to discontinued operations	4.3	565.4

Total current assets	2,032.1	2,596.9

Investments	368.9	356.4
Goodwill	8,447.0	7,429.3
Other intangibles	2,129.4	1,861.4
Property, Plant and Equipment:
Land	314.9	280.3
Building and improvements	955.1	901.1
Operating plant and equipment	7,933.8	7,362.9
Information processing	1,048.1	1,126.5
Furniture and fixtures	173.8	143.6
Under construction	496.0	344.3

Total property, plant and equipment	10,921.7	10,158.7
Less accumulated depreciation	5,690.3	5,056.0

Net property, plant and equipment	5,231.4	5,102.7

Other assets	89.4	248.2
Assets related to discontinued operations	45.5	6,418.2

Total Assets	$18,343.7	$24,013.1

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$36.3	$183.0
Accounts payable	576.1	500.0
Advance payments and customer deposits	186.2	170.8
Accrued taxes	114.1	141.3
Accrued dividends	46.0	147.8
Accrued interest	79.3	98.3
Current deferred income taxes	—	349.6
Other current liabilities	156.5	206.7
Liabilities related to discontinued operations	2.8	492.5

Total current liabilities	1,197.3	2,290.0

Long-term debt	2,697.4	5,544.1
Deferred income taxes	1,109.5	1,142.3
Other liabilities	677.6	796.9
Liabilities related to discontinued operations	—	1,224.3

Total liabilities	5,681.8	10,997.6

Shareholders’ Equity:
Preferred stock, Series C, $2.06, no par value, 10,307 and 11,122 shares issued and outstanding, respectively	0.3	0.3
Common stock, par value $1 per share, 1.0 billion shares authorized, 364,505,820 and 383,605,936 shares issued and outstanding, respectively	364.5	383.6
Additional paid-in capital	4,296.8	5,339.3
Accumulated other comprehensive income	9.5	19.5
Retained earnings	7,990.8	7,272.8

Total shareholders’ equity	12,661.9	13,015.5

Total Liabilities and Shareholders’ Equity	$18,343.7	$24,013.1

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31,

(Millions, except per share amounts)	2006	2005	2004
Revenues and sales:
Service revenues	$7,029.8	$5,924.5	$4,826.0
Product sales	854.2	648.0	472.9

Total revenues and sales	7,884.0	6,572.5	5,298.9

Costs and expenses:
Cost of services (excluding depreciation of $674.0, $577.7 and $513.3 in 2006, 2005 and 2004, respectively included below)	2,340.6	1,959.9	1,552.6
Cost of products sold	1,176.9	941.8	743.6
Selling, general, administrative and other	1,755.3	1,518.8	1,268.6
Depreciation and amortization	1,239.9	994.8	775.9
Integration expenses, restructuring and other charges	13.7	23.0	39.3

Total costs and expenses	6,526.4	5,438.3	4,380.0

Operating income	1,357.6	1,134.2	918.9
Equity earnings in unconsolidated partnerships	60.1	43.4	68.5
Minority interest in consolidated partnerships	(46.6)	(69.1)	(80.1)
Other income, net	84.0	147.2	21.3
Interest expense	(282.5)	(314.5)	(333.1)
Gain on exchange or disposal of assets and other	126.1	218.8	—

Income from continuing operations before income taxes	1,298.7	1,160.0	595.5
Income taxes	475.0	424.5	183.4

Income from continuing operations	823.7	735.5	412.1
Income from discontinued operations (net of income tax expense of $214.1, $427.4 and $362.4 in 2006, 2005 and 2004, respectively)	305.7	603.3	634.1

Income before cumulative effect of accounting change	1,129.4	1,338.8	1,046.2
Cumulative effect of accounting change (net of income tax benefit of $4.6 in 2005)	—	(7.4)	—

Net income	1,129.4	1,331.4	1,046.2
Preferred dividends	0.1	0.1	0.1

Net income applicable to common shares	$1,129.3	$1,331.3	$1,046.1

Earnings per share:
Basic:
Income from continuing operations	$2.15	$2.16	$1.34
Income from discontinued operations	.80	1.77	2.06
Cumulative effect of accounting change	—	(.02)	—

Net income	$2.95	$3.91	$3.40

Diluted:
Income from continuing operations	$2.14	$2.14	$1.34
Income from discontinued operations	.79	1.75	2.05
Cumulative effect of accounting change	—	(.02)	—

Net income	$2.93	$3.87	$3.39

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,

(Millions)	2006	2005	2004
Cash Provided from Operations:
Net income	$1,129.4	$1,331.4	$1,046.2
Adjustments to reconcile net income to net cash provided from operations:
Income from discontinued operations	(305.7)	(603.3)	(634.1)
Cumulative effect of accounting change	—	7.4	—
Depreciation and amortization	1,239.9	994.8	775.9
Provision for doubtful accounts	227.3	192.5	146.5
Non-cash portion of integration expenses, restructuring and other charges	—	15.0	25.6
Non-cash portion of gain on exchange or disposal of assets and other	(80.0)	(232.7)	—
Increase in deferred income taxes	38.7	71.8	187.7
Adjustments to income tax liabilities including contingency reserves	(29.9)	—	(19.7)
Other, net	(13.9)	5.1	(19.3)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(237.0)	(228.7)	(181.8)
Inventories	(20.0)	(46.6)	(44.8)
Accounts payable	67.2	111.1	(21.2)
Other current liabilities	(516.4)	(94.6)	96.1
Other, net	(9.4)	42.1	(69.0)

Net cash provided from operations	1,490.2	1,565.3	1,288.1

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(1,164.5)	(949.0)	(778.3)
Additions to capitalized software development costs	(32.6)	(43.1)	(27.8)
Additions to investments	(0.5)	(0.9)	(3.2)
Purchases of property, net of cash acquired	(1,760.6)	(1,137.6)	(185.1)
Proceeds from the sale of assets	—	84.4	—
Proceeds from the sale of investments	200.6	353.9	—
Proceeds from the return on investments	50.8	36.8	81.0
Other, net	13.2	18.6	(0.9)

Net cash used in investing activities	(2,693.6)	(1,636.9)	(914.3)

Cash Flows from Financing Activities:
Dividends on common and preferred stock	(513.1)	(490.5)	(467.6)
Repayments of long-term debt	(1,198.5)	(2,655.7)	(255.2)
Repurchases of common stock	(1,595.6)	—	(595.3)
Cash payments to effect conversion of convertible notes	(67.6)	—	—
Distributions to minority investors	(38.2)	(65.6)	(66.9)
Excess tax benefits from stock option exercises	12.2	—	—
Long-term debt issued, net of issuance costs	—	1,000.0	—
Common stock issued	216.0	1,463.5	25.9

Net cash used in financing activities	(3,184.8)	(748.3)	(1,359.1)

Cash Flows from Discontinued Operations:
Cash provided from operating activities	599.5	1,242.5	1,178.7
Cash provided from (used in) investing activities	3,746.6	171.4	(344.1)
Cash used in financing activities	(0.2)	(87.0)	(24.5)

Net cash provided from discontinued operations	4,345.9	1,326.9	810.1

Effect of exchange rate changes on cash and short-term investments	(5.9)	(1.8)	(0.1)

Increase (decrease) in cash and short-term investments	(48.2)	505.2	(175.3)
Cash and Short-term Investments:
Beginning of the year	982.4	477.2	652.5

End of the year	$934.2	$982.4	$477.2

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31,

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance at December 31, 2003	$0.4	$312.6	$750.1	$74.2	$5,884.9	$7,022.2

Net income	—	—	—	—	1,046.2	1,046.2
Other comprehensive income, net of tax (See Note 15)
Unrealized holding gains on investments, net of reclassification adjustments	—	—	—	80.3	—	80.3
Foreign currency translation adjustment	—	—	—	(0.1)	—	(0.1)

Comprehensive income	—	—	—	80.2	1,046.2	1,126.4

Employee plans, net	—	0.6	25.2	—	—	25.8
Restricted stock, net of unearned compensation	—	0.2	2.8	—	—	3.0
Tax benefit for non-qualified stock options	—	—	3.9	—	—	3.9
Conversion of preferred stock	(0.1)	0.1	—	—	—	—
Repurchases of stock	—	(11.2)	(584.1)	—	—	(595.3)
Dividends:
Common—$1.49 per share	—	—	—	—	(457.2)	(457.2)
Preferred	—	—	—	—	(0.1)	(0.1)

Balance at December 31, 2004	0.3	302.3	197.9	154.4	6,473.8	7,128.7

Net income	—	—	—	—	1,331.4	1,331.4
Other comprehensive loss, net of tax (See Note 15)
Unrealized holding losses on investments, net of reclassification adjustments	—	—	—	(131.6)	—	(131.6)
Foreign currency translation adjustment, net of reclassification adjustments	—	—	—	(3.3)	—	(3.3)

Comprehensive income	—	—	—	(134.9)	1,331.4	1,196.5

Acquisitions (See Note 3)	—	54.3	3,688.2	—	—	3,742.5
Settle equity unit purchase obligation (See Note 5)	—	24.5	1,360.5	—	—	1,385.0
Employee plans, net	—	2.3	76.7	—	—	79.0
Restricted stock, net of unearned compensation	—	0.2	6.1	—	—	6.3
Tax benefit for non-qualified stock options	—	—	9.9	—	—	9.9
Dividends:
Common—$1.525 per share	—	—	—	—	(532.3)	(532.3)
Preferred	—	—	—	—	(0.1)	(0.1)

Balance at December 31, 2005	0.3	383.6	5,339.3	19.5	7,272.8	13,015.5

Net income	—	—	—	—	1,129.4	1,129.4
Other comprehensive income, net of tax (See Note 15)
Unrealized holding gains on investments	—	—	—	15.2	—	15.2
Foreign currency translation adjustment, net of reclassification adjustments	—	—	—	2.8	—	2.8

Comprehensive income	—	—	—	18.0	1,129.4	1,147.4

Employee plans, net	—	5.1	210.7	—	—	215.8
Issuance of restricted stock	—	0.3	—	—	—	0.3
Amortization of stock-based compensation (See Note 2)	—	—	37.5	—	—	37.5
Tax benefit for non-qualified stock options	—	—	11.7	—	—	11.7
Conversion of convertible notes (See Note 3)	—	4.0	41.4	—	—	45.4
Spin-off of wireline telecommunications business	—	—	223.3	—	—	223.3
Repurchases of stock	—	(28.5)	(1,567.1)	—	—	(1,595.6)
Adjustment to initially apply the recognition provisions of SFAS No. 158, net of tax (See Note 9)	—	—	—	(28.0)	—	(28.0)
Dividends:
Common—$1.07 per share	—	—	—	—	(411.3)	(411.3)
Preferred	—	—	—	—	(0.1)	(0.1)

Balance at December 31, 2006	$0.3	$364.5	$4,296.8	$9.5	$7,990.8	$12,661.9

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

Description of Business – ALLTEL Corporation (“Alltel” or the “Company”) is incorporated in the state of Delaware. As further discussed in Note 14, on July 17, 2006, Alltel completed the spin-off of its wireline telecommunications business to its stockholders and the merger of that wireline business with Valor Communications Group, Inc. (“Valor”). The spin-off included the majority of Alltel’s communications support services, including directory publishing, information technology outsourcing services, retail long-distance and the wireline sales portion of communications products. The new wireline company formed in the merger of Alltel’s wireline operations and Valor is named Windstream Corporation (“Windstream”). In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of operations, assets, liabilities, and cash flows of the wireline telecommunications business have been presented as discontinued operations for all periods presented. Following the spin-off, Alltel provides wireless voice and data communications services to nearly 12 million customers in 36 states. Through roaming arrangements with other carriers, Alltel is able to offer its customers wireless services covering more than 95 percent of the U.S. population. Alltel manages its wireless business and retained portion of communications support services as a single operating segment, and accordingly, Alltel’s continuing operations consist of a single reportable business segment, wireless communications services. Unless otherwise noted, the footnote disclosures accompanying these consolidated financial statements exclude information related to the spun-off wireline telecommunications business.

Basis of Presentation – Alltel prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements, and such differences could be material. The consolidated financial statements include the accounts of Alltel, its subsidiary companies, majority-owned partnerships and controlled business ventures. Investments in 20 percent to 50 percent owned entities and all unconsolidated partnerships are accounted for using the equity method. Investments in less than 20 percent owned entities and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method. All material intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements. Certain prior year amounts have been reclassified to conform to the 2006 financial statement presentation.

Service revenues primarily consist of revenues earned from providing access to and usage of the Company’s networks and facilities. Product sales consist of the sales of wireless handsets and accessories to new and existing customers and to third-party agents and other distributors. Sales and use and state excise taxes collected from customers and remitted to governmental authorities are reported on a net basis and excluded from revenues and sales. Shipping and handling costs for wireless handsets and accessories sold to third-party agents and other distributors are classified as cost of products sold. Cost of services include the costs related to completing calls over Alltel’s telecommunications network, including access, interconnection, toll and roaming charges paid to other wireless service providers, as well as the costs to operate and maintain the network. Additionally, cost of services includes bad debt expense and business taxes.

Cash and Short-term Investments – Cash and short-term investments consist of highly liquid investments with original maturities of three months or less.

Accounts Receivable – Accounts receivable consist principally of trade receivables from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade accounts receivable are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies, Continued:

recorded as an allowance for doubtful accounts in the consolidated balance sheets. In establishing the allowance for doubtful accounts, Alltel considers a number of factors, including historical collection experience, aging of the accounts receivable balances, current economic conditions, and a specific customer’s ability to meet its financial obligations to the Company. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts.

Inventories – Inventories are stated at the lower of cost or market value. Cost is determined using the specific identification method of valuation. Market is determined using replacement cost.

Investments – Investments in unconsolidated partnerships are accounted for using the equity method. Investments in equity securities are classified as available for sale and are recorded at fair value in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. All other investments are accounted for using the cost method. Investments are periodically reviewed for impairment. If the carrying value of the investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss would be recognized for the difference. Investments were as follows at December 31:

(Millions)	2006	2005
Investments in unconsolidated partnerships	$165.1	$157.2
Equity securities	189.8	166.5
Other cost investments	14.0	32.7

	$368.9	$356.4

Investments in unconsolidated partnerships include the related excess of the purchase price paid over the underlying net book value of the wireless partnerships. The carrying value of excess cost included in investments was $3.5 million at both December 31, 2006 and 2005. As further discussed in Note 19, on January 24, 2007, Alltel sold its investment in equity securities.

Goodwill and Other Intangible Assets – Goodwill represents the excess of cost over the fair value of net identifiable tangible and intangible assets acquired through various business combinations. Identifiable intangible assets consist primarily of cellular and Personal Communications Services (“PCS”) licenses (the “wireless licenses”) issued by the Federal Communications Commission (“FCC”) and customer lists. Alltel determined that the wireless licenses met the indefinite life criteria outlined in SFAS No. 142, “Goodwill and Other Intangible Assets”, because the Company expects both the renewal by the granting authorities and the cash flows generated from these intangible assets to continue indefinitely. In accordance with SFAS No. 142, goodwill and other indefinite-lived intangible assets are not amortized. Customer lists represent the value of customers of acquired businesses and have a finite life. Substantially all of the Company’s customer list intangible assets are amortized using the sum-of-the-years digits method over their estimated useful lives, which are 5 to 8 years. The remaining customer lists and a roaming agreement intangible asset acquired in connection with Alltel’s merger with Western Wireless Corporation (“Western Wireless”) are amortized on a straight-line basis over their estimated useful lives, which are 3 to 5 years for customer lists and 41 months for the roaming agreement.

SFAS No. 142 requires goodwill to be assigned to a company’s reporting units and tested for impairment annually using a consistent measurement date, which for Alltel is January 1st of each year. Following the wireline spin-off, Alltel’s operations consist of a single reporting unit, wireless communications services. The impairment test for goodwill requires a two-step approach, which is performed at a reporting unit level. Step one of the test identifies potential impairments by comparing the fair value of a reporting unit to its carrying amount.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies, Continued:

Step two, which is only performed if the fair value of a reporting unit is less than its carrying value, calculates the impairment loss as the difference between the carrying amount of the reporting unit’s goodwill and the implied fair value of that goodwill. Alltel completed step one of the annual impairment reviews of goodwill for both 2006 and 2005 and determined that no write-down in the carrying value of goodwill was required. For purposes of completing the annual impairment reviews, fair value of the wireless reporting unit was determined utilizing a combination of the discounted cash flows of the wireless business and calculated market values of comparable public companies.

SFAS No. 142 also requires intangible assets with indefinite lives to be tested for impairment on an annual basis, by comparing the fair value of the assets to their carrying amounts. The wireless licenses are operated as a single asset supporting the Company’s wireless business, and accordingly are aggregated for purposes of testing impairment. For purposes of completing the annual impairment reviews, the fair value of the wireless licenses was determined based on the discounted cash flow analysis of the wireless business, incorporating cash flow assumptions regarding the investment in a network, costs to acquire customers and to develop distribution channels and other inputs necessary for making the business operational. Upon completing the annual impairment reviews of its wireless licenses for both 2006 and 2005, Alltel determined that no write-down in the carrying value of these assets was required.

Property, Plant and Equipment – Property, plant and equipment are stated at original cost. Operating plant and equipment consists of cell site towers, switching, controllers and other radio frequency equipment. Information processing plant consists of data processing equipment, purchased software and internal use capitalized software development costs. The costs of additions, replacements and substantial improvements, including related labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. When depreciable plant is retired or otherwise disposed of, the related cost and accumulated depreciation are deducted from the applicable plant accounts and the corresponding gain or loss is included in Alltel’s consolidated results of operations. Depreciation expense amounted to $1,063.8 million in 2006, $890.4 million in 2005 and $723.4 million in 2004. Depreciation for financial reporting purposes is computed using the straight-line method over the following estimated useful lives:

Depreciable Lives
Buildings and improvements	5-35 years
Operating plant and equipment	3-20 years
Information processing	3-7 years
Furniture and fixtures	5-10 years

The Company capitalizes interest in connection with the acquisition or construction of plant assets. Capitalized interest is included in the cost of the asset with a corresponding reduction in interest expense. Capitalized interest amounted to $13.1 million in 2006, $16.6 million in 2005 and $13.8 million in 2004.

Capitalized Software Development Costs – Software development costs incurred in the application development stage of internal use software are capitalized and recorded in information processing plant in the accompanying consolidated balance sheets. Modifications and upgrades to internal use software are capitalized to the extent such enhancements provide additional functionality. Software maintenance and training costs are expensed as incurred. Internal use software is amortized on a straight-line basis over three years.

Impairment of Long-Lived Assets – Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies, Continued:

asset may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset. If the asset is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset and its estimated fair value based on discounted net future cash flows or quoted market prices. Assets to be disposed of that are not classified as discontinued operations are reported at the lower of their carrying amount or fair value less cost to sell.

Asset Retirement Obligations – In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations”, Alltel records at fair value the liability associated with asset retirement obligations in the period in which it is incurred and capitalizes the cost by increasing the carrying value of the related long-lived asset. The liability is then accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, Alltel will either settle the obligation for its recorded amount or recognize a gain or loss. For operating facilities in which the Company owns the underlying land, Alltel has no contractual or legal obligation to remediate the property if the Company were to abandon, sell or otherwise dispose of the property. Certain of the Company’s cell site and switch site operating lease agreements contain clauses requiring restoration of the leased site at the end of the lease term. Similarly, certain of the Company’s lease agreements for office and retail locations require restoration of the leased site upon expiration of the lease term. Accordingly, Alltel is subject to asset retirement obligations associated with these leased facilities under the provisions of SFAS No. 143. Significant assumptions used in estimating the Company’s asset retirement obligations include estimating the probability, depending upon the type of operating lease, that the Company’s assets with asset retirement obligations will be remediated at the lessor’s directive; expected settlement dates that coincide with lease expiration dates, including estimates of lease renewals; remediation costs that are indicative of what third party vendors would charge the Company to remediate the sites; expected inflation rates that are consistent with historical inflation rates; and credit-adjusted risk-free rates that approximate the Company’s incremental borrowing rates.

Derivative Instruments – The Company uses derivative instruments to manage its exposure to fluctuations in foreign currency exchange rates and to obtain a targeted mixture of variable and fixed-interest-rate long-term debt. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. Derivative instruments are entered into for periods consistent with the related underlying exposure and are not entered into for trading or speculative purposes. Alltel has entered into interest rate swap agreements and designated these derivatives as fair value hedges. During 2006 and 2005, Alltel entered into foreign currency forward exchange contracts to hedge the foreign currency exposure of its net investment in certain of its international operations prior to their disposal. As further discussed in Note 14, Alltel completed the sale of its remaining international operations in the second quarter of 2006.

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and related amendments and interpretations, all derivatives are recorded as either assets or liabilities in the consolidated balance sheets at fair value. Changes in the fair values of the derivative instruments not qualifying as hedges or any ineffective portion of hedges are recognized in earnings in the current period. Changes in the fair values of derivative instruments used effectively as fair value hedges are recognized in earnings along with the corresponding changes in the fair value of the hedged item. Net amounts due related to interest rate swap agreements are recorded as adjustments to interest expense in the consolidated statements of income when earned or payable. Changes in the fair value of the foreign currency forward contracts due to exchange rate fluctuations were recorded in shareholders’ equity (foreign currency translation adjustment) and offset the effect of foreign currency changes in the fair value of the net investment being hedged. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative instrument, the derivative instrument would be closed and the resulting gain or loss would be recognized in income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies, Continued:

Preferred Stock – Cumulative preferred stock is issuable in series. Alltel’s Board of Directors is authorized to designate the number of shares and fix the terms. There are 50.0 million shares of no par value cumulative non-voting preferred stock and 50.0 million shares of $25 par value voting cumulative preferred stock authorized. Two series of no par value preferred stock, Series C and Series D, were outstanding at December 31, 2006 and 2005. There were no shares of $25 par value preferred stock outstanding at December 31, 2006 and 2005. The Series C non-redeemable preferred shares are convertible at any time into 7.3178 shares of Alltel common stock. The Series D redeemable preferred shares are convertible at any time prior to redemption into 6.7324 shares of Alltel common stock. The Series D shares may be redeemed at the option of the Company or the holder at the $28 per share stated value. There were 26,437 shares and 27,737 shares of Series D stock outstanding at December 31, 2006 and 2005, respectively. The outstanding Series D stock of $0.7 million and $0.8 million at December 31, 2006 and 2005, respectively, is included in other liabilities in the accompanying consolidated balance sheets. During 2006, $36,000 of Series D stock was converted into Alltel common stock compared to $125,000 in 2005 and $94,000 in 2004.

Mandatorily Redeemable Financial Instruments – At December 31, 2006 and 2005, three of Alltel’s consolidated non-wholly owned wireless partnerships had finite lives specified in their partnership agreements, and accordingly, were legally required to be dissolved and terminated at a specified future date, usually 50 or 99 years after formation, and the proceeds distributed to the partners. Under the provisions of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, the minority interests associated with these partnerships are considered mandatorily redeemable financial instruments, and as such, would be required to be reported as liabilities in Alltel’s consolidated financial statements, initially measured at settlement value, and subsequently re-measured at each balance sheet date with changes in settlement values reported as a component of interest expense. In 2003, the Financial Accounting Standards Board (“FASB”) issued Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150” (“FSP No. 150-3”). FSP No. 150-3 deferred indefinitely the recognition and measurement provisions of SFAS No. 150 applicable to mandatorily redeemable noncontrolling interests, including the minority interests associated with Alltel’s consolidated non-wholly owned partnerships with finite lives. In accordance with FSP No. 150-3, the minority interests associated with the Company’s finite-lived partnerships continue to be reported at book value. The estimated settlement value and carrying value of the minority interests for the partnerships within the scope of SFAS No. 150 and FSP No. 150-3 were as follows at December 31:

(Millions)	2006		2005
	Settlement Value	Carrying Amount	Settlement Value	Carrying Amount
Minority interest liability – finite-lived partnerships	$19.6	$5.1	$19.6	$4.7

Unrealized Holding Gain on Investments – Equity securities of certain publicly traded companies owned by Alltel have been classified as available-for-sale and are reported at fair value, with cumulative unrealized net gains reported, net of tax, as a separate component of shareholders’ equity. The unrealized gains, including the related tax impact, are non-cash items, and accordingly, have been excluded from the accompanying consolidated statements of cash flows. As further discussed in Note 19, on January 24, 2007, Alltel sold its remaining investment in equity securities.

Foreign Currency Translation Adjustment – Following the sales of the operations in Austria, Bolivia, Côte d’Ivoire, Haiti and Slovenia completed during the second quarter of 2006 (see Note 14), Alltel does not hold any material interests in international operations. Prior to disposal, assets and liabilities of the Company’s foreign

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies, Continued:

operations were translated from the applicable local currency to U.S. dollars using the current exchange rate as of the balance sheet date. Revenue and expense accounts were translated using the weighted average exchange rate in effect during the period. The resulting translation gains or losses were recorded as a separate component of shareholders’ equity.

Revenue Recognition – Service revenues are primarily earned from providing access to and usage of the Company’s networks and facilities. Access revenues from postpaid customers are generally billed one month in advance and are recognized over the period that the corresponding services are rendered to customers. Revenues derived from usage of the Company’s networks, including airtime, roaming and long-distance revenues are recognized when the services are provided and are included in unbilled revenues until billed to the customer. Prepaid wireless airtime sold to customers is recorded as deferred revenue prior to the commencement of services and is recognized when the airtime is used or expires.

The Company offers enhanced services including caller identification, call waiting, call forwarding, three-way calling, voice mail, text and picture messaging, as well as downloadable wireless data applications, including ringtones, music, games, and other informational content. Generally, these enhanced features and data applications generate additional service revenues through monthly subscription fees or increased usage through utilization of the features and applications. Other optional services, such as mobile-to-mobile calling, roadside assistance and equipment protection plans may also be provided for a monthly fee and are either sold separately or bundled and included in packaged rate plans. Revenues from enhanced features and optional services are recognized when earned. Access and usage-based services are billed throughout the month based on the bill cycle assigned to a particular customer. As a result of billing cycle cut-off times, Alltel must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled receivables related to wireless service revenues of $111.6 million and $129.7 million at December 31, 2006 and 2005, respectively.

Sales of communications products including wireless handsets and accessories represent a separate earnings process from the sale of wireless services and are recognized when products are delivered to and accepted by customers, third-party agents or other distributors. The Company accounts for transactions involving both the activation of service and the sale of equipment in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. Fees assessed to communications customers to activate service are not a separate unit of accounting and are allocated to the delivered item (equipment) and recognized as product sales to the extent that the aggregate proceeds received from the customer for the equipment and activation fee do not exceed the fair value of the equipment. Any activation fee not allocated to the equipment would be deferred upon activation and recognized as service revenue on a straight-line basis over the expected life of the customer relationship.

Advertising – Advertising costs are expensed as incurred. Advertising expense totaled $368.6 million in 2006, $295.1 million in 2005 and $242.4 million in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies, Continued:

Operating Leases – Certain of the Company’s operating lease agreements for cell sites and for office and retail locations include scheduled rent escalations during the initial lease term and/or during succeeding optional renewal periods. Alltel accounts for these operating leases in accordance with SFAS No. 13, “Accounting for Leases”, and FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases”. Accordingly, the scheduled increases in rent expense are recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. The difference between rent expense and rent paid is recorded as deferred rent and included in other liabilities in the accompanying consolidated balance sheets. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term, including renewal option periods that are reasonably assured.

Income Taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Earnings Per Share – Basic earnings per share of common stock was computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur assuming conversion or exercise of all dilutive unexercised stock options and outstanding convertible debt, restricted and preferred stock. The dilutive effect of stock options was determined using the treasury stock method. Under the treasury stock method, the proceeds received from the exercise of stock options, the amount of compensation cost for future service not yet recognized by the Company and the amount of tax benefits that would be recorded in additional paid in capital when the stock options become deductible for income tax purposes are assumed to be used to repurchase shares of Alltel’s common stock. The number of stock options that was not included in the computation of diluted earnings per share because the exercise price of the stock options was greater than the average market price of the common stock was approximately 5.1 million, 7.0 million and 9.7 million shares of common stock at December 31, 2006, 2005 and 2004, respectively. The dilutive effects of the convertible preferred stock and the convertible notes acquired in the Western Wireless merger were computed using the if-converted method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies, Continued:

A reconciliation of the net income and numbers of shares used in computing basic and diluted earnings per share was as follows for the years ended December 31:

(Millions, except per share amounts)	2006	2005	2004
Basic earnings per share:
Income from continuing operations	$823.7	$735.5	$412.1
Income from discontinued operations	305.7	603.3	634.1
Cumulative effect of accounting change	—	(7.4)	—
Less preferred dividends	(0.1)	(0.1)	(0.1)

Net income applicable to common shares	$1,129.3	$1,331.3	$1,046.1

Weighted average common shares outstanding for the year	382.7	340.8	307.3

Basic earnings per share:
Income from continuing operations	$2.15	$2.16	$1.34
Income from discontinued operations	.80	1.77	2.06
Cumulative effect of accounting change	—	(.02)	—

Net income	$2.95	$3.91	$3.40

Diluted earnings per share:
Net income applicable to common shares	$1,129.3	$1,331.3	$1,046.1
Adjustment for interest expense on convertible notes, net of tax	0.4	1.4	—
Adjustment for convertible preferred stock dividends	0.1	0.1	0.1

Net income applicable to common shares assuming conversion of above securities	$1,129.8	$1,332.8	$1,046.2

Weighted average common shares outstanding for the year	382.7	340.8	307.3
Increase in shares resulting from:
Assumed exercise of stock options	1.3	1.5	0.8
Assumed conversion of convertible notes	0.7	1.5	—
Assumed conversion of convertible preferred stock	0.2	0.2	0.3
Non-vested restricted stock awards	0.1	0.1	—

Weighted average common shares, assuming conversion of above securities	385.0	344.1	308.4

Diluted earnings per share:
Income from continuing operations	$2.14	$2.14	$1.34
Income from discontinued operations	.79	1.75	2.05
Cumulative effect of accounting change	—	(.02)	—

Net income	$2.93	$3.87	$3.39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies, Continued:

Recently Issued Accounting Pronouncements – In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Alltel is participating in an IRS initiative undertaken to address certain implications of FIN 48. As a result, the Company is currently reviewing a number of its significant uncertain tax positions with the IRS in order to reach final resolution of the proper tax treatment of those items. In conjunction with its participation in the IRS initiative, the Company is finalizing its assessment of its uncertain tax positions as of January 1, 2007 and expects to record a cumulative effect adjustment as a charge to retained earnings of less than $10.0 million during the first quarter of 2007. Consistent with Alltel’s past practices, interest charges on potential assessments and any penalties assessed by taxing authorities will be classified as income tax expense within the Company’s consolidated statements of income.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures related to fair value measurements that are included in a company’s financial statements. SFAS No. 157 does not expand the use of fair value measurements in financial statements, but emphasizes that fair value is a market-based measurement and not an entity-specific measurement that should be based on an exchange transaction in which a company sells an asset or transfers a liability (exit price). SFAS No. 157 also establishes a fair value hierarchy in which observable market data would be considered the highest level, while fair value measurements based on an entity’s own assumptions would be considered the lowest level. For calendar year companies like Alltel, SFAS No. 157 is effective beginning January 1, 2008. The Company is currently evaluating the effects, if any, that SFAS No. 157 will have on its consolidated financial statements.

2. Accounting Changes:

Changes in Accounting Estimates – Alltel is routinely audited by federal and state taxing authorities. The outcome of these audits may result in Alltel being assessed taxes in addition to amounts previously paid. Accordingly, Alltel maintains tax contingency reserves for such potential assessments. The reserves are determined based upon the Company’s best estimate of possible assessments by the IRS or other taxing authorities and are adjusted, from time to time, based upon changing facts and circumstances. On October 10, 2006, Alltel entered into a closing agreement with the IRS to settle all of its tax liabilities for the tax years 1997 through 2001. On December 27, 2006, Alltel also reached an agreement with the IRS to settle all tax liabilities for the tax years 2002 and 2003. In conjunction with these settlements, the Company reassessed its remaining income tax liabilities including its contingency reserves related to those tax years, and in the fourth quarter of 2006, Alltel recorded a $37.5 million reduction in its income tax liabilities to reflect the results of the IRS audits. The adjustments included interest charges on potential assessments and amounts related to the wireline business spun-off on July 17, 2006 and the financial services division sold on April 1, 2003. Pursuant to the terms of the distribution and sales agreements, Alltel retained all income tax liabilities related to the wireline business and financial services division for periods prior to the dates of disposition other than those related to the treatment of certain universal service funds and certain timing issues. The adjustments to the tax liabilities resulted in a reduction in income tax expense associated with continuing operations of $29.9 million. The adjustment of the tax contingency reserves related to the spun-off wireline business and sold financial services division of $7.6 million has been reported as discontinued operations in the accompanying consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Accounting Changes, Continued:

During 2004, Alltel had previously adjusted its income tax contingency reserves to reflect proposed audit adjustments issued by the IRS related to the Company’s consolidated federal income tax returns for the fiscal years 1997 through 2001. With the exception of three issues which were pending at appeals and subsequently resolved as part of the closing agreements discussed above, Alltel had agreed with the proposed IRS findings. As a result, Alltel reassessed its income tax contingency reserves to reflect the IRS findings and recorded a $129.3 million reduction in these reserves. The adjustments primarily related to acquisition-related issues and included interest charges on potential assessments. The corresponding effects of the adjustments to the tax contingency reserves resulted in a reduction in goodwill of $94.5 million and a reduction in income tax expense associated with continuing operations of $17.9 million. In addition, $15.1 million of the adjustments to the tax contingency reserves related to the financial services division sold to Fidelity National Financial Inc. (“Fidelity National”) on April 1, 2003. Pursuant to the terms of the sale agreement, Alltel retained, as of the date of sale, all income tax liabilities related to the sold operations and agreed to indemnify Fidelity National from any future tax liability imposed on the financial services division for periods prior to the date of sale. The remaining $1.8 million of adjustments to the tax contingency reserves related to the spun-off wireline business. The adjustments of the tax contingency reserves related to the disposed financial services division and spun-off wireline business have also been reported as discontinued operations.

During the third quarter of 2004, Alltel prospectively changed the depreciable lives of certain operating equipment. The depreciable lives were shortened in response to the rapid pace of technological development and the increasing demands of Alltel’s customers for new products and services. The effects of this change resulted in an increase in depreciation expense of $2.6 million and a decrease in net income of $1.8 million or $.01 per share for the year ended December 31, 2004.

Changes in Accounting Principle – In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supercedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. On March 25, 2005, the SEC staff issued Staff Accounting Bulletin (“SAB”) 107, which summarized the staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provided additional guidance regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the employee’s requisite service period. Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R) using the modified prospective application method and applied the provisions of SAB 107 in its adoption of SFAS No. 123(R). Under the modified prospective transition method, Alltel is required to recognize compensation cost for all stock option awards granted after January 1, 2006 and for all existing awards for which the requisite service had not been rendered as of the date of adoption. Compensation expense for the unvested awards outstanding as of January 1, 2006 is recognized over the remaining requisite service period based on the fair value of the awards on the date of grant, as previously calculated by Alltel in developing its pro forma disclosures in accordance with the provisions of SFAS No. 123. Operating results for prior periods have not been restated. Upon adoption of SFAS No. 123(R), Alltel elected to continue to value its share-based payment transactions using a Black-Scholes valuation model, which was previously used by the Company for purposes of preparing the pro forma disclosures under SFAS No. 123.

Under the provisions of SFAS No. 123(R), stock-based compensation expense recognized during the period is based on the portion of the share-based payment awards that is ultimately expected to vest. Accordingly, stock-based compensation expense recognized in 2006 has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be 5.1 percent based on Alltel’s

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Accounting Changes, Continued:

historical experience. In the Company’s pro forma information required under SFAS No. 123, Alltel accounted for forfeitures as they occurred. Compensation expense for stock option awards granted after January 1, 2006 are expensed using a straight-line single option method, which is the same attribution method that was used by Alltel for purposes of its pro forma disclosures under SFAS No. 123.

The adoption of SFAS 123(R) also affected the computation of earnings per share, accounting for income taxes and the reporting of cash flows related to share-based compensation. For stock options that were fully or partially vested as of January 1, 2006, Alltel, for purposes of calculating diluted earnings per share, uses the actual tax benefit windfall or shortfall that would be recognized in the financial statements upon exercise of the option in computing the assumed proceeds under the treasury stock method. As permitted under FASB Staff Position No. 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”, in the fourth quarter of 2006, Alltel elected to use the alternative transition method for calculating the beginning balance of the additional paid-in capital pool available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123(R). Tax deficiencies arise when actual tax benefits realized upon the exercise of stock options are less than the tax benefit recorded in the financial statements. The election of the alternative transition method did not have a material effect on Alltel’s operating or financing cash flows previously reported in its 2006 quarterly unaudited consolidated financial statements.

Stock-based compensation expense recognized for year ended December 31, 2006 was as follows:

(Millions, except per share amounts)
Compensation expense related to stock options issued by Alltel	$19.3
Compensation expense related to stock options converted to Alltel stock options in connection with the acquisition of Western Wireless Corporation	2.0
Compensation expense related to restricted stock awards	16.2

Compensation expense before income taxes	37.5
Income tax benefit	(12.1)

Compensation expense, net of tax	$25.4

Earnings per share effects of compensation expense, net of tax
Basic earnings per share	$.07
Diluted earnings per share	$.07

Comparatively, stock-based compensation expense recognized for the years ended December 31, 2005 and 2004 was $6.1 million and $2.8 million, respectively, consisting solely of expense related to restricted stock awards. Stock-based compensation expense is included in selling, general, administrative and other expenses within Alltel’s consolidated statements of income. Of the total pretax stock-based compensation expense presented in the table above, amounts allocated to discontinued operations were $4.0 million for the year ended December 31, 2006, compared to $1.8 million and $0.8 million for the same periods of 2005 and 2004, respectively. As presented in the table above, the effect of adopting SFAS No. 123(R) consisted of compensation expense for stock options issued by Alltel and resulted in a pretax charge of $19.3 million, which decreased net income $14.3 million or $.04 per share for the year ended December 31, 2006.

Prior to adopting the provisions of SFAS No. 123(R), the Company recorded estimated compensation cost for employee stock options based upon the intrinsic value of the option on the date of grant consistent with the recognition and measurement principles of APB Opinion No. 25. Because Alltel had established the exercise price of its employee stock options based on the fair market value of the Company’s stock at the date of grant, the stock options had no intrinsic value upon grant, and accordingly, Alltel did not record compensation expense for employee stock options prior to adopting SFAS No. 123(R).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Accounting Changes, Continued:

The following table illustrates the effects on net income and earnings per share had the Company applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to its stock-based employee compensation plans for the years ended December 31:

(Millions, except per share amounts)		2005	2004
Net income as reported		$1,331.4	$1,046.2
Add stock-based compensation expense included in net income, net of related tax effects		4.2	1.8
Deduct stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects		(23.3)	(26.3)

Pro forma net income		$1,312.3	$1,021.7

Basic earnings per share:	As reported	$3.91	$3.40
	Pro forma	$3.85	$3.32
Diluted earnings per share:	As reported	$3.87	$3.39
	Pro forma	$3.81	$3.31

See Note 8 for a further discussion of the Company’s stock-based compensation plans.

During the fourth quarter of 2005, Alltel adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). Alltel evaluated the effects of FIN 47 on its operations and determined that, for certain buildings containing asbestos, the Company was legally obligated to remediate the asbestos if the Company were to abandon, sell or otherwise dispose of the buildings. In addition, for the former wireline operations acquired in Kentucky and Nebraska that were not subject to SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation”, upon adoption of FIN 47, Alltel recorded a liability to reflect the legal obligation to properly dispose of chemically-treated telephone poles at the time they were removed from service. In accordance with federal and state regulations, depreciation expense for Alltel’s former wireline operations that followed the accounting prescribed by SFAS No. 71 historically included an additional provision for cost of removal, and accordingly, the adoption of FIN 47 had no impact to these operations. The cumulative effect of this change in 2005 resulted in a non-cash charge of $7.4 million, net of income tax benefit of $4.6 million, and was included in net income for the year ended December 31, 2005. In connection with the wireline spin-off, Alltel transferred to Windstream the conditional asset retirement obligation of $16.9 million resulting from the adoption of FIN 47.

Effective January 1, 2005, Alltel changed its accounting for operating leases with scheduled rent increases. Previously, Alltel had not recognized the scheduled increases in rent expense on a straight-line basis in accordance with the provisions of SFAS No. 13 and FASB Technical Bulletin No. 85-3. The effect of this change, which is included in cost of services, was not material to Alltel’s 2005 or previously reported consolidated results of operations, financial position or cash flows.

3. Acquisitions:

On October 3, 2006, Alltel completed the purchase of Midwest Wireless Holdings of Mankato, Minnesota (“Midwest Wireless”) for $1,083.5 million in cash. The final purchase price included $8.3 million of working capital adjustments. In this transaction, Alltel acquired wireless properties, including 850 MHz licenses and PCS spectrum covering approximately 2.0 million potential customers (“POPs”), network assets and approximately 450,000 customers in select markets in Minnesota, Iowa and Wisconsin. During the fourth quarter of 2006, Alltel completed a preliminary purchase price allocation for this acquisition based upon a fair value analysis of the net

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisitions, Continued:

tangible and identifiable intangible assets acquired and assigned the excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $969.9 million to customer list, cellular licenses and goodwill. Alltel expects substantially all of the goodwill and other identified intangible assets recorded in this acquisition to be deductible for income tax purposes. Given the close proximity to year end that this acquisition was completed, the values of certain assets and liabilities have been based on preliminary valuations and are subject to adjustment as additional information is obtained. Such additional information includes, but may not be limited to, the following: valuations and physical counts of inventory and property, plant and equipment, employee termination benefits and relocation expenses and other costs to exit certain contractual arrangements. Accordingly, the purchase price allocation is subject to adjustment based upon the final determination of fair values.

During the second quarter of 2006, Alltel purchased for $218.2 million in cash wireless properties covering approximately 727,000 POPs in Illinois, Texas and Virginia. During the third quarter of 2006, Alltel completed the purchase price allocations for these transactions based upon a fair value analysis of the net tangible and identifiable intangible assets acquired and assigned the excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $212.9 million to customer list ($33.6 million), cellular licenses ($43.0 million) and goodwill ($136.3 million). Of the total amount of goodwill and other identified intangible assets recorded in connection with these transactions, the Company expects approximately $78.7 million will be deductible for income tax purposes.

On March 16, 2006, Alltel purchased from Palmetto MobileNet, L.P. for $456.3 million in cash the remaining ownership interests in ten wireless partnerships that cover approximately 2.0 million POPs in North and South Carolina. Prior to this transaction, Alltel owned a 50 percent interest in each of the ten wireless partnerships. During the second quarter of 2006, Alltel completed the purchase price allocation for this transaction based upon a fair value analysis of the net tangible and identifiable intangible assets acquired and assigned the excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $409.1 million to customer list ($39.9 million), cellular licenses ($41.4 million) and goodwill ($327.8 million). During the first quarter of 2006, Alltel also acquired the remaining ownership interest in a wireless property in Wisconsin in which the Company owned a majority interest. In connection with this acquisition, the Company paid $2.6 million in cash and assigned the excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $1.0 million to goodwill. The Company expects the goodwill and other identified intangible assets recorded in connection with these first quarter 2006 acquisitions to be deductible for income tax purposes.

The customer list recorded in the Midwest Wireless transaction is being amortized using the sum-of-the-years digits method over an eight-year period, which is consistent with the historical customer churn rates for the acquired markets. For all other acquisitions completed during 2006, the customer lists recorded are being amortized using the sum-of-the-years digits method over their expected lives of five years. The cellular licenses recorded in connection with all of the 2006 acquisitions are classified as indefinite-lived intangible assets and are not subject to amortization. For the acquisitions completed during the second and fourth quarters of 2006, Alltel paid a premium (i.e., goodwill) over the fair value of the net tangible and identified intangible assets acquired because the acquisitions expanded the Company’s wireless operations into new markets in Illinois, Minnesota, Texas and Virginia and added a combined 562,000 new customers to Alltel’s wireless customer base. For the acquisitions completed in the first quarter of 2006, Alltel paid a premium over the fair value of the net tangible and identifiable intangible assets acquired in order to gain full control over the day-to-day operations of the wireless markets in North Carolina, South Carolina and Wisconsin. In addition, Alltel will no longer incur certain general and administrative expenses, such as audit and legal fees, attributable to managing its relationship with the other partners.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisitions, Continued:

Unaudited pro forma financial information related to the 2006 acquisitions has not been presented because the acquisitions, individually or in the aggregate were not material to Alltel’s consolidated results of operations for all periods presented.

The following table summarizes the fair value of the assets acquired and liabilities assumed for the various business combinations completed during 2006:

	Acquired from
(Millions)	Midwest Wireless	Other	Combined Totals
Fair value of assets acquired:
Current assets	$33.7	$11.7	$45.4
Investments	2.9	—	2.9
Property, plant and equipment	108.8	30.6	139.4
Goodwill	654.9	465.2	1,120.1
Cellular licenses	125.0	84.4	209.4
Customer list	190.0	73.5	263.5

Total assets acquired	1,115.3	665.4	1,780.7

Liabilities assumed:
Current liabilities	(31.8)	(28.5)	(60.3)
Deferred taxes established on acquired assets	—	(18.5)	(18.5)

Total liabilities assumed	(31.8)	(47.0)	(78.8)

Minority interest liability acquired	—	58.7	58.7

Net cash paid	$1,083.5	$677.1	$1,760.6

On August 1, 2005, Alltel completed the merger of Western Wireless into a wholly-owned subsidiary of Alltel. As a result of the merger, Alltel added approximately 1.3 million domestic wireless customers, adding wireless operations in nine new states, including California, Idaho, Minnesota, Montana, Nevada, North Dakota, South Dakota, Utah and Wyoming, and expanding its wireless operations in Arizona, Colorado, New Mexico and Texas. In the merger, each share of Western Wireless common stock was exchanged for 0.535 shares of Alltel common stock and $9.25 in cash unless the shareholder made an all-cash election, in which case the shareholder received $40 in cash. Western Wireless shareholders making an all-stock election were subject to proration and received approximately 0.539 shares of Alltel common stock and $9.18 in cash. In the aggregate, Alltel issued approximately 54.3 million shares of stock valued at $3,430.4 million and paid approximately $933.4 million in cash. Through its wholly-owned subsidiary that merged with Western Wireless, Alltel also assumed debt of approximately $2.1 billion and acquired cash of $12.6 million.

On the date of closing, Alltel repaid approximately $1.3 billion of term loans representing all borrowings outstanding under Western Wireless’ credit facility. During the third quarter of 2005, Alltel repurchased all of the issued and outstanding 9.25 percent senior notes due July 15, 2013 of Western Wireless, representing an aggregate principal amount of $600.0 million. As part of the acquisition, Alltel assumed $115.0 million of 4.625 percent convertible subordinated notes due 2023 that were issued by Western Wireless in June 2003 (the “Western Wireless notes”). The Western Wireless notes were recorded at fair value as of the merger date, with a portion of the fair value allocated to the conversion component. The fair value of the conversion component of $216.6 million was reflected as an increase in Alltel’s additional paid in capital balance as of the merger date. Upon closing of the merger, each $1,000 principal amount of Western Wireless notes became convertible into shares of Alltel common stock and cash based on the mixed-election exchange ratio. During 2006, an aggregate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisitions, Continued:

principal amount of $113.0 million of the Western Wireless notes were converted. As a result of the conversion, Alltel issued 4.0 million shares of its common stock and paid approximately $67.6 million in cash to holders of the Western Wireless notes.

Under the purchase method of accounting, the assets and liabilities of Western Wireless were recorded at their respective fair values as of the date of acquisition. During the fourth quarter of 2005, Alltel completed the purchase price allocation for this acquisition based upon a fair value analysis of the tangible and identifiable intangible assets acquired and the liabilities assumed. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $4,268.1 million was assigned to customer list, roaming agreement, cellular licenses and goodwill. The customer list recorded in connection with this transaction is being amortized over five years using the sum-of-the-years digits method. The roaming agreement acquired is being amortized on a straight-line basis over its estimated useful life of 41 months. The cellular licenses are classified as indefinite-lived intangible assets and are not subject to amortization. None of the goodwill or other intangible assets recorded in this acquisition are deductible for income tax purposes.

During 2006, Alltel adjusted the purchase price allocation related to the Western Wireless acquisition to reflect the resolution of a pre-acquisition contingency concerning universal service fund support that Western Wireless had received as an Eligible Telecommunications Carrier (“ETC”) in the State of Kansas and to adjust certain income tax liabilities related to the international operations. The effects of these adjustments resulted in a reduction in goodwill of $77.0 million. During the first quarter of 2006, Alltel completed the integration of the domestic operations acquired from Western Wireless. In connection with this integration, the Company incurred integration expenses, principally consisting of costs for branding, signage, retail store redesigns and computer system conversions. (See Note 10 for a discussion of integration expenses recorded by Alltel during the first quarter of 2006). Employee termination benefits of $23.8 million, including involuntary severance and related benefits to be provided to 337 former Western Wireless employees, and employee retention bonuses of $7.4 million payable to approximately 1,150 former Western Wireless employees were recorded during 2005. These employee benefit costs were recognized in accordance with Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”, as liabilities assumed in the business combination. As of December 31, 2006, Alltel had paid $30.8 million in employee termination and retention benefits, and 334 of the scheduled employee terminations had been completed.

Employee stock options issued by Western Wireless that were outstanding as of the merger date were exchanged for an equivalent number of Alltel stock options based on the specified exchange ratio of the Western Wireless stock options to Alltel common stock equivalents of .6762 per share. Compensation expense attributable to the vested Western Wireless stock options that were exchanged totaling $95.5 million was capitalized as part of the purchase price and resulted in a corresponding increase in Alltel’s additional paid in capital balance as of the merger date. In addition, Alltel also incurred $28.1 million of direct costs for legal, financial advisory and other services related to the transaction that were also capitalized as part of the purchase price.

The premium paid by Alltel in this transaction is attributable to the strategic importance of the Western Wireless merger. As a result of the merger, Alltel achieved additional scale by adding approximately 1.3 million domestic wireless customers in 19 midwestern and western states that were contiguous to Alltel’s existing wireless properties, increasing the number of wireless customers served by Alltel, at the time of the acquisition, to more than 10 million customers in 34 states. In addition, the merger increased Alltel’s retail position in these domestic, rural markets where it can leverage the Company’s brand and marketing experience and bring significant value to customers by offering competitive national rate plans. In addition, the Company became a leading independent roaming partner for the four national carriers in the markets served by Alltel. Finally, Alltel achieved reductions in centralized operations costs and interest expense savings as a result of the merger.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisitions, Continued:

As a condition of receiving approval for the merger from the U.S. Department of Justice (“DOJ”) and FCC, Alltel agreed to divest certain wireless operations of Western Wireless in 16 markets in Arkansas, Kansas and Nebraska, as well as the “Cellular One” brand. On December 19, 2005, Alltel completed an exchange of wireless properties with United States Cellular Corporation (“U.S. Cellular”) that included a substantial portion of the divestiture requirements related to the Company’s merger with Western Wireless. During December 2005, Alltel completed the sale of the Cellular One brand and in March 2006, Alltel completed the sale of the remaining market in Arkansas. During 2005, Alltel completed the sales of Western Wireless’ international operations in Georgia, Ghana and Ireland. In the second quarter of 2006, Alltel completed the sales of the Western Wireless international operations in Austria, Bolivia, Côte d’Ivoire, Haiti and Slovenia. Accordingly, the acquired international operations and interests of Western Wireless and the domestic markets required to be divested by Alltel have been classified as discontinued operations in the accompanying consolidated financial statements. (See Note 14).

Under terms of the agreement with U.S. Cellular, Alltel acquired two rural markets in Idaho that are adjacent to the Company’s existing operations and received $48.2 million in cash in exchange for 15 rural markets in Kansas and Nebraska formerly owned by Western Wireless. During the second quarter of 2006, Alltel completed the purchase price allocation for this exchange based upon a fair value analysis of the tangible and identifiable intangible assets acquired and the wireless property interests relinquished. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $100.1 million was assigned to customer list, cellular licenses and goodwill. The customer list recorded in connection with this transaction is being amortized over a five-year period using the sum-of-the-years digits method. The cellular licenses are classified as indefinite-lived intangible assets and are not subject to amortization. The finalization of the purchase price allocation resulted in a reduction to the preliminary values assigned to cellular licenses ($1.5 million), customer list ($0.5 million), and acquired net tangible assets ($2.2 million) with an increase to goodwill ($4.2 million) compared to the corresponding values that had been previously recorded in the Company’s consolidated balance sheet as of December 31, 2005.

On April 15, 2005, Alltel and Cingular exchanged certain wireless assets. Under the terms of the agreement, Alltel acquired former AT&T Wireless properties, including licenses, network assets, and approximately 212,000 customers, in selected markets in Kentucky, Oklahoma, Texas, Connecticut and Mississippi representing approximately 2.7 million POPs. Alltel also acquired spectrum and network assets in Kansas and wireless spectrum in Georgia and Texas. Alltel and Cingular also exchanged partnership interests, with Cingular receiving interests in markets in Kansas, Missouri and Texas, and Alltel receiving more ownership in majority-owned markets it managed in Michigan, Louisiana and Ohio. Alltel also paid Cingular approximately $153.0 million in cash. During the second quarter of 2005, Alltel completed the purchase price allocation for this exchange based upon a fair value analysis of the tangible and identifiable intangible assets acquired and the partnership interests relinquished. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $370.9 million was assigned to customer list, cellular licenses and goodwill. The customer list recorded in connection with this transaction is being amortized on a straight-line basis over its estimated useful life of three years. The cellular licenses are classified as indefinite-lived intangible assets and are not subject to amortization. In connection with this transaction, Alltel recorded pretax gains totaling $158.0 million in the second and third quarters of 2005 (see Note 12).

On February 28, 2005, Alltel purchased wireless properties with a potential service area covering approximately 900,000 POPs in Alabama and Georgia for $48.1 million in cash. During the first quarter of 2005, Alltel completed the purchase price allocation for this acquisition based upon a fair value analysis of the tangible and identifiable intangible assets acquired. The excess of the aggregate purchase price over the fair market value

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisitions, Continued:

of the tangible net assets acquired of $36.6 million was assigned to customer list, cellular licenses and goodwill. The customer list recorded in connection with this transaction is being amortized on a straight-line basis over its estimated useful life of four years. The cellular licenses are classified as indefinite-lived intangible assets and are not subject to amortization.

The accompanying consolidated financial statements include the accounts and results of operations of the properties acquired in 2005 from the dates of acquisition. The purchase prices paid were based on estimates of future cash flows of the properties acquired. Alltel paid a premium (i.e. goodwill) over the fair value of the net tangible and identifiable intangible assets acquired because these acquisitions expanded the Company’s footprint into new markets in Alabama, Connecticut, Georgia, Kentucky, Idaho, Mississippi, Oklahoma and Texas and added 357,000 new customers to Alltel’s customer base. Additionally, in the properties acquired, Alltel should realize, over time, accelerated customer growth and higher average revenue per customer as a result of the Company’s higher revenue national rate plans.

During 2005, Alltel also acquired additional ownership interests in wireless properties in Michigan, Ohio and Wisconsin in which the Company owned a majority interest. In connection with these acquisitions, the Company paid $15.7 million in cash and assigned the excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $8.4 million to goodwill.

The following table summarizes the fair value of the assets acquired and liabilities assumed for the various business combinations completed during 2005:

	Acquired from
(Millions)	Western Wireless	Cingular	U.S. Cellular	Other	Combined Totals
Fair value of assets acquired:
Current assets	$195.4	$1.1	$4.7	$4.3	$205.5
Investments	132.2	—	—	—	132.2
Property, plant and equipment	506.7	38.0	30.5	10.2	585.4
Other assets	7.1	—	2.1	—	9.2
Assets held for sale	2,751.0	—	—	—	2,751.0
Goodwill	3,431.0	269.0	57.1	39.7	3,796.8
Cellular licenses	505.0	91.0	17.3	3.4	616.7
Customer list	326.0	10.9	24.0	1.9	362.8
Roaming agreement	6.1	—	—	—	6.1

Total assets acquired	7,860.5	410.0	135.7	59.5	8,465.7

Liabilities assumed:
Current liabilities	(177.0)	(5.5)	(3.9)	(2.4)	(188.8)
Deferred taxes established on acquired assets	(482.8)	—	—	—	(482.8)
Long-term debt	(2,112.9)	—	—	—	(2,112.9)
Other liabilities	(25.7)	—	—	—	(25.7)
Liabilities related to assets held for sale	(398.8)	—	—	—	(398.8)

Total liabilities assumed	(3,197.2)	(5.5)	(3.9)	(2.4)	(3,209.0)

Common stock issued	(3,742.5)	—	—	—	(3,742.5)
Fair value of assets exchanged	—	(265.9)	(180.0)	—	(445.9)
Minority interest liability acquired	—	14.4	—	6.7	21.1

Net cash paid (received)	$920.8	$153.0	$(48.2)	$63.8	$1,089.4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisitions, Continued:

The following unaudited pro forma consolidated results of operations of the Company assume that the acquisition of Western Wireless occurred as of January 1, 2004:

(Millions, except per share amounts)	2005	2004
Revenues and sales	$7,168.6	$6,248.6
Income from continuing operations	$769.1	$592.6
Earnings per share from continuing operations:
Basic	$2.01	$1.53
Diluted	$1.97	$1.51
Income before cumulative effect of accounting change	$1,345.1	$1,226.7
Earnings per share before cumulative effect of accounting change
Basic	$3.52	$3.18
Diluted	$3.44	$3.12
Net income	$1,337.7	$1,226.7
Earnings per share:
Basic	$3.50	$3.18
Diluted	$3.42	$3.12

The pro forma amounts represent the historical operating results of the properties acquired from Western Wireless with appropriate adjustments that give effect to depreciation and amortization and interest expense. The pro forma amounts give effect to spin-off of the wireline telecommunications business completed on July 17, 2006 (see Note 14) and also reflect the May 17, 2005 issuance of approximately 24.5 million shares of Alltel common stock to settle the purchase contract obligation related to the Company’s outstanding equity units (see Note 5). The pro forma amounts also include the effects of non-acquisition-related special charges and unusual items, as more fully discussed in Notes 11 and 12 below. The pro forma amounts are not necessarily indicative of the operating results that would have occurred if the Western Wireless properties had been operated by Alltel during the periods presented. In addition, the pro forma amounts do not reflect potential cost savings related to full network optimization and the redundant effect of selling, general and administrative expenses.

Unaudited pro forma financial information related to the Company’s other acquisitions completed in 2005 has not been included because these acquisitions, individually or in the aggregate were not material to Alltel’s consolidated results of operations for all periods presented.

On December 1, 2004, Alltel completed the purchase of certain wireless assets from U.S. Cellular and TDS Telecommunications Corporation (“TDS Telecom”) for $148.2 million in cash, acquiring wireless properties with a potential service area covering approximately 584,000 POPs in Florida and Ohio. In addition, the Company also added partnership interests in seven Alltel-operated markets in Georgia, Mississippi, North Carolina, Ohio and Wisconsin. Prior to this acquisition, Alltel owned an approximate 42 percent interest in the Georgia market, which has a potential service area covering approximately 229,000 POPs, and Alltel owned a majority interest in the Mississippi, North Carolina, Ohio and Wisconsin markets. On November 2, 2004, the Company purchased for $35.6 million in cash wireless properties with a potential service area covering approximately 275,000 POPs in south Louisiana. During the fourth quarter of 2004, Alltel also acquired additional ownership interests in wireless properties in Louisiana and Wisconsin in which the Company owned a majority interest in exchange for $1.4 million in cash and a portion of the Company’s ownership interest in a wireless partnership serving the St. Louis, Missouri market.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisitions, Continued:

The accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the dates of acquisition. During the fourth quarter of 2004, Alltel completed the purchase price allocation for each of these acquisitions based upon a fair value analysis of the tangible and identifiable intangible assets acquired. The excess of the aggregate purchase price over the fair market value of the tangible net assets acquired of $145.2 million was assigned to customer list, cellular licenses and goodwill. The customer lists recorded in connection with these transactions are being amortized on a straight-line basis over their estimated useful lives of four years. The cellular licenses are classified as indefinite-lived intangible assets and are not subject to amortization. The majority of the goodwill recorded in connection with the 2004 acquisitions was deductible for income tax purposes. The following table summarizes the fair value of the assets acquired and liabilities assumed for the various business combinations completed during 2004:

	Acquired from
(Millions)	U.S. Cellular	TDS Telecom	Other	Combined Totals
Fair value of assets acquired:
Current assets	$2.0	$9.7	$2.2	$13.9
Property, plant and equipment	5.2	23.7	3.4	32.3
Goodwill	55.8	33.4	26.8	116.0
Cellular and PCS licenses	3.8	6.3	4.5	14.6
Customer list	4.1	6.9	4.2	15.2
Other assets	0.7	0.3	—	1.0
Less investments in unconsolidated partnerships	—	(14.9)	(2.8)	(17.7)

Total assets acquired	71.6	65.4	38.3	175.3

Liabilities assumed:
Current liabilities	(1.8)	(2.4)	(1.4)	(5.6)
Other liabilities	(1.6)	—	(4.6)	(6.2)

Total liabilities assumed	(3.4)	(2.4)	(6.0)	(11.8)

Minority interest liability acquired	16.8	0.2	4.6	21.6

Net cash paid (received)	$85.0	$63.2	$36.9	$185.1

The purchase prices paid for each of the transactions completed in 2004 discussed above were based on estimates of future cash flows of the properties acquired. Alltel paid a premium (i.e., goodwill) over the fair value of the net tangible and identified intangible assets acquired for a number of reasons, including but not limited to the following: the 2004 acquisitions expanded the Company’s wireless operations into new markets in Florida, Louisiana and Ohio and added a combined 92,000 new wireless customers to Alltel’s communications customer base. Additionally, in the wireless properties acquired in 2004, Alltel should realize, over time, accelerated customer growth and higher average revenue per customer as a result of the Company’s higher revenue national rate plans. Unaudited pro forma financial information related to the Company’s 2004 acquisitions has not been presented because these acquisitions, individually or in the aggregate were not material to the Company’s consolidated results of operations for the year ended December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Goodwill and Other Intangible Assets:

The changes in the carrying amount of goodwill were as follows:

(Millions)
Balance at December 31, 2004	$3,627.7
Acquired during the period	3,796.8
Other adjustments	4.8

Balance at December 31, 2005	7,429.3
Acquired during the period	1,120.1
Allocated to assets held for sale during the period	(29.6)
Other adjustments	(72.8)

Balance at December 31, 2006	$8,447.0

The carrying value of indefinite-lived intangible assets other than goodwill were as follows at December 31:

(Millions)	2006	2005
Cellular and PCS licenses	$1,657.8	$1,471.4

Intangible assets subject to amortization were as follows at December 31:

	2006
(Millions)	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer lists	$946.6	$(478.6)	$468.0
Roaming agreement	6.1	(2.5)	3.6

	$952.7	$(481.1)	$471.6

	2005
(Millions)	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer lists	$691.6	$(307.0)	$384.6
Roaming agreement	6.1	(0.7)	5.4

	$697.7	$(307.7)	$390.0

Amortization expense for intangible assets subject to amortization was $176.1 million in 2006, $104.4 million in 2005 and $52.5 million in 2004. Amortization expense for intangible assets subject to amortization is estimated to be $169.8 million in 2007, $127.8 million in 2008, $78.5 million in 2009, $46.7 million in 2010 and $21.1 million in 2011. See Note 3 for a discussion of the acquisitions completed during 2006 and 2005 that resulted in the recognition of goodwill and other intangible assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Debt:

Long-term debt was as follows at December 31:

(Millions)	2006	2005
Issued by ALLTEL Corporation:
Equity unit senior notes, 4.656%, due 2007 (a)	$35.6	$1,385.0
Commercial paper borrowings (a)	—	1,000.0
Debentures and notes, without collateral:
7.00%, due 2012	800.0	800.0
6.50%, due 2013	200.0	200.0
7.00%, due 2016	300.0	300.0
6.80%, due 2029	300.0	300.0
7.875%, due 2032	700.0	700.0
Collateralized note, 10.00%, due 2010	0.2	0.3
Industrial revenue bonds, 5.28% and 4.11%, due 2008	1.3	1.9
Issued by subsidiaries of ALLTEL Corporation:
Debentures and notes, without collateral:
ALLTEL Communications Inc. – 9.00%, due 2006	—	182.2
ALLTEL Communications Inc. – 6.65%, due 2008 (a) (b)	39.0	100.0
ALLTEL Communications Inc. – 7.60%, due 2009 (a) (b)	53.0	200.0
ALLTEL Ohio Limited Partnership – 8.00%, due 2010 (a) (b)	297.3	425.0
Western Wireless LLC – 4.625% convertible notes, due 2023 (b) (c)	2.0	115.0
Other subsidiaries – 4.50%, due 2006	—	0.1
Market value of interest rate swaps	14.9	28.6
Discount on long-term debt	(9.6)	(11.0)

	2,733.7	5,727.1
Less current maturities	(36.3)	(183.0)

Total long-term debt	$2,697.4	$5,544.1

Weighted rate	7.3%	6.2%
Weighted maturity	13 years	7 years

Notes:

(a)	Through the completion of a debt exchange and cash tender offer in the third quarter of 2006, Alltel repaid $1.0 billion of commercial paper borrowings and retired $1,349.4 million of the outstanding equity unit notes, $61.0 million of the 6.65 percent notes due 2008, $147.0 million of the 7.60 percent notes due 2009 and $127.7 million of the 8.00 percent notes due 2010. (See Note 12).
(b)	Repayment of subsidiary’s debt obligation guaranteed by ALLTEL Corporation.
(c)	During 2006, an aggregate principal amount of $113.0 million of the notes were converted into cash and shares of Alltel common stock.

Commercial Paper – The Company has established a commercial paper program with a maximum borrowing capacity of $1.5 billion. Commercial paper borrowings consist of discounted notes that are exempt from registration under the Securities Act of 1933. Commercial paper borrowings are classified as long-term debt, because borrowings under this program are intended to be maintained on a long-term basis and are supported by the revolving credit agreement.

Revolving Credit Agreement – Alltel has a five-year $1.5 billion unsecured line of credit under a revolving credit agreement with an expiration date of July 28, 2009. Commercial paper borrowings are deducted in determining the total amount available for borrowing under the $1.5 billion revolving credit agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Debt, Continued:

Accordingly, the total amount outstanding under the commercial paper program and the indebtedness incurred under the revolving credit agreement may not exceed $1.5 billion. At December 31, 2006, the amount available for borrowing under the revolving credit agreement was $1.5 billion. The revolving credit agreement contains various covenants and restrictions including a requirement that, at the end of each calendar quarter, Alltel maintain a total debt-to-capitalization ratio of less than 65 percent. For purposes of calculating this ratio under the agreement, total debt would include amounts classified as long-term debt (excluding mark-to-market adjustments for interest rate swaps), current maturities of long-term debt outstanding, short-term debt and any letters of credit or other guarantee obligations. As of December 31, 2006, Alltel’s long-term debt to capitalization ratio was 17.9 percent. In addition, the indentures and borrowing agreements, as amended, provide, among other things, for various restrictions on the payment of dividends by the Company. Retained earnings unrestricted as to the payment of dividends by the Company amounted to $7,659.4 million at December 31, 2006.

Equity Units – During 2002, the Company issued and sold 27.7 million equity units in an underwritten public offering and received net proceeds of $1.34 billion. Each equity unit consisted of a corporate unit, with a $50 stated amount, comprised of a purchase contract and a $50 principal amount senior note. The purchase contract obligated the holder to purchase, and obligated Alltel to sell, on May 17, 2005, a variable number of newly-issued common shares of Alltel common stock for $50. Upon settlement of the purchase contract obligation, Alltel received cash proceeds of approximately $1,385.0 million and delivered approximately 24.5 million shares of Alltel common stock in the aggregate to the holders of the equity units. The proceeds from the stock issuance were utilized to finance certain obligations associated with Alltel’s merger with Western Wireless, as further discussed in Note 3. The $50 principal amount senior notes are payable on May 17, 2007 and accrued interest through February 17, 2005 at an initial annual rate of 6.25 percent. On February 17, 2005, Alltel completed a remarketing of the senior notes that reset the annual interest rate on the notes to 4.656 percent for periods subsequent to February 17, 2005.

Interest expense was as follows for the years ended December 31:

(Millions)	2006	2005	2004
Interest expense related to long-term debt	$298.8	$351.5	$386.5
Other interest	—	0.1	0.6
Effects of interest rate swaps	(3.2)	(20.5)	(40.2)
Less capitalized interest	(13.1)	(16.6)	(13.8)

	$282.5	$314.5	$333.1

Maturities of long-term debt outstanding as of December 31, 2006 were as follows:

Year	(Millions)
2007	$36.3
2008	39.7
2009	53.0
2010	297.4
2011	—
Thereafter	2,302.0

Total	$2,728.4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Financial Instruments and Investments:

The carrying amount of cash and short-term investments, accounts receivable and trade accounts payable was estimated by management to approximate carrying value due to the relatively short period of time to maturity for those instruments. The fair values of the Company’s investments, long-term debt, redeemable preferred stock, foreign currency forward exchange contracts and interest rate swaps were as follows at December 31:

(Millions)	2006		2005
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Investments	$368.9	$368.9	$356.4	$356.4
Long-term debt, including current maturities	$2,764.7	$2,733.7	$6,299.8	$5,727.1
Redeemable preferred stock	$10.8	$0.7	$9.6	$0.8
Foreign currency forward exchange contracts	$—	$—	$25.0	$25.0
Interest rate swaps	$14.9	$14.9	$28.6	$28.6

The fair value of investments was based on quoted market prices and the carrying value of investments for which there were no quoted market prices. The fair value of long-term debt, including current maturities, was estimated based on the overall weighted rates and maturities of the Company’s long-term debt compared to rates and terms currently available in the long-term financing markets. The fair value of the redeemable preferred stock was estimated based on the conversion of the Series D convertible redeemable preferred stock to common stock of the Company. Fair values of the foreign currency forward exchange contracts and interest rate swaps were based on quoted market prices. There was no impact to earnings due to hedge ineffectiveness for either the foreign currency forward exchange contracts or interest rate swap agreements.

7. Supplemental Cash Flow Information From Continuing Operations:

Supplemental cash flow information from continuing operations was as follows for the years ended December 31:

(Millions)	2006	2005	2004
Interest paid, net of amounts capitalized	$287.7	$357.1	$359.8
Income taxes paid	$949.0	$562.2	$98.0
Non-cash investing and financing activities:
Change in fair value of investments in equity securities	$23.4	$(126.7)	$116.9
Change in fair value of foreign currency exchange contracts	$—	$25.0	$—
Change in fair value of interest rate swaps	$(13.7)	$(37.5)	$(12.6)

8. Stock-Based Compensation Plans:

Under the Company’s stock-based compensation plans, Alltel may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, and other equity securities to officers and other management employees. The maximum number of shares of the Company’s common stock that may be issued to officers and other management employees under all stock compensation plans in effect at December 31, 2006 was 29.3 million shares.

Stock Options – Fixed stock options granted under the stock-based compensation plans generally become exercisable over a period of one to five years after the date of grant. Under Alltel’s stock option plan for non-employee directors (the “Directors’ Plan”), the Company grants fixed, non-qualified stock options to directors for up to 1.0 million shares of common stock. Under the Directors’ Plan, as amended for the spin-off of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Stock-Based Compensation Plans, Continued:

the wireline business, directors receive a one-time option grant to purchase 12,000 shares of common stock when they join the Board. Directors are also granted each year, on the date of the annual meeting of stockholders, an option to purchase a specified number of shares of common stock (currently 7,800 shares). Options granted under the Directors’ Plan become exercisable the day immediately preceding the date of the first annual meeting of stockholders following the date of grant. For all plans, the exercise price of the option equals the market value of Alltel’s common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years. The Company’s practice has been to issue new shares of common stock upon the exercise of stock options.

As a result of the spin-off, the number of shares underlying outstanding stock options and the related per share exercise price held by employees and directors remaining with Alltel and stock options held by employees of Windstream that were vested as of the spin-off date were adjusted pursuant to the terms of the applicable Alltel equity incentive plans in order to account for the change in the market value of Alltel’s common stock resulting from the distribution by multiplying the number of shares subject to such options by 1.221808 and dividing the exercise price by that same amount. Because the adjustment to the number of shares and exercise prices maintained both the aggregate fair market value of stock underlying the stock options and the relationship between the per share exercise price and the related per share market value both before and after consummation of the spin-off, no additional compensation expense resulting from the modification of the stock option awards was recognized. Unvested stock options held by employees of Windstream were cancelled.

The weighted average fair value of stock options granted during the year ended December 31, 2006 adjusted to reflect the effects of the spin-off discussed above was $15.18 per share using the Black-Scholes option-pricing model and the following weighted average assumptions:

Expected life	5.9 years
Expected volatility	22.9%
Dividend yield	0.8%
Risk-free interest rate	4.5%

The expected life assumption was determined based on the Company’s historical stock option exercise experience using a rolling 10-year average for three separate groups of employees that exhibited similar historical exercise behavior. Alltel believes that its historical experience is the best estimate of future exercise patterns currently available. The expected volatility assumption was based on a combination of the implied volatility derived from publicly traded options to purchase Alltel common stock and the Company’s historical common stock volatility. Implied volatility was derived from two-year traded options, while historical volatility was calculated using the weighted average of historical daily price changes of the Company’s common stock over the most recent period equal to the expected life of the stock option on the date of grant. Alltel believes that estimating expected volatility based on a combination of implied and historical volatility is more representative of future stock price trends than using historical volatility alone.

The expected dividend yield was based on the Company’s approved annual dividend rate in effect at the date of grant adjusted to reflect the expected reduction in Alltel’s dividend rate from $1.54 to $.50 per share following the completion of the spin-off of the Company’s wireline operations to Alltel’s shareholders (see Note 14). Future increases to the dividend rate were not included in the development of the dividend yield assumption because Alltel’s board of directors has not approved any increase to the dividend rate following completion of the spin-off.

The risk-free interest rate was determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the stock options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Stock-Based Compensation Plans, Continued:

The weighted average fair value of stock options granted during the years ended December 31, 2005 and 2004 were $13.30 and $13.52 per share, respectively, using the Black-Scholes option-pricing model and the following weighted average assumptions:

	2005	2004
Expected life	5.0 years	4.9 years
Expected volatility	27.4%	30.7%
Dividend yield	2.7%	2.9%
Risk-free interest rate	3.7%	3.2%

Set forth below is certain information related to stock options outstanding under Alltel’s stock-based compensation plans:

	(Thousands) Number of Shares	Weighted Average Price Per Share
Outstanding at January 1, 2004	15,912.3	$55.32
Granted	1,351.3	50.78
Exercised	(690.3)	38.57
Forfeited	(651.0)	57.86

Outstanding at December 31, 2004	15,922.3	$55.56
Granted	1,409.3	55.53
Converted from Western Wireless due to merger	2,889.5	28.61
Exercised	(2,321.2)	33.90
Forfeited	(576.6)	56.72
Expired	(6.8)	8.92

Outstanding at December 31, 2005	17,316.5	$53.94
Granted	1,357.1	63.25
Exercised	(2,207.8)	40.12
Forfeited	(96.0)	58.93
Expired	(13.8)	31.83

Outstanding immediately prior to the spin-off	16,356.0	56.57
Adjustment in shares resulting from spin-off	3,631.0	—
Granted	10.0	57.46
Exercised	(2,928.3)	44.74
Forfeited	(892.5)	42.69

Outstanding at December 31, 2006	16,176.2	$46.78

Exercisable at end of period	11,784.3	$47.11

The total intrinsic value of stock options exercised during the year ended December 31, 2006 was $86.0 million, and Alltel received $217.9 million in cash from the exercise of stock options. The actual tax benefit realized for the tax deductions from exercise of the share-based payment arrangements totaled $30.5 million in 2006. The total intrinsic value of stock options outstanding as of December 31, 2006 was $221.6 million, while the total intrinsic value of stock options exercisable as of December 31, 2006 was $157.5 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Stock-Based Compensation Plans, Continued:

The following is a summary of stock options outstanding and exercisable as of December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	(Thousands) Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	(Thousands) Number of Shares	Weighted Average Exercise Price Per Share
$ 6.20 - $12.04	64.9	4.5 years	$7.50	37.8	$8.44
$21.78 - $28.23	1,574.8	1.0 years	27.93	1,526.1	27.98
$35.29 - $41.15	2,244.1	6.1 years	39.93	1,206.9	39.80
$41.58 - $47.84	4,027.1	6.2 years	44.90	2,405.3	44.94
$50.79 - $55.85	8,082.4	4.5 years	53.33	6,435.3	53.73
$57.46 - $59.84	182.9	3.0 years	59.18	172.9	59.28

	16,176.2	4.8 years	$46.78	11,784.3	$47.11

Non-vested stock options as of December 31, 2006 and changes during the year then ended adjusted to reflect the effects of the spin-off discussed above were as follows:

	(Thousands) Number of Shares	Weighted Average Price Per Share
Non-vested at December 31, 2005	5,051.4	$51.94
Granted	1,357.1	63.25
Vested	(2,068.9)	52.40
Forfeited	(38.5)	52.80

Non-vested immediately prior to the spin-off	4,301.1	55.28
Adjustment in shares resulting from spin-off	954.9	—
Granted	10.0	57.46
Vested	(14.5)	22.50
Forfeited	(859.6)	42.40

Non-vested at December 31, 2006	4,391.9	$45.89

At December 31, 2006, the total unamortized compensation cost for non-vested stock option awards amounted to $32.4 million and is expected to be recognized over a weighted average period of 3.3 years. Unrecognized compensation expense for stock options was included in additional paid-in capital in the accompanying consolidated balance sheet and statement of shareholders’ equity.

Restricted Stock – During 2006, 2005 and 2004, Alltel granted to certain senior management employees and non-employee directors restricted stock awards which had an aggregate fair value on the date of grant of $18.6 million, $11.1 million and $8.5 million, respectively. The cost of the restricted stock awards is determined based on the fair market value of the shares at the date of grant reduced by the $1.00 par value per share charged to the employee and is expensed ratably over the vesting period. The restricted shares granted to employees in 2006 vest in equal increments over a three-year period following the date of grant, except for awards representing 96,000 shares, which vest in increments of 40%, 30% and 30% over a five-year period beginning three years after the date of grant. The restricted shares granted to employees in 2005 vest three years from the date of grant, except that one-third of the restricted shares may vest after each of the first two-year anniversaries from the grant date if Alltel achieves a certain targeted total stockholder return compared to its peer group during the three-year

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Stock-Based Compensation Plans, Continued:

period preceding each of those two years. The restricted shares granted to employees in 2004 vest in equal increments over a three-year period following the date of grant. Restricted shares granted to non-employee directors vest one year from the date of grant.

Alltel restricted stock awarded pursuant to Alltel’s equity incentive plans and held by employees and directors at the time of the spin-off of the wireline business continued to represent shares of Alltel common stock. In addition, the holders of these restricted shares received approximately 1.034 shares of Windstream restricted stock for each share of restricted Alltel common stock held. The Windstream restricted shares received by Alltel employees became fully vested on August 3, 2006. Compensation expense resulting from the accelerated vesting of the Windstream restricted stock totaled $3.6 million.

As of the spin-off date, employees of the wireline business who transferred to Windstream held 58,884 shares of unvested Alltel restricted stock, which also became fully vested on August 3, 2006. The incremental expense resulting from the accelerated vesting of these restricted stock awards was not material and has been included in discontinued operations.

Non-vested restricted stock activity for the year ended December 31, 2006 was as follows:

	Number of Shares	Weighted Average Fair Value Per Share
Non-vested at December 31, 2005	302,530	$52.52
Granted	303,083	61.34
Vested	(111,811)	50.87
Forfeited	(6,250)	53.26

Non-vested at December 31, 2006	487,552	$58.37

At December 31, 2006, unrecognized compensation expense for the restricted shares amounted to $12.6 million and is expected to be recognized over a weighted average period of 2.1 years. Unrecognized compensation expense for the non-vested restricted shares was included in additional paid-in capital in the accompanying consolidated balance sheet and statement of shareholders’ equity.

9. Employee Benefit Plans and Postretirement Benefits Other Than Pensions:

The Company maintains a qualified defined benefit pension plan, which covers substantially all employees. In December 2005, the qualified defined benefit pension plan was amended such that future benefit accruals for all eligible non-bargaining employees ceased as of December 31, 2005 (December 31, 2010 for employees who had attained age 40 with two years of service as of December 31, 2005). The Company also maintains a supplemental executive retirement plan that provides unfunded, non-qualified supplemental retirement benefits to a select group of management employees. In addition, Alltel has entered into individual retirement agreements with certain retired executives providing for unfunded supplemental pension benefits. The Company provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in the cost of these benefits. Alltel funds the accrued costs of these plans as benefits are paid.

Effective December 31, 2006, as required, Alltel adopted the recognition and disclosure provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires Alltel to recognize the overfunded or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Employee Benefit Plans and Postretirement Benefits Other Than Pensions, Continued:

underfunded status of its defined benefit pension and other postretirement benefit plans as either an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur as a component of comprehensive income. Additional minimum pension liabilities and related intangible assets are derecognized upon adoption of the new standard. SFAS No. 158 also requires an employer to measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year. Prior to the effective date of SFAS No. 158, the Company’s practice had been to use a measurement date of December 31 for all of its employee benefit plans. The following table summarizes the required changes in the additional minimum pension liabilities prior to the adoption of SFAS No. 158 and the incremental effects of initially applying SFAS No. 158 to individual lines items within Alltel’s consolidated balance sheet as of December 31, 2006:

(Millions)	Before Application of SFAS No. 158	Additional Minimum Pension Liabilities	SFAS No .158 Adjustments	After Application of SFAS No. 158
Other assets—prepaid pension benefit cost	$44.3	$—	$(24.0)	$20.3
Other assets—intangible asset prepaid pension benefit cost	$—	$5.8	$(5.8)	$—
Other current liabilities	$152.9	$—	$3.6	$156.5
Deferred income taxes	$1,127.3	$—	$(17.8)	$1,109.5
Noncurrent liabilities for unfunded pension benefits	$48.0	$5.8	$9.0	$62.8
Noncurrent liabilities for other postretirement benefits	$3.9	$—	$3.4	$7.3
Total liabilities	$5,677.8	$5.8	$(1.8)	$5,681.8
Accumulated other comprehensive income	$37.5	$—	$(28.0)	$9.5
Total shareholders’ equity	$12,689.9	$—	$(28.0)	$12,661.9

The components of pension expense, including provision for executive retirement agreements, and postretirement expense were as follows for the years ended December 31:

	Pension Benefits			Postretirement Benefits
(Millions)	2006	2005	2004	2006	2005	2004
Benefits earned during the year	$16.4	$36.2	$30.5	$0.3	$0.5	$0.5
Interest cost on benefit obligation	35.2	56.3	51.9	6.9	14.0	16.5
Amortization of transition obligation	—	—	—	0.4	0.8	0.9
Amortization of prior service cost	1.0	0.5	0.2	0.9	1.8	1.6
Recognized net actuarial loss	17.2	30.5	19.9	3.2	6.8	9.3
Special termination benefits	9.1	—	—	—	—	—
Losses from plan settlements and curtailments	3.6	2.5	—	—	—	—
Effects of Medicare subsidy	—	—	—	—	—	(2.9)
Expected return on plan assets	(48.6)	(82.9)	(70.5)	—	—	—

Total net periodic benefit expense	$33.9	$43.1	$32.0	$11.7	$23.9	$25.9

Because Alltel initially applied the recognition provisions of SFAS No. 158 as of December 31, 2006, there were no other changes in plan assets and benefit obligations recognized in other comprehensive income for the year ended December 31, 2006. Of the total pension expense presented in the table above, amounts allocated to discontinued operations totaled $20.0 million in 2006, compared to $15.1 million in 2005 and $11.3 million in 2004. Similarly, of the total postretirement expense presented in the table above, amounts allocated to discontinued operations totaled $10.3 million in 2006, compared to $16.7 million in 2005 and $14.5 million in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Employee Benefit Plans and Postretirement Benefits Other Than Pensions, Continued:

2004. As further discussed in Note 14, on July 17, 2006, Alltel completed the spin-off of its wireline telecommunications business to its stockholders and merger of that wireline business with Valor. Two former executive officers of Alltel, who were eligible to receive supplemental retirement benefits payable under the supplemental executive retirement plan, joined Windstream. As a result, the supplemental executive retirement plan was amended to provide for the immediate pay out of the accrued supplemental retirement benefits earned by the two executives at the time the spin-off was consummated. The special termination benefits paid to the two executives and the corresponding settlement and curtailment losses have been included in the amount of pension expense allocated to discontinued operations in 2006.

In connection with the spin-off, Alltel re-measured its pension and postretirement obligations as of July 1, 2006 in order to determine the portion of its defined benefit pension and postretirement plans attributable to the active and retired employees of the wireline business who transferred to Windstream and to calculate the Company’s net periodic benefit cost for the second half of 2006. The amount of pension plan assets and accumulated benefit obligations transferred to Windstream was determined by an independent actuary and totaled $851.2 million and $790.9 million, respectively. The assumptions used to estimate the accumulated benefit obligation were as follows: (1) discount rate of 6.3 percent, (2) long-term rate of return on plan assets of 8.5 percent and (3) rate of future compensation increases of 3.5 percent. Alltel also transferred to Windstream the portion of the Alltel postretirement benefit plan which represented the accumulated benefit obligation attributable to the active and retired employees of the wireline business who transferred to Windstream. The amount of the accumulated benefit obligation transferred to Windstream was determined by an independent actuary and totaled $222.5 million. The assumed discount rate used to estimate the accumulated benefit obligation was 6.3 percent.

As a component of determining its annual pension cost, Alltel amortizes unrecognized gains or losses that exceed 17.5 percent of the greater of the projected benefit obligation or market-related value of plan assets on a straight-line basis over five years. Unrecognized actuarial gains and losses below the 17.5 percent corridor are amortized over the average remaining service life of active employees (approximately 14 years).

Actuarial assumptions used to calculate the net periodic benefit expense were as follows for the years ended December 31:

	Pension Benefits				Postretirement Benefits
	2006		2005	2004	2006		2005	2004
Discount rate	6.12	%(a)	6.00%	6.40%	6.02	%(b)	6.00%	6.40%
Expected return on plan assets	8.50%		8.50%	8.50%	—		—	—
Rate of compensation increase	3.50%		3.50%	3.50%	—		—	—

(a)	Reflects weighted average discount rate. Expense for the period January 1, 2006 to June 30, 2006 calculated using discount rate of 5.80%. Expense for the period July 1, 2006 to December 31, 2006 calculated using discount rate of 6.43%.
(b)	Reflects weighted average discount rate. Expense for the period January 1, 2006 to June 30, 2006 calculated using discount rate of 5.70%. Expense for the period July 1, 2006 to December 31, 2006 calculated using discount rate of 6.33%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Employee Benefit Plans and Postretirement Benefits Other Than Pensions, Continued:

A summary of plan assets, projected benefit obligation and funded status of the plans were as follows at December 31:

	Pension Benefits		Postretirement Benefits
(Millions)	2006	2005	2006	2005
Fair value of plan assets at beginning of year	$1,013.1	$1,001.2	$—	$—
Employer contributions	20.2	5.2	6.9	15.6
Participant contributions	—	—	3.7	5.2
Transfer to Windstream due to spin-off of wireline business	(851.2)	—	—	—
Settlements	(16.9)	—	—	—
Actual return on plan assets	38.2	66.8	—	—
Benefits paid	(31.8)	(60.1)	(10.6)	(20.8)

Fair value of plan assets at end of year	171.6	1,013.1	—	—

Projected benefit obligation at beginning of year	1,055.9	1,002.9	243.0	242.1
Benefits earned	16.4	36.2	0.3	0.5
Interest cost on projected benefit obligation	35.2	56.3	6.9	14.0
Special termination benefits	9.1	—	—	—
Participant contributions	—	—	3.7	5.2
Plan amendments	3.2	4.0	—	—
Plan settlements and curtailments	(16.9)	(41.3)	—	—
Transfer to Windstream due to spin-off of wireline business	(790.9)	—	(222.5)	—
Effect of Medicare subsidy	—	—	1.4	—
Actuarial (gain) loss	(62.7)	57.9	(14.7)	2.0
Benefits paid	(31.8)	(60.1)	(10.6)	(20.8)

Projected benefit obligation at end of year	217.5	1,055.9	7.5	243.0

Funded status—plan assets less than projected benefit obligation	(45.9)	(42.8)	(7.5)	(243.0)
Unrecognized actuarial loss	—	234.5	—	87.4
Unrecognized prior service cost	—	5.7	—	13.6
Unrecognized net transition obligation	—	—	—	5.8

Net amount recognized	$(45.9)	$197.4	$(7.5)	$(136.2)

Amounts recognized in the consolidated balance sheet:
Noncurrent assets	$20.3	$249.5	$—	$—
Current liabilities	(3.4)	—	(0.2)	—
Noncurrent liabilities	(62.8)	(52.1)	(7.3)	(136.2)

	$(45.9)	$197.4	$(7.5)	$(136.2)

Amounts recognized in accumulated other comprehensive income (loss):
Transition obligation	$—	$—	$(0.1)	$—
Prior service cost	(7.6)	—	(0.1)	—
Net actuarial loss	(34.6)	—	(3.4)	—

	$(42.2)	$—	$(3.6)	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Employee Benefit Plans and Postretirement Benefits Other Than Pensions, Continued:

Employer contributions and benefits paid in the above table included amounts contributed directly to or paid directly from both the retirement plans and from Company assets.

The estimated net actuarial loss and prior service cost for the defined benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2007 are $4.7 million and $1.0 million, respectively. The estimated net actuarial loss for the other postretirement benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2007 is $0.3 million. Amortization of the prior service cost and transition obligation from accumulated other comprehensive income into net periodic benefit cost for the other postretirement benefit plan are both estimated to be less than $0.1 million in 2007.

The total accumulated benefit obligation for all of the defined benefit pension plans was $201.7 million and $994.6 million at December 31, 2006 and 2005, respectively. For the supplemental retirement pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation and accumulated benefit obligation were $66.2 million and $55.8 million at December 31, 2006, respectively, and $64.3 million and $59.2 million at December 31, 2005, respectively. There are no assets held in these supplemental retirement pension plans, as the Company funds the accrued costs of the plans as benefits are paid.

Actuarial assumptions used to calculate the projected benefit obligations were as follows for the years ended December 31:

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Discount rate	5.94%	5.80%	5.91%	5.70%
Expected return on plan assets	8.50%	8.50%	—	—
Rate of compensation increase	3.50%	3.50%	—	—

In developing the expected long-term rate of return assumption, Alltel evaluated historical investment performance and input from its investment advisors. Projected returns by such advisors were based on broad equity and bond indices. The Company also considered the pension plan’s historical returns since 1975 of 11.0 percent. The expected long-term rate of return on qualified pension plan assets is based on a targeted asset allocation of 70 percent to equities, with an expected long-term rate of return of 10 percent, and 30 percent to fixed income assets, with an expected long-term rate of return of 5 percent.

The asset allocation at December 31, 2006 and 2005 and target allocation for 2007 for the Company’s qualified defined benefit pension plan by asset category were as follows:

	Target Allocation 2007	Percentage of Plan Assets At December 31:
Asset Category		2006	2005
Equity securities	62.5% – 77.5%	72.3%	71.6%
Fixed income securities	15.0% – 35.0%	25.3%	25.3%
Money market and other short-term interest bearing securities	0.0% – 7.5%	2.4%	3.1%

		100.0%	100.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Employee Benefit Plans and Postretirement Benefits Other Than Pensions, Continued:

None of the qualified pension plan assets are invested in Alltel common stock. The Company’s investment strategy is to maintain a diversified asset portfolio expected to provide long-term asset growth. Investments are generally restricted to marketable securities, with investments in real estate, venture capital, leveraged or other high-risk derivatives not permitted. Equity securities include stocks of both large and small capitalization domestic and international companies. Fixed income securities include securities issued by the U.S. Government and other governmental agencies, asset-backed securities and debt securities issued by domestic and international companies. Investments in money market and other short-term interest bearing securities are maintained to provide liquidity for benefit payments with protection of principal being the primary objective.

Information regarding the healthcare cost trend rate was as follows for the years ended December 31:

	2006	2005	2004
Healthcare cost trend rate assumed for next year	9.00%	10.00%	10.00%
Rate that the cost trend rate ultimately declines to	5.00%	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain at	2013	2011	2010

10. Integration Expenses, Restructuring and Other Charges:

For the year ended December 31, 2006, a one percent increase in the assumed healthcare cost trend rate would increase both the postretirement benefit cost and benefit obligation by approximately $0.7 million, while a one percent decrease in the rate would reduce both the postretirement benefit cost and benefit obligation by approximately $0.6 million.

Estimated future employer contributions and benefit payments were as follows as of December 31, 2006:

(Millions)	Pension Benefits	Postretirement Benefits
Expected employer contributions for 2007	$3.4	$0.2
Expected benefit payments:
2007	$6.3	$0.2
2008	6.7	0.2
2009	7.1	0.3
2010	7.7	0.3
2011	8.3	0.3
2012 – 2016	58.1	1.8

The expected employer contribution for pension benefits consists solely of amounts necessary to fund the expected benefit payments related to the unfunded supplemental retirement pension plans. Alltel does not expect that any contribution to the qualified defined pension plan calculated in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 will be required in 2007. Future discretionary contributions to the plan will depend on various factors, including future investment performance, changes in future discount rates and changes in the demographics of the population participating in Alltel’s qualified pension plan. Expected benefit payments include amounts to be paid from the plans or directly from Company assets, and exclude amounts that will be funded by participant contributions to the plans.

Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the “Act”) beginning in 2006, the Act provides a prescription drug benefit under Medicare Part D, as well as a federal subsidy to plan sponsors of retiree healthcare plans that provide a prescription drug benefit to their participants that is at least actuarially equivalent to the benefit that is available under Medicare. The amount of the federal subsidy is based on a percentage of an individual beneficiary’s annual eligible prescription drug costs. Alltel determined that a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Integration Expenses, Restructuring and Other Charges, Continued:

substantial portion of the prescription drug benefits provided under its postretirement benefit plan are actuarially equivalent to the benefits provided under Medicare Part D. Effective July 1, 2004, Alltel prospectively adopted the provisions of FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” and re-measured its accumulated postretirement benefit obligation as of that date to account for the federal subsidy, the effects of which resulted in an $18.3 million reduction in the Company’s accumulated postretirement benefit obligation and a $2.9 million reduction in the Company’s 2004 postretirement expense. In January 2005, the Department of Health and Human Services issued final federal regulations related to the federal subsidy. These final rules did not have a material effect on Alltel’s benefit costs or accumulated postretirement benefit obligation. Primarily due to the significant reduction in its benefit obligation following the wireline spin-off, Alltel has elected to no longer apply for and receive the federal subsidy available under the Act. The accounting effects of this election resulted in an increase in the Company’s accumulated postretirement benefit obligation of $1.4 million in 2006.

Alltel has a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees. The amount of profit-sharing contributions to the plan is determined annually by Alltel’s Board of Directors. Profit-sharing expense amounted to $13.5 million in 2006, $23.1 million in 2005 and $21.3 million in 2004. Of the total profit-sharing expense recorded, amounts allocated to discontinued operations totaled $2.6 million in 2006, compared to $4.4 million in 2005 and $3.9 million in 2004. The Company also sponsors an employee savings plan under section 401(k) of the Internal Revenue Code, which covers substantially all full-time employees. Employees may elect to contribute to the plan a portion of their eligible pretax compensation up to certain limits as specified by the plan. Prior to January 1, 2006, Alltel made annual contributions to the plan. Effective January 1, 2006, the plan was amended to provide for an employer matching contribution of up to 4 percent of a participant’s pretax contributions to the plan. Expense recorded by Alltel related to these plans amounted to $21.6 million in 2006, $7.0 million in 2005 and $7.1 million in 2004. Of the total expense recorded, amounts allocated to discontinued operations totaled $4.3 million in 2006, compared to $1.3 million in both 2005 and 2004.

Integration expenses, restructuring and other charges recorded during the year ended December 31, 2006 were as follows:

(Millions)
Rebranding and signage costs	$9.3
Computer system conversion and other integration expenses	4.4

Total integration expenses, restructuring and other charges	$13.7

During the fourth quarter of 2006, Alltel incurred $2.9 million of integration expenses related to its recent purchase of Midwest Wireless completed on October 3, 2006 and its acquisitions of wireless properties in Illinois, Texas and Virginia completed during the second quarter of 2006. These expenses consisted of branding and signage costs of $1.0 million and computer system conversion and other integration expenses of $1.9 million. In the first quarter of 2006, the Company incurred $10.8 million of integration expenses related to its acquisition of Western Wireless. These expenses consisted of $8.3 million of rebranding and signage costs and $2.5 million of system conversion and other integration costs. The system conversion and other integration expenses included internal payroll and employee benefit costs, contracted services, relocation expenses and other programming costs incurred in converting Western Wireless’ customer billing and operational support systems to Alltel’s internal systems, a process which was completed during March 2006. The integration expenses, restructuring and other charges decreased net income $8.4 million in 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Integration Expenses, Restructuring and Other Charges, Continued:

Integration expenses, restructuring and other charges recorded during the year ended December 31, 2005 were as follows:

(Millions)
Computer system conversion and other integration expenses	$22.3
Relocation costs	0.7

Total integration expenses, restructuring and other charges	$23.0

In connection with the exchange of wireless assets with Cingular and purchase of wireless properties in Alabama and Georgia, the Company incurred $18.5 million of integration expenses, primarily consisting of handset subsidies incurred to migrate the acquired customer base to CDMA handsets. Alltel also incurred $4.5 million of integration expenses related to its acquisition of Western Wireless, primarily consisting of computer system conversion and other integration costs. These expenses included internal payroll and employee benefit costs, contracted services, relocation expenses and other programming costs incurred in converting Western Wireless’ customer billing and operational support systems to Alltel’s internal systems, a process which was completed during the first quarter of 2006, as discussed above. Of the total integration expenses recorded, $14.3 million were incurred in the third quarter of 2005 and $8.7 million were incurred in the fourth quarter of 2005. The integration expenses, restructuring and other charges decreased net income $14.0 million in 2005.

Integration expenses, restructuring and other charges recorded during the year ended December 31, 2004 were as follows:

(Millions)
Severance and employee benefit costs	$10.9
Relocation costs	2.8
Lease termination and other exit costs	0.8
Write-down in the carrying value of certain facilities	24.8

Total integration expenses, restructuring and other charges	$39.3

In 2004, Alltel reorganized its operations and support teams. In connection with these activities, the Company recorded a restructuring charge of $14.5 million consisting of $10.9 million in severance and employee benefit costs related to a planned workforce reduction, $2.8 million of employee relocation expenses and $0.8 million in lease termination and other exit costs. The severance and employee benefit costs included a $1.2 million payment to a former employee of the Company’s sold financial services division that became payable in the first quarter of 2004 pursuant to the terms of a change in control agreement between the employee and Alltel. As of December 31, 2004, the Company had paid $14.1 million in severance and employee-related expenses, and all of the employee reductions and relocations had been completed. During 2004, Alltel also recorded a write-down in the carrying value of certain corporate and regional facilities to fair value in conjunction with the 2004 organizational changes and the 2003 sale of the Company’s financial services division to Fidelity National. The integration expenses, restructuring and other charges decreased net income $24.0 million in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Integration Expenses, Restructuring and Other Charges, Continued:

The following is a summary of activity related to the liabilities associated with the Company’s integration expenses, restructuring and other charges at December 31:

(Millions)	2006	2005
Balance, beginning of year	$0.2	$0.7
Integration expenses, restructuring and other charges	13.7	23.0
Non-cash write-down of assets	—	(15.0)
Cash outlays	(13.8)	(8.5)

Balance, end of year	$0.1	$0.2

As of December 31, 2006, the remaining unpaid liability related to the Company’s restructuring activities consisted of lease and contract termination costs and is included in other current liabilities in the accompanying consolidated balance sheets.

11. Investments—Special Cash Dividend:

On March 28, 2005, Alltel received a special $10 per share cash dividend from Fidelity National totaling $111.0 million, related to the shares of Fidelity National common stock received as partial consideration for the sale of Alltel’s financial services business to Fidelity National on April 1, 2003. As further discussed in Note 12, on April 6, 2005, Alltel completed the sale of all of its shares of Fidelity National common stock. The effect of the special dividend is included in other income, net in the accompanying consolidated statement of income for the year ended December 31, 2005 and increased net income $69.8 million.

12. Gain on Disposal of Assets and Other:

On August 25, 2006, Alltel repurchased prior to maturity $1.0 billion of long-term debt, consisting of $664.3 million of 4.656 percent equity unit notes due 2007, $61.0 million of 6.65 percent unsecured notes due 2008, $147.0 million of 7.60 percent unsecured notes due 2009 and $127.7 million of 8.00 percent notes due 2010 pursuant to cash tender offers announced by Alltel on July 31, 2006. Concurrent with the debt repurchase, Alltel also terminated the related pay variable/receive fixed, interest rate swap agreement that had been designated as a fair value hedge against the 6.65 percent notes due 2008. In connection with the early termination of the debt and interest rate swap agreement, Alltel incurred net pretax termination fees of $23.0 million. Following the spin-off of the wireline business, Alltel completed a debt exchange with two investment banks. On July 17, 2006, Alltel transferred to the investment banks the Spinco debt securities received in the spin-off transaction in exchange for certain Alltel debt securities, consisting of $988.5 million of outstanding commercial paper borrowings and $685.1 million of 4.656 percent equity unit notes due 2007. In completing the tax-free debt exchange, Alltel incurred a loss of $27.5 million. These transactions decreased net income $38.8 million in 2006.

On November 10, 2005, federal legislation was enacted that included provisions to dissolve and liquidate the assets of the Rural Telephone Bank (“RTB”). In connection with the dissolution and liquidation, during April 2006, the RTB redeemed all outstanding shares of its Class C stock. As a result, the Company received liquidating cash distributions of $198.7 million in exchange for its $22.1 million investment in RTB Class C stock and recognized a pretax gain of $176.6 million. This transaction increased net income $107.6 million in 2006.

As previously discussed in Note 3, on April 15, 2005, Alltel and Cingular exchanged certain wireless assets. Primarily as a result of certain minority partners’ rights-of-first-refusal, three of the wireless partnership interests to be exchanged between Alltel and Cingular were not completed until July 29, 2005. As a result of completing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Gain on Disposal of Assets and Other, Continued:

the exchange transactions, Alltel recorded pretax gains of $127.5 million in the second quarter of 2005 and $30.5 million in the third quarter of 2005. On April 6, 2005, Alltel completed the sale of all of its shares of Fidelity National common stock for approximately $350.8 million and recognized a pretax gain of approximately $75.8 million. On April 8, 2005, Alltel redeemed all of the issued and outstanding 7.50 percent senior notes due March 1, 2006, representing an aggregate principal amount of $450.0 million. Concurrent with the debt redemption, Alltel also terminated the related pay variable/receive fixed, interest rate swap agreement that had been designated as a fair value hedge against the $450.0 million senior notes. In connection with the early termination of the debt and interest rate swap agreement, Alltel incurred net pretax termination fees of approximately $15.0 million. These transactions increased net income $136.7 million in 2005.

13. Income Taxes:

Income tax expense (benefit) was as follows for the years ended December 31:

(Millions)	2006	2005	2004
Current:
Federal	$280.6	$301.3	$(7.7)
State	77.6	24.3	(2.3)

	358.2	325.6	(10.0)

Deferred:
Federal	113.1	85.1	166.8
State	3.7	13.8	26.6

	116.8	98.9	193.4

	$475.0	$424.5	$183.4

Deferred income tax expense increased in 2006 primarily due to an increase in the amount of temporary differences recorded for depreciation expense in the financial statements and depreciation expense recorded for income tax purposes. Current income tax expense in 2005 reflected the significant increase from 2004 in income before taxes, reflecting the special dividend received on Alltel’s investment in Fidelity National common stock and gains realized from the exchange of wireless assets with Cingular and the sale of the Fidelity National common stock. (See Notes 11 and 12.) Current and deferred income tax expense in 2005 also reflected a reduction in the amount of the temporary differences recorded for depreciation expense for income tax purposes and depreciation expense recorded in the financial statements. Deferred income tax expense for all three years reflected the effects of no longer amortizing indefinite-lived intangible assets for financial statement purposes in accordance with SFAS No. 142. These intangible assets continue to be amortized for income tax purposes. Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows for the years ended December 31:

	2006	2005	2004
Statutory federal income tax rates	35.0%	35.0%	35.0%
Increase (decrease):
State income taxes, net of federal benefit	4.1	2.1	2.7
Adjustments to income tax liabilities including contingency reserves	(2.2)	(0.7)	(4.0)
Tax-exempt interest income	(1.2)	(0.3)	—
Non-deductible loss on debt exchange	0.7	—	—
Allowance of prior year loss on disposal of a subsidiary	—	—	(3.0)
Other items, net	0.2	0.5	0.1

Effective income tax rates	36.6%	36.6%	30.8%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Income Taxes, Continued:

As more fully discussed in Note 2, during the fourth quarter of 2006, Alltel entered into closing agreements with the IRS to settle all of its tax liabilities for the tax years 1997 through 2003. In conjunction with these settlements, the Company reassessed its remaining income tax liabilities including its contingency reserves related to those tax years, and recorded a reduction in its income tax liabilities to reflect the settlement of the IRS audits. The adjustments to the income tax liabilities resulted in a reduction in income tax expense associated with continuing operations of $29.9 million. During 2004, Alltel had previously adjusted its income tax contingency reserves to reflect proposed audit adjustments issued by the IRS related to the Company’s consolidated federal income tax returns for the fiscal years 1997 through 2001. With the exception of three issues which were pending at appeals and subsequently resolved as part of the 2006 closing agreements discussed above, Alltel had agreed with the proposed IRS findings. As a result of receiving the IRS proposed audit adjustments for the periods under examination, Alltel reassessed its income tax contingency reserves to reflect the IRS findings and recorded a reduction in income tax expense associated with continuing operations of $17.9 million. In 2004, the Company also reached an agreement with the IRS allowing for the deduction of a previously realized loss associated with Alltel’s 1997 disposition of a subsidiary.

The effective income tax rate in 2006 was adversely affected by the non-deductibility for both federal and state income tax purposes of the $27.5 million loss incurred by Alltel in connection with completing the debt exchange (see Note 12), partially offset by the favorable effects on income tax expense resulting from an increase in tax-exempt interest income compared to 2005. The state income tax rate in 2005 reflected the reversal of valuation allowances related to certain state net operating loss carryforwards.

Alltel remains subject to ongoing tax examinations and assessments in various jurisdictions. Alltel does not believe that the outcome of these examinations will have a material adverse effect on its consolidated results of operations, cash flows or financial position. As previously discussed, Alltel maintains income tax contingency reserves for potential assessments from the IRS or other taxing authorities. The reserves are determined based upon the Company’s best estimate of possible assessments by the IRS or other taxing authorities and are adjusted, from time to time, based upon changing facts and circumstances. Due to the expiration of the statute of limitations in the various taxing jurisdictions, Alltel will record, from time to time, a reduction in its income tax contingency reserves, and such adjustment could be material to the Company’s consolidated results of operations in the period the reduction is recorded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Income Taxes, Continued:

The significant components of the net deferred income tax liability were as follows at December 31:

(Millions)	2006	2005
Deferred tax assets:
Partnership investments	$(29.9)	$(29.4)
Deferred compensation	(32.4)	(32.6)
Operating loss carryforwards	(28.1)	(122.1)
Allowance for doubtful accounts	(8.1)	(20.2)
Pension and other employee benefits	(16.1)	—
Other	(37.0)	(48.1)

	(151.6)	(252.4)
Valuation allowance	18.8	14.2

Total deferred tax assets	(132.8)	(238.2)

Deferred tax liabilities:
Property, plant and equipment	398.6	468.9
Goodwill and other intangibles	740.9	660.0
International assets held for sale	—	484.4
Capitalized software development costs	33.3	26.1
Pension and other employee benefits	—	34.1
Unrealized holding gain on investments	32.2	24.1
Other	13.1	32.5

Total deferred tax liabilities	1,218.1	1,730.1

Net deferred income tax liability	$1,085.3	$1,491.9

Current deferred income tax liabilities	$—	$349.6
Noncurrent deferred income tax liabilities	1,109.5	1,142.3
Less current deferred income tax assets (included in Prepaid expenses and other)	(24.2)	—

Net deferred income tax liability	$1,085.3	$1,491.9

At December 31, 2006, Alltel had available federal net operating loss carryforwards of approximately $2.6 million which will expire in 2023. As of December 31, 2006 and 2005, the Company also had available tax benefits associated with state operating loss carryforwards of $25.5 million and $22.4 million, respectively, which expire annually in varying amounts to 2026. The Company establishes valuation allowances when necessary to reduce deferred tax assets to amounts expected to be realized. The valuation allowance relates to certain state operating loss carryforwards, which may expire and not be utilized. The valuation allowance increased by $4.6 million in 2006 and was reflected in income tax from continuing operations.

14. Discontinued Operations:

As previously discussed in Note 1, on July 17, 2006, Alltel completed the spin-off of the Company’s wireline telecommunications business. Pursuant to the plan of distribution and immediately prior to the effective time of the merger with Valor described below, Alltel contributed all of the assets of its wireline telecommunications business to ALLTEL Holding Corp. (“Alltel Holding” or “Spinco”), a wholly-owned subsidiary of the Company, in exchange for: (i) the issuance to Alltel of Spinco common stock that was

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Discontinued Operations, Continued:

distributed on a pro rata basis to Alltel’s stockholders as a tax-free stock dividend, (ii) the payment of a special dividend to Alltel in the amount of $2.3 billion and (iii) the distribution by Spinco to Alltel of certain Spinco debt securities, consisting of $1,746.0 million aggregate principal amount of 8.625 percent senior notes due 2016 (the “Spinco Securities”). The Spinco Securities were issued at a discount, and accordingly, at the date of distribution to Alltel, the Spinco Securities had a carrying value of $1,703.2 million (par value of $1,746.0 million less discount of $42.8 million). In connection with the spin-off, Alltel also transferred to Spinco $260.8 million of long-term debt that had been issued by the Company’s wireline subsidiaries.

As previously discussed in Note 12 above, on July 17, 2006, Alltel exchanged the Spinco Securities received in the spin-off transaction for certain of its outstanding debt securities. Immediately after the consummation of the spin-off, Alltel Holding merged with and into Valor, with Valor continuing as the surviving corporation. As a result of the merger, all of the issued and outstanding shares of Spinco common stock were converted into the right to receive an aggregate number of shares of common stock of Valor. Valor issued in the aggregate approximately 403 million shares of common stock to Alltel stockholders pursuant to the merger, or 1.0339267 shares of Valor common stock for each share of Spinco common stock outstanding as of the effective time of the merger. Upon completion of the merger, Alltel stockholders owned approximately 85 percent of the outstanding equity interests of the surviving corporation, which is named Windstream, and the stockholders of Valor owned the remaining 15 percent of such equity interests. In connection with the spin-off and merger of Alltel’s wireline business with Valor, Alltel incurred $25.7 million of incremental costs in 2006, primarily consisting of the $12.4 million of special termination benefits payable to the two executives and the corresponding settlement and curtailment losses previously discussed (see Note 9) and additional consulting and legal fees of $5.6 million. The remaining expenses included internal payroll and employee benefit costs, contracted services, relocation expenses and other costs incurred in preparation of separating the wireline operations from Alltel’s internal customer billing and operational support systems. The expenses incurred related to the spin-off transaction have been classified as discontinued operations. During 2006 and prior to the spin-off, Alltel transferred to Spinco certain assets and liabilities related to the operations of Spinco’s business that were previously utilized or incurred on a shared basis with Alltel’s wireless business. As previously discussed in Note 9, Alltel also transferred the portion of the Alltel defined pension and postretirement benefit plans attributable to the active and retired employees of the wireline business who transferred to Windstream. As a result, Alltel transferred property, plant and equipment (net book value of $103.4 million), additional pension assets ($110.3 million) and other postretirement liabilities ($14.9 million), along with the associated deferred income taxes ($51.7 million). Conversely, prior to the spin-off, Spinco transferred to Alltel certain income tax liabilities retained by Alltel pursuant to the distribution agreement in the amount of $41.4 million.

The distribution and related agreements with Windstream provide that Alltel and Windstream will provide each other with certain transition services for specified periods at negotiated prices. In addition, Alltel will provide Windstream with interconnection, transport and other specified services at negotiated rates. The agreements also provide for a settlement process, which could result in adjustments in future periods.

As a condition of receiving approval from the DOJ and the FCC for its October 3, 2006 acquisition of Midwest Wireless, on September 7, 2006, Alltel agreed to divest certain wireless operations in four rural markets in Minnesota. On December 13, 2006, Alltel announced a definitive agreement to sell these markets to Rural Cellular Corporation (“Rural Cellular”) for cash. The fair value of the net assets held for sale was based upon the expected proceeds to be received by Alltel from the disposition of these operations.

As discussed in Note 3, as a condition of receiving approval for the merger with Western Wireless from the DOJ and the FCC, Alltel agreed to divest certain wireless operations of Western Wireless in 16 markets in Arkansas, Kansas and Nebraska, as well as the Cellular One brand. On December 19, 2005, Alltel completed an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Discontinued Operations, Continued:

exchange of wireless properties with U.S. Cellular that included a substantial portion of the divestiture requirements related to the merger. In December 2005, Alltel sold the Cellular One brand and during the first quarter of 2006, Alltel completed the sale of the remaining market in Arkansas to Cingular. During 2005, Alltel completed the sales of Western Wireless’ international operations in Georgia, Ghana and Ireland for $570.3 million in cash. During the second quarter of 2006, Alltel completed the sales of Western Wireless’ international operations in Austria, Bolivia, Côte d’Ivoire, Haiti, and Slovenia for approximately $1.7 billion in cash. In connection with the sales of the international operations completed in the second quarter of 2006, Alltel recorded an after tax loss of $9.3 million. There was no gain or loss realized upon the sales of the international operations in Georgia, Ghana and Ireland and the domestic markets in Arkansas, Kansas and Nebraska.

As a result of the above transactions, the wireline telecommunications business, the acquired international operations and interests of Western Wireless and the domestic markets to be divested by Alltel have been classified as discontinued operations in the Company’s consolidated financial statements for all periods presented. Depreciation of long-lived assets related to the international operations and the domestic markets to be divested in Arkansas, Kansas and Nebraska was not recorded subsequent to the completion of the merger on August 1, 2005. Depreciation of long-lived assets and amortization of finite-lived intangible assets related to the four markets in Minnesota to be divested was not recorded subsequent to September 7, 2006, the date of Alltel’s agreement with the DOJ and FCC to divest these markets.

The following table includes certain summary income statement information related to the wireline telecommunications business, international operations and the domestic markets to be divested reflected as discontinued operations for the years ended December 31:

(Millions)	2006	2005	2004
Revenues and sales	$1,839.3	$3,369.8	$2,947.2
Operating expenses (a)	1,290.5	2,325.4	1,944.5

Operating income	548.8	1,044.4	1,002.7
Minority interest in consolidated entities	(6.0)	(5.9)	—
Other expense, net	0.9	11.6	13.2
Interest expense (b)	(9.1)	(19.4)	(19.4)
Loss on sale of discontinued operations	(14.8)	—	—

Income before income taxes	519.8	1,030.7	996.5
Income tax expense (c)	214.1	427.4	362.4

Income from discontinued operations	$305.7	$603.3	$634.1

Notes:

(a)	Excludes general corporate overhead expenses previously allocated to the wireline business in accordance with Emerging Issues Task Force Issue No. 87-24, “Allocation of Interest Expense to Discontinued Operations”. The amount of corporate overhead expenses added back to Alltel’s continuing operations totaled $7.0 million in 2006, $42.1 million in 2005 and $42.3 million in 2004. Operating expenses for 2006 included an impairment charge of $30.5 million to reflect the fair value less cost to sell of the four rural markets in Minnesota required to be divested, and resulted in the write-down in the carrying values of goodwill ($25.9 million) and customer list ($4.6 million) allocated to these markets.
(b)

Except for $260.8 million of long-term debt directly related to the wireline business that was transferred to Windstream and a $50.0 million credit facility agreement that was assumed by the buyer of the Bolivian operations, Alltel had no outstanding indebtedness directly related to the wireline

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Discontinued Operations, Continued:

business, the international operations or the domestic markets to be divested, and accordingly, no additional interest expense was allocated to discontinued operations for the periods presented.
(c)	Includes an income tax benefit recorded in 2006 due to the reversal of $7.6 million of income tax contingency reserves attributable to the spun-off wireline business and sold financial services division. Income tax expense for 2004 also includes an income tax benefit of $16.9 million due to the reversal of federal income tax contingency reserves attributable to the spun-off wireline business and the sold financial services division. In connection with the IRS audits of the Company’s consolidated federal income tax returns for the fiscal years 1997 through 2001, Alltel also recorded a foreign tax credit carryback benefit of $4.4 million. (See Note 2 for a further discussion of the reversal of income tax contingency reserves recorded in 2006 and 2004).

The net assets of the discontinued operations were as follows as of December 31:

(Millions)	2006	2005
Current assets	$4.3	$565.4

Property, plant and equipment, net	19.6	3,276.2
Goodwill and other intangible assets (a) (b)	25.9	2,984.6
Other assets	—	157.4

Non-current assets	45.5	6,418.2

Total assets related to discontinued operations	$49.8	$6,983.6

Current liabilities	$2.8	$492.5

Long-term debt	—	287.1
Deferred income taxes	—	718.6
Other liabilities	—	218.6

Non-current liabilities	—	1,224.3

Total liabilities related to discontinued operations	$2.8	$1,716.8

Notes:

(a)	At December 31, 2006, this amount consisted of goodwill ($3.7 million), cellular licenses ($21.5 million) and customer list ($0.7 million) related to the four Minnesota markets required to be divested.
(b)	At December 31, 2005, this amount included the fair value of licenses and customer lists related to the international operations and domestic markets to be divested acquired from Western Wireless. Because all of the assets acquired from Western Wireless that were classified as held for sale were disposed of by June 30, 2006, Alltel did not complete third party valuations to assign specific fair values to the identifiable intangible assets of the international operations and domestic markets to be divested. This amount also included goodwill of $1,247.9 million and other intangible assets of $317.7 million related to the wireline business.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Other Comprehensive Income (Loss):

Other comprehensive income (loss) consists of unrealized holding gains (losses) on investments in equity securities and foreign currency translation adjustments, net of reclassification adjustments for gains (losses) included in net income for the period. Other comprehensive income (loss) was as follows for the years ended December 31:

(Millions)	2006	2005	2004
Unrealized holding gains (losses) on investments:
Unrealized holding gains (losses) arising in the period	$23.4	$(126.7)	$116.9
Income tax expense (benefit)	8.2	(44.4)	36.2

	15.2	(82.3)	80.7

Reclassification adjustments for (gains) losses included in net income for the period	—	(75.8)	(0.7)
Income tax expense (benefit)	—	26.5	0.3

	—	(49.3)	(0.4)

Net unrealized gains (losses) in the period	23.4	(202.5)	116.2
Income tax expense (benefit)	8.2	(70.9)	35.9

	15.2	(131.6)	80.3

Foreign currency translation adjustment:
Translation adjustment for the period	(2.1)	(4.1)	(0.1)
Reclassification adjustments for losses included in net income for the period	4.9	0.8	—

	2.8	(3.3)	(0.1)

Other comprehensive income (loss) before tax	26.2	(205.8)	116.1
Income tax expense (benefit)	8.2	(70.9)	35.9

Other comprehensive income (loss)	$18.0	$(134.9)	$80.2

The components of accumulated other comprehensive income were as follows as of December 31:

(Millions)	2006	2005
Unrealized holding gains on investments	$37.5	$22.3
Foreign currency translation adjustment	—	(2.8)
Defined benefit pension plans	(25.8)	—
Other postretirement benefit plan	(2.2)	—

Accumulated other comprehensive income	$9.5	$19.5

The amounts included in the table above for the defined benefit pension plans and other postretirement benefit plan relate to Alltel’s initial application of SFAS No. 158, effective December 31, 2006, as further discussed in Note 9.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Commitments and Contingencies:

Litigation – Alltel is party to various legal proceedings arising from the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future consolidated results of operations, cash flows or financial condition of Alltel.

Lease Commitments – Minimum rental commitments for all non-cancelable operating leases, consisting principally of leases for cell site tower space, network facilities, real estate, office space and equipment were as follows as of December 31, 2006:

Year	(Millions)
2007	$189.0
2008	158.7
2009	122.2
2010	82.8
2011	49.4
Thereafter	180.4

Total	$782.5

Rental expense totaled $306.5 million in 2006, $213.5 million in 2005 and $178.7 million in 2004.

17. Agreement to Lease Cell Site Towers:

In 2000, Alltel signed a definitive agreement with American Tower Corporation (“American Tower”) to lease to American Tower certain of the Company’s cell site towers in exchange for cash paid in advance. Under terms of the fifteen-year lease agreement, American Tower assumed responsibility to manage, maintain and remarket the remaining space on the towers, while Alltel maintained ownership of the cell site facilities. Alltel is obligated to pay American Tower a monthly fee for management and maintenance services for the duration of the agreement amounting to $1,200 per tower per month, subject to escalation not to exceed five percent annually. American Tower has the option to purchase the towers for additional consideration totaling $42,844 per tower in cash or, at Alltel’s election, 769 shares of American Tower Class A common stock per tower at the end of the lease term. Upon completion of this transaction, the Company had leased 1,773 cell site towers to American Tower and received proceeds of $531.9 million. Proceeds from this leasing transaction were recorded by Alltel as deferred rental income and are recognized as service revenues on a straight-line basis over the fifteen-year lease term. Deferred rental income was as follows at December 31:

(Millions)	2006	2005
Deferred rental income—current (included in other current liabilities)	$35.5	$35.5
Deferred rental income—long-term (included in other liabilities)	301.7	337.2

Total deferred rental income	$337.2	$372.7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Quarterly Financial Information—(Unaudited):

	For the year ended December 31, 2006
(Millions, except per share amounts)	Total	4th	3rd	2nd	1st
Revenues and sales	$7,884.0	$2,088.2	$2,007.3	$1,945.2	$1,843.3
Operating income	$1,357.6	$363.8	$358.0	$343.8	$292.0
Income from continuing operations, net of tax	$823.7	$235.8	$165.3	$288.4	$134.2
Income (loss) from discontinued operations, net of tax	305.7	(19.9)	21.9	140.5	163.2

Net income	$1,129.4	$215.9	$187.2	$428.9	$297.4
Preferred dividends	0.1	—	0.1	—	—

Net income applicable to common shares	$1,129.3	$215.9	$187.1	$428.9	$297.4

Basic earnings per share:
Income from continuing operations	$2.15	$.63	$.43	$.74	$.35
Income (loss) from discontinued operations	.80	(.05)	.06	.36	.42

Net income	$2.95	$.58	$.49	$1.10	$.77

Diluted earnings per share:
Income from continuing operations	$2.14	$.63	$.43	$.74	$.35
Income (loss) from discontinued operations	.79	(.05)	.05	.36	.42

Net income	$2.93	$.58	$.48	$1.10	$.77

Notes to Quarterly Financial Information:

A.	During the fourth quarter of 2006, Alltel incurred $2.9 million of integration expenses related to its recent acquisitions of Midwest Wireless and wireless properties in Illinois, Texas and Virginia. These expenses primarily consisted of branding, signage and computer system conversion costs. These expenses decreased net income $1.8 million or less than $.01 per share. (See Note 10). During the fourth quarter of 2006, Alltel recorded a $37.5 million adjustment to its income tax liabilities including its contingency reserves to reflect the settlement with the IRS of all of the Company’s tax liabilities related to its consolidated federal income tax returns for the years 1997 through 2003. The effects of the adjustment to the income tax liabilities resulted in a decrease in income tax expense from continuing operations of $29.9 million, or $.08 per share, and a reduction in income tax expense from discontinued operations of $7.6 million, or $.02 per share. (See Note 2). Loss from discontinued operations included an impairment charge of $30.5 million to reflect the fair value less cost to sell of the four rural markets in Minnesota required to be divested. The effects of the impairment charge decreased income from discontinued operations $28.7 million, or $.07 per share. (See Note 14).

B.	During the third quarter of 2006, Alltel repurchased prior to maturity $1.0 billion of long-term debt and terminated a related interest swap agreement. In connection with the early termination of the debt and interest rate swap agreement, Alltel incurred net pretax termination fees of $23.0 million. Following the spin-off of the wireline business, Alltel completed a debt exchange in which the Company transferred to two investment banks certain debt securities received in the spin-off transaction in exchange for certain Alltel debt securities. In completing the tax-free debt exchange, Alltel incurred a loss of $27.5 million. These transactions decreased net income $38.8 million or $.10 per share in 2006. (See Note 12).

C.	During the second quarter of 2006, Alltel recorded a pretax gain of $176.6 million related to the liquidation of its investment in Rural Telephone Bank Class C stock. This transaction increased net income $107.6 million or $.28 per share in 2006. (See Note 12).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Quarterly Financial Information—(Unaudited), Continued:

D.	During the first quarter of 2006, Alltel incurred $10.8 million of integration expenses incurred in connection with Alltel’s acquisition of Western Wireless. The integration expenses primarily consisted of branding, signage and system conversion costs. These expenses decreased net income $6.6 million or $.02 per share. (See Note 10).

	For the year ended December 31, 2005
(Millions, except per share amounts)	Total	4th	3rd	2nd	1st
Revenues and sales	$6,572.5	$1,837.2	$1,793.0	$1,526.0	$1,416.3
Operating income	$1,134.2	$267.0	$338.7	$291.1	$237.4
Income from continuing operations, net of tax	$735.5	$117.8	$184.2	$259.9	$173.6
Income from discontinued operations, net of tax	603.3	144.8	176.9	142.2	139.4

Income before cumulative effect of accounting change	$1,338.8	$262.6	$361.1	$402.1	$313.0
Cumulative effect of accounting change, net of tax	(7.4)	(7.4)	—	—	—

Net income	$1,331.4	$255.2	$361.1	$402.1	$313.0
Preferred dividends	0.1	—	—	0.1	—

Net income applicable to common shares	$1,331.3	$255.2	$361.1	$402.0	$313.0

Basic earnings per share:
Income from continuing operations	$2.16	$.31	$.51	$.83	$.58
Income from discontinued operations	1.77	.37	.48	.45	.46
Cumulative effect of accounting change	(.02)	(.02)	—	—	—

Net income	$3.91	$.66	$.99	$1.28	$1.04

Diluted earnings per share:
Income from continuing operations	$2.14	$.31	$.50	$.82	$.57
Income from discontinued operations	1.75	.37	.48	.45	.46
Cumulative effect of accounting change	(.02)	(.02)	—	—	—

Net income	$3.87	$.66	$.98	$1.27	$1.03

E.	During the fourth quarter of 2005, Alltel recorded $8.7 million of integration expenses related to its acquisition of Western Wireless, purchase of wireless properties in Alabama and Georgia and the exchange of wireless properties with Cingular. These expenses decreased net income $5.2 million, or $.01 per share. (See Note 10). In the fourth quarter of 2005, Alltel adopted the measurement and recognition provisions of FIN 47 in accounting for conditional asset retirement obligations. The cumulative effect of this accounting change resulted in a one-time non-cash charge of $7.4 million, net of income tax benefit of $4.6 million, or $.02 per share. (See Note 2.)

F.	During the third quarter of 2005, the Company recorded an additional pretax gain of $30.5 million related to the exchange of three wireless partnership interests with Cingular. Alltel also incurred $14.3 million of integration expenses related to its acquisition of Western Wireless and exchange of wireless properties with Cingular. These transactions increased net income $9.9 million or $.03 per share. (See Notes 10 and 12).

G.

During the second quarter of 2005, in connection with the Company’s exchange of certain wireless assets with Cingular, Alltel recorded a pretax gain of $127.5 million. The Company also recorded a pretax gain of $75.8 million from the sale of all of its shares of Fidelity National common stock. In addition, the Company incurred net pretax termination fees of approximately $15.0 million in connection with the early termination

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Quarterly Financial Information—(Unaudited), Continued:

of $450.0 million of long-term debt and a related interest rate swap agreement. These transactions increased net income $118.0 million or $.37 per share (See Note 12).

H.	During the first quarter of 2005, the Company received a special cash dividend of $111.0 million on its investment in Fidelity National common stock. This transaction increased net income $69.8 million or $.20 per share. (See Note 11).

19. Subsequent Event:

Sale of Marketable Equity Securities – Through its merger with Western Wireless, Alltel acquired marketable equity securities. On January 24, 2007, Alltel completed the sale of these securities for $188.7 million in cash. The pretax gain from the sale of approximately $56.5 million will be included in Alltel’s first quarter 2007 consolidated results of operations.

COMPARATIVE STOCKHOLDER RETURN

Set forth below is a line graph showing a five-year comparison of cumulative total stockholder return on Common Stock; the Standard & Poor’s 500 Stock Index; and the Standard & Poor’s 500 Telecommunications Services Index, which consists of the following companies: Alltel Corporation, AT&T Inc., BellSouth Corporation, CenturyTel, Inc., Citizens Communications Corp., Embarq Corporation, Qwest Communications International Inc., Sprint Nextel Corporation, Verizon Communications Inc. and Windstream Corporation. The Standard and Poor’s 500 Index and the Standard and Poor’s 500 Telecommunications Services Index are market capitalization weighted indices.

        Total Return to Shareholders*

        (Includes reinvestment of dividends)

Comparison of Five-Year Cumulative Total Return

		ANNUAL RETURN PERCENTAGE Years Ending
Company / Index		2002	2003	2004	2005	2006
ALLTEL Corporation		-14.99	-5.82	29.67	10.06	18.53
S&P 500 Index		-22.10	28.68	10.88	4.91	15.79
S&P 500 Telecommunication Services		-34.11	7.08	19.85	-5.63	36.80

	Base Period 2001	INDEXED RETURNS
		Years Ending
Company / Index		2002	2003	2004	2005	2006
ALLTEL Corporation	100	85.01	80.07	103.82	114.27	135.45
S&P 500 Index	100	77.90	100.25	111.15	116.61	135.03
S&P 500 Telecommunication Services	100	65.89	70.56	84.57	79.81	109.18

Prepared by Standard & Poor’s

*	Assumes that $100 was invested on the last trading day of 2001 and that all dividends were reinvested, including proceeds of $11.89 per share, which was the per share value of the Windstream Corporation common stock received in connection with the July 17, 2006 spin-off of the wireline business.

Directors and Officers of Alltel Corporation

Directors	Officers
John R. Belk[2,4]	Joe T. Ford
President and Chief Operations Officer,	Chairman
Belk, Inc.,
Charlotte, North Carolina

Peter A. Bridgman[3,4]	Scott T. Ford
Senior Vice President and Controller,	President and Chief Executive Officer
PepsiCo, Inc.,
Purchase, New York

William H. Crown[2,3]	Kevin L. Beebe
President and Chief Executive Officer,	Group President–Operations
CC Industries, Inc.,
Chicago, Illinois

Joe T. Ford	Jeffrey H. Fox
Chairman,	Group President–Shared Services
Alltel Corporation

Scott T. Ford[1]	C.J. Duvall
President and Chief Executive Officer,	Executive Vice President–Human Resources
Alltel Corporation

Lawrence L. Gellerstedt, III[1,2]	Sharilyn S. Gasaway
President–Office/Multi-Family Division,	Executive Vice President–Chief Financial Officer
Cousins Properties, Inc.,
Atlanta, Georgia

Emon A. Mahony, Jr.[1]	Richard N. Massey
President,	Executive Vice President, General Counsel and Secretary
Mahony Corporation,
El Dorado, Arkansas

John P. McConnell[3,4]	Keith A. Kostuch
Chairman and Chief Executive Officer,	Senior Vice President—Strategic Planning
Worthington Industries, Inc.,
Columbus, Ohio

Josie C. Natori[2,4]	Sue P. Mosley
President and Chief Executive Officer,	Controller
The Natori Company,
New York, New York

John W. Stanton	John A. Ebner
Managing Director,	Treasurer
Trilogy Equity Partners,
Bellevue, Washington

Warren A. Stephens[1]
Chairman, President and Chief Executive Officer,
Stephens Inc.,
Little Rock, Arkansas

Ronald Townsend[1,3]
Communications Consultant,
Jacksonville, Florida

[1]	Executive Committee
[2]	Governance Committee
[3]	Audit Committee
[4]	Compensation Committee

Investor Information

Corporate Headquarters

Alltel Corporation

One Allied Drive

Little Rock, Arkansas 72202

www.alltel.com.

Investor Relations

Information requests from investors, security analysts and other members of the investment community should be addressed to:

Investor Relations Department

Alltel Corporation

One Allied Drive

Little Rock, Arkansas 72202

877.446.3628                             fax 501.905.5444

email address: alltel.investor.relations@alltel.com

Common Stock Price and Dividend Information

Ticker Symbol	AT
Newspaper Listing	Alltel

			Market Price			Dividend Declared
Year	Qtr.		High	Low	Close
2006	4th		$62.66	$52.83	$60.48	$.125
	3rd	(1)	$65.64	$52.34	$55.50	$.173	(2)
	2nd		$66.45	$59.32	$63.83	$.385
	1st		$67.96	$58.80	$64.75	$.385

2005	4th		$68.19	$58.00	$63.10	$.385
	3rd		$66.95	$60.45	$65.11	$.38
	2nd		$62.36	$54.82	$62.28	$.38
	1st		$59.85	$54.20	$54.85	$.38

(1)	On July 17, 2006, Alltel completed the spin-off of its wireline business. Alltel’s stock price was adjusted to reflect the spin-off beginning July 18, 2006.
(2)	Included a one-time dividend of $.048 related to the spin-off.

The common stock is listed and traded on the New York Stock Exchange. The above table reflects the range of high, low and closing prices as reported by Thomson Financial.

As of December 31, 2006, the approximate number of stockholders of common stock including an estimate for those holding shares in brokers’ accounts was 181,000.

Annual Review and Form 10-K Requests

The 2006 Annual Review and the Form 10-K Annual Report, which is filed with the Securities and Exchange Commission, are available electronically at www.alltel.com/investors.

Toll-free Investor Information Line

Call 877.4INFO.AT (877.446.3628) for an automatic connection to Alltel’s investor relations and shareholder services departments, recent news releases, stock quotes and answers to frequently asked questions.

Transfer Agent, Registrar and Dividend Agent

General questions about shareholder accounts, stock certificates, transfer of shares, dividend payments, dividend reinvestment or electronic deposit of dividends may be directed to:

Computershare Investor Services L.L.C.

250 Royal Street

Mail Stop 1A

Canton, MA 02021

Domestic: 1.888.243.5445

International 1.312.360.5126

Web: www.computershare.com/contactus

CEO/CFO Certifications

In accordance with NYSE listing standards, Alltel’s CEO certification required by Section 303A.12(a) of the NYSE Listed Company Manual has been filed with the NYSE. In addition, Alltel’s CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act are filed as exhibits to the Form 10-K Annual Report.

Latest News About Alltel

Stock quotes, charts graphing Alltel’s stock trading activity, financial reports, corporate governance information, SEC filings, recent news releases and company presentations are available at www.alltel.com/investors. Registered shareholders may also access their stock account by clicking on Shareholder Services at www.alltel.com/investors.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 15, 2007.

Vote by Internet

•     Log on to the Internet and go to www.investorvote.com

•     Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election Directors

	For	Withhold				For	Withhold		For	Withhold
01 - Scott T. Ford	☐	☐	02-Lawrence L. Gellerstedt, III			☐	☐	03-Emon A. Mahony, Jr.	☐	☐

	For	Withhold
04 - Ronald Townsend	☐	☐

			For	Against	Abstain
2. Ratification of Appointment of Independent Auditors			☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Receive Proxy Materials Electronically

Your email address can now help save the environment. Vote online and register for electronic communications with the eTree ® program and we’ll have a tree planted on your behalf. Electronic delivery saves Alltel a significant portion of the costs associated with printing and mailing annual meeting materials, and Alltel encourages stockholders to take advantage of the 24/7 access, quick delivery and reduced mail volume they will gain by consenting to electronic delivery. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. To sign up for electronic delivery and have a tree planted on your behalf, please provide your email address while voting online, or register at www.eTree.com/alltel.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Alltel

Notice of 2007 Annual Meeting of Stockholders

Tuesday, May 15, 2007

11:00 a.m. local time

Alltel Arena

Meeting Room 1B

One Alltel Way

(Washington Street Box Office Entrance)

North Little Rock, Arkansas

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 15, 2007.

The undersigned hereby appoints Scott T. Ford and Richard N. Massey, or either of them, with full power of substitution, as proxies to vote all of the undersigned’s shares of voting stock at the Annual Meeting of Stockholders on May 15, 2007, and at any adjournments thereof, in accordance with and as more fully described in the Notice of Annual Meeting and the Proxy Statement, receipt of which is acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.